        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2003

                                                     REGISTRATION NO. 333-104035



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT No. 2

                                       to

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             AVATECH SOLUTIONS, INC.

             (Exact name of registrant as specified in its charter)

          DELAWARE                         7372                   84-1035353
(State or Other Jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
    of Incorporation or        Classification Code Number)   Identification No.)
        Organization)

                              11403A Cronhill Drive
                          Owings Mills, Maryland 21117
                                 (410) 902-6900
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                             DONALD ("SCOTTY") WALSH
                             CHIEF EXECUTIVE OFFICER
                              11403A CRONHILL DRIVE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 902-6900
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                    COPY TO:

                               Christopher Olander
                 Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
                                One South Street
                                   27th Floor
                            Baltimore, Maryland 21202

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
   SECURITIES TO BE        AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
      REGISTERED            REGISTERED        COMMON SHARE             PRICE        REGISTRATION FEE
common stock, $0.01 par      2,320,247(1)        1.25(2)           2,900,308(3)         $ 234.63
 value per share

Series C Convertible           327,992           1.69             554,306.48            $  44.84
Preferred Stock, $0.01
Par value per share

Series C Convertible           500,000           2.50           1,250,000.00            $ 101.12
Preferred Stock, $0.01
Par value per share


(1) 120,247 shares are being offered for resale by selling shareholders of the registrant, 1,000,000 shares are issuable in merger and acquisition transactions in which registrant may engage in the future, 1,000,000 shares are issuable on the Conversion of our Series C Preferred Stock, and 200,000 shares are issuable under registrant's Restricted Stock Award Plan.


(2) Estimated solely for purposes of calculating the registration fee under Rule 457(c) and (g) under the Securities Act of 1933. The proposed maximum offering price per share is based on the last sale price of $1.25 per share of registrant's common stock reported on the OTC Bulletin Board on March 17, 2003.

(3) Of this amount, $1,400,308 relates to shares that may be offered for resale by selling shareholders of the registrant, $1,250,000 relates to shares that may be issued by the registrant in connection with merger and acquisition transactions, and $250,000 relates to shares that registrant may issue under its Restricted Stock Award Plan.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                    SUBJECT TO COMPLETION, DATED JUNE 4, 2003.


                                   PROSPECTUS

                             AVATECH SOLUTIONS, INC.

                        2,320,247 SHARES OF COMMON STOCK

             827,992 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK

Up to 120,247 shares of common stock covered by this Prospectus are being offered for sale by selling stockholders of Avatech, from time to time, at market prices prevailing at the time of the sale, at fixed prices in privately negotiated transactions, or otherwise. We are registering these shares to satisfy registration rights of the selling stockholders. We will receive none of the proceeds of the sale of these shares. The selling stockholders will receive all sale proceeds.


This Prospectus also covers up to 1,000,000 shares of our common stock that we may issue to shareholders of companies we acquire, by merger or otherwise, in the future, in privately negotiated transactions. Although part of the consideration in these transactions may consist of cash, we contemplate that the consideration received by the sellers of acquired companies will consist primarily of shares of our common stock. We will provide the specific terms of these transactions in supplements to this Prospectus.


We are offering up to 827,992 shares of our Series C Convertible Preferred Stock. We are offering up to 327,992 shares of Series C Convertible Preferred Stock at $1.69 per share. Each share of Series C Convertible Preferred Stock is entitled to receive a cumulative dividend in the amount of 10% per annum and is accompanied by the right to purchase an additional share of our Series C Convertible Preferred Stock at $2.50 per share, and we may sell up to 500,000 additional shares of Series C Convertible Preferred Stock in this manner. Each share may be converted into one share of common stock, also covered by this Prospectus, at the option of the preferred stockholder, by tendering the original purchase price of the preferred share. If all available shares of Series C Convertible Preferred Stock are sold, we will receive $1,804,306.48, which we intend to use for working capital.

This prospectus also covers 1,000,000 shares of our common stock which we may issue in the future on the conversion of our Series C Convertible Preferred Stock.


Up to 200,000 shares of Common Stock covered by this Prospectus may be issued under our Restricted Stock Award Plan.

You should read this Prospectus and any supplement carefully before you invest.


Our common stock is traded on the OTC Bulletin Board under the symbol "AVSO.OB." The last sale price on May 30, 2003 was $1.05 per share.


Investing in our securities involves risks. See "risk factors" beginning on page 2 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The Date of this Prospectus is _____, 2003

                                TABLE OF CONTENTS


Prospectus Summary.......................................................................................................1

Risk Factors.............................................................................................................2

A Warning About Forward-Looking Statements...............................................................................7

Market Price and Dividend Information....................................................................................7

Use of Proceeds..........................................................................................................8

Selling Stockholders.....................................................................................................9

Selected Financial and Other Data.......................................................................................10

Management's Discussion and Analysis of Financial Condition and Results of Operations...................................12

Changes in and Disagreements with Avatech's Accountants.................................................................23

Business................................................................................................................24
     Background.........................................................................................................24
     General............................................................................................................25
     Markets............................................................................................................26
     Solutions and Products.............................................................................................27
     Sales and Marketing................................................................................................28
     Customers..........................................................................................................28
     Competition........................................................................................................29
     Intellectual Property..............................................................................................29
     Employees..........................................................................................................30
     Properties.........................................................................................................30

Legal Proceedings.......................................................................................................31

Management..............................................................................................................31
     Directors and Executive Officers...................................................................................31
     Executive Compensation.............................................................................................32
     Certain Relationships and Related Transactions.....................................................................35

Security Ownership of Certain Beneficial Owners and Management..........................................................36

Plan of Distribution....................................................................................................37

Description of Securities...............................................................................................38

Summary of Avatech Solutions, Inc. Restricted Stock Award Plan..........................................................42

Tax Treatment of Shares Awarded under the Avatech Solutions, Inc. Restricted Stock Award Plan...........................43

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.....................................43

Legal Matters...........................................................................................................43

Experts.................................................................................................................44

Where You Can Find More Information.....................................................................................44

What Information You Should Rely On.....................................................................................44

Index to Financial Statements .......................................................................................F - 1

Annex A:  Avatech Solutions, Inc. Restricted Stock Award Plan........................................................A - 1

Annex B:  Certificate of Designation of Rights and Preferences of Series C Convertible Preferred Stock ..............B - 1

Annex C:  Preferred Stock Purchase Agreement.........................................................................C - 1

                               PROSPECTUS SUMMARY

          This summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. To understand the terms of the securities we are offering, you should carefully read this document with any attached Prospectus supplement. You should also read the documents to which we have referred you in "Where You Can Find More Information" below for additional information about our company and our financial statements.

Our Business

          Avatech Solutions is a leading provider of design automation and quality assurance solutions for the manufacturing, building design, civil engineering, and GIS markets. Headquartered at 11403A Cronhill Drive, Owings Mills, Maryland 21117, we specialize in software development, technical support, training and consulting aimed at improving design and documentation efficiencies and the seamless integration of workflow processes. These technology solutions enable our customers to enhance productivity, profitability, and competitive position. We are one of the largest Autodesk software integrators worldwide and a leading provider of engineering document management solutions. We are the developer of the award-winning PrescientQA(TM) quality assurance software and cycle time reduction products for the manufacturing supply chain. We sell this product line predominantly to the manufacturing industry with special focus on the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) markets.


          We have embarked on a revised growth strategy that focuses on providing comprehensive solutions to customers, and expanding our people resources, product offerings, and geographic "footprint." Historically, we have used our position as a leading Autodesk reseller to sell technical, professional, training, and consulting services ancillary to product sales. Our new strategy seeks to partner with major software vendors and service organizations to provide comprehensive solutions to major businesses, educational institutions, and government organizations. We expect to engage certain strategic partners to augment our internal resources until these initiatives have begun to achieve their targeted results, at which time we will begin a measured process of recruiting and hiring. Our portfolio of products and services will expand to include new relationships with other software manufacturers and additional service offerings. This diversification strategy and change in our business model is intended to match our product and service offerings more precisely with the enterprise needs of our customers.

          We have entered into an agreement with Dassault Systemes of France, a world leader in product lifecycle management (PLM) solutions, with more than 65,000 customers in 80 countries, to become a SmarTeam partner. Dassault's SmarTeam products are generally marketed in the United States through IBM and on every other continent through leading resellers. We are in the process of negotiating an agreement with IBM to become a certified IBM business partner for the resale of Dassault's SmarTeam suite of PLM products. In connection with our agreement with Dassault, Dassault agreed to make certain loans, and to reimburse us for certain expenses we expect to incur in developing the resources internally to support our PLM sales strategy.


          We will support geographic expansion by targeted mergers and acquisitions, the opening of new locations, and expanded international product distribution relationships.

Risk Factors

          Purchasers of our common stock should consider carefully, in addition to the other information contain in or incorporated by reference into this Prospectus or any supplement, the risk factors set forth in the Risk Factors section beginning on page 2.

Use of Proceeds

          We will not receive any proceeds from the sale of our common stock under this Prospectus by the selling stockholders identified under "Selling Stockholders" or from the issuance of shares under our Restricted Stock Award Plan. We will not receive cash proceeds from the issuance of shares to stockholders of companies we acquire by merger or otherwise, but will instead receive all of the capital stock or all of the assets of those companies in connection with acquisition and merger transactions.


          We will receive up to $1,804,306.48 in cash proceeds in the sale of our Series C Convertible Preferred Stock, which we intend to use as working capital. We will not receive cash proceeds from the issuance of shares of common stock on the conversion of our Series C Convertible Preferred Stock, but will be relieved of the obligation to pay the cumulative 10% per annum dividend on the Series C Convertible Preferred Stock.


Plan of Distribution


          The selling stockholders will sell shares covered by this Prospectus in open-market transactions effectuated on the OTC Bulletin Board or in privately negotiated transactions. Shares issued to stockholders of companies we acquire, by merger or otherwise, will be issued in private, negotiated merger or other form of acquisition transaction. We have no current plans, proposals or arrangements to enter into any specific merger or acquisition transactions. We will issue shares of Series C Convertible Preferred Stock in private transactions and we will issue shares of common stock on conversion of such preferred shares at the option of the holders or as soon as practicable after our common stock closes at or in excess of $6.76 per share for 60 consecutive trading days in on the NASDAQ national market system. In no event will we issue shares of common stock in exchange for our Series C Convertible Preferred Stock earlier than 120 days following the shareholder's purchase of the Series C Convertible Preferred Stock. We will issue shares under our Restricted Stock Award Plan directly to participating individuals. We currently plan to issue shares under this Plan to four of our senior officers.


                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE DETERMINING WHETHER OR NOT TO INVEST IN SHARES OF OUR COMMON STOCK.

We have a history of significant losses, expect to incur additional losses and may never achieve profitability.

          In five fiscal years of operation, we have reported a net profit only in the fiscal year ending June 30, 2001. We expect to incur net losses for the foreseeable future because our expected operating and marketing expenses will increase as we attempt to grow our business. With increased expenses, we will need to generate significant additional revenue to achieve profitability. As a result, we may never become profitable. Even if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

Increased costs resulting from our merger with PlanetCAD have reduced working capital and will continue to place strains on our liquidity in future periods.

          We have experienced a decline in working capital resulting from unexpectedly high costs incurred to complete the merger with PlanetCAD, in most cases, professional and printing costs substantially in excess of original estimates. The result has been a reduction in the amount of working capital that we have to fund current operations. Unless we raise additional capital or negotiate successfully with various service providers in the merger transaction to reduce fees and charges claimed by them, we will continue to experience working capital deficits that could have a materially adverse effect on our operations in future periods.

We have a limited operating history, which makes it difficult to evaluate our business and prospects.

          We began operations in 1997, with the merger of four founding companies. Since that time, we have acquired seven additional companies, all of which haven been operating together for less than four years. Management has been working to successfully integrate these businesses and their disparate operations, employees and management structures and personnel. These activities may adversely impact our business, financial condition and results of operations and may also delay the integration of companies to be acquired in the future. The limited history and continuing evolution of our operations makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by companies in their early stages of development. If we fail to address these risks and uncertainties, we may be unable to grow our business, increase our revenue, or become profitable.

Our cycle time reduction business line may never be successful.

          Our products and services to reduce cycle time for supply chain manufacturers are new and unproven and may never be successful. The success of this line of products and services, acquired as a result of our merger with PlanetCAD, depends on a number of factors. These factors include:

          . competition from other supply chain management software developers;

          . the size of information technology budgets for the purchase of our enterprise software solutions and services;

          .       confidence in our long-term strength as a service provider;

          . our ability to introduce and sell products such as SCS-Envoy to supply chain manufacturers of our existing customers;

          . our ability to differentiate the product SCS-Envoy from those of our competitors; and


          . our ability to continue to differentiate and support our Proof Positive line of products.


Failure of PLM software products and services to gain general market acceptance would damage our business since we expect to devote substantial resources to the implementation of a diversification strategy involving PLM software products.

          Although we believe that PLM software products and services represent a substantial new growth market, because of the way PLM radically enhances manufacturers' ability to bring quality products to market and enhance and manage them throughout their active lifecycle, there can be no assurance that PLM will gain widespread acceptance in the manufacturing sector or that, if it does, we will have the resources, financial and otherwise, to capitalize on the growing PLM market due to limited financial resources, competition, and other factors.


Our PLM reseller relationship with Dassault Systemes, if consummated, will require us to devote resources to market and sell a product that may not generate substantial revenue.

          We have entered into a letter of understanding with that Dassault contemplates that we will become a certified reseller of Dassault's PLM products and we intend to dedicate personnel and other resources to marketing and selling these products. If PLM products generally, or Dassault's PLM products specifically, do not gain acceptance in the manufacturing sector, we may not generate sufficient revenues to offset our costs.


Our inability to compete with competitors with superior resources may cause our revenues and stock price to decline significantly.

          The markets for our products and services are highly competitive, rapidly changing, and subject to constant technological innovation. Participants in these markets face constant pressure to accelerate the release of new products, enhance existing products, introduce new product features, and reduce prices. Most of our competitors or potential competitors have significantly greater financial, managerial, technical, and marketing resources than we do. Accordingly, we may be unable to compete effectively in our markets and as a result, our revenues and stock price may decline significantly.

Our products may contain undetected errors that could harm our sales and revenue and result in increased operating expenses and liabilities.

          Our business depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect new or current products and services or enhancements until after they are deployed. If we market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which could harm our current and future sales or result in expenses and liabilities that could reduce our operating results and adversely affect our financial condition and the market for our common stock. In the past, we have discovered software errors in some new products and enhancements after their introduction, and we may find errors in current or future new products or releases after commencement of commercial use.

Our inability to efficiently complete or integrate recent acquisitions or future strategic acquisitions, may divert management resources away from business operations and cause greater expenses and decreased revenues and sales.

          We may find it necessary or desirable to acquire additional complementary businesses, products or technologies. Integrating product acquisitions and completing any future acquisitions could cause significant diversions of management time and resources. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management's attention, and the potential loss of key employees or customers of acquired operations. We may not be able to effectively integrate any such acquisitions, and our failure to do so could result in significant expenses and lost revenue.

If we are unable to protect our proprietary rights, our ability to compete will suffer.

          Our proprietary technologies are important to our success and ability to compete in our cycle time reduction line of business. We rely, to some extent, on trade secret and copyright laws to protect certain proprietary technologies, but our efforts may be inadequate to protect these proprietary rights. Further, effective trade secret and copyright protection may not be available in all foreign countries. The unauthorized misappropriation of our technology could have a material adverse effect on our ability to compete. In addition, if we were to resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

We may inadvertently infringe on third party proprietary rights, which could result in costly litigation, reduced sales and revenue and a decline in the price of our stock.

          We also may be subject to claims alleging that we have infringed third party proprietary rights. Litigating such claims, whether meritorious or not, is costly. The expenditure of such costs, and the accompanying diversion of management time to such litigation, may cause a decrease in attention to sales and product development and a corresponding decrease in revenue. These claims might require us to enter into royalty or license agreements with terms unfavorable to us. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products, or redesign or discontinue such products, any of which could materially reduce our sales and revenue and cause a decline in the market price for our common stock.

Our certificate of incorporation, bylaws, and anti-takeover protections could delay or prevent an acquisition or sale of Avatech and thus, prevent the stockholders from receiving any potential benefit from an offer to acquire Avatech.

          Our charter and bylaws, resulting from our merger with PlanetCAD, as well as the General Corporation Law of the State of Delaware, may deter, discourage, or make more difficult a change in control, even if such a change in control would benefit our stockholders. As a result, stockholders may be unable to receive any economic or other benefit contained in any proposal. In particular, the board of directors may issue preferred stock having such designations, rights, and preferences as they determine; only stockholders owning not less than two-thirds of the outstanding shares may call special meetings of stockholders; advance notice is required for presentation of new business and nominations of directors at meetings of stockholders; and our bylaws may be amended only by the board of directors or by the holders of two-thirds of the outstanding voting stock.

          In addition, under our stockholder rights plan, in general, if a person or group acquires more than 15% of the outstanding shares of common stock, all of our other stockholders would have the right to purchase securities from us at a discount to such securities' fair market value, thus causing substantial dilution to the holdings of that acquiring person or group. Finally, under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of our capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction.

The high volatility of our stock price could materially and adversely affect the price of our stock.

          The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include:

          .       fluctuations in sales or operating results;

          . announcements of technological innovations or new software standards by us or our competitors;

          .       published reports of securities analysts;

          .       developments in patent or other proprietary rights;

          . changes in our relationships with development partners and other strategic alliance partners; and

          . general market conditions, especially regarding the general performance of comparable technology stocks.

Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

General economic conditions may reduce our net revenues and harm our business.

          As our business has grown, we have become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. Because of the recent slowdown in the U.S. economy, many customers are delaying or reducing technology purchases. The impact of this slowdown is difficult to predict, but it may result in reductions in sales of our products and services, longer sales cycles, slower adoption of new technologies, and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our customers, who could in turn delay paying their obligations to us, which would increase our credit risk exposure. Any of these events would likely harm our business, results of operations, and financial condition.

Our operating results fluctuate from quarter to quarter, making our future revenues and operating results difficult to predict.

          Our quarterly operating results have fluctuated in the past and are likely to do so in the future. Some of the factors that could cause our operating results to fluctuate include, among other things, the timing of the introduction of new products or delays in product releases by our major software vendors such as Autodesk, changes in marketing or operating expenses, changes in a major software vendor's pricing or product mix, changes in compensation practices, the timing of large solution sales or implementation, and general economic conditions. Additionally, our operating expenses are based in part on our expectations for future revenues and are relatively fixed in the short term. Accordingly, any revenue shortfall below expectations could have an immediate and significant adverse effect on our profitability.

If we are unable to raise additional capital on favorable terms, our ability to fund growth and otherwise operate our business will be significantly limited.

          We need to raise additional capital to fund operating losses, develop and enhance our services and products, fund expansion, respond to competitive pressures, or acquire complementary businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences, or privileges senior to those of our common stock. If we cannot raise adequate funds on acceptable terms, our ability to fund growth, take advantage of business opportunities, develop or enhance services or products, or otherwise respond to competitive pressures will be significantly limited. Insufficient funds may require us to scale-back or eliminate some or all of our plans for growth.

Competition in the design software market may reduce our net revenues and profits.

          The software industry has limited barriers to entry, and the availability of desktop computers with continually expanding capacity at progressively lower prices contributes to the ease of competitive market entry. The design software market in particular is fairly mature and characterized by vigorous competition in each of the vertical markets in which we compete, both by entry of competitors with innovative technologies and by consolidation of companies with complementary products and technologies. In addition, some of our competitors have greater financial, technical, sales and marketing, and other resources. Furthermore, the availability of third-party application software is a competitive factor within the computer aided design market. Because of these and other factors, competitive conditions in the industry are likely to intensify in the future. Increased competition could result in price reductions, reduced net revenues and profit margins, and loss of market share, any of which would likely harm our business.

Our reliance on the sale of a single software vendor's products could decrease our revenues and our profitability.

          We derive over 90% of our net revenues from the sale and integration of Autodesk products and from providing upgrades to those products. As such, if sales of Autodesk products and upgrades decrease, our revenues will decrease, which will adversely affect our profitability.

If our relationship with Autodesk is not renewed each year, our revenues would significantly decrease and such decrease would jeopardize our viability.

          Our continued growth and future success are largely dependent upon maintaining our relationship with Autodesk. While our current relationship with Autodesk is amicable, there can be no assurance that this relationship will continue. Under the terms of the Autodesk Channel Partner Agreement, this relationship must be renewed each year. Since over 90% of our revenues are attributable to the resale of Autodesk products, Autodesk's failure to renew its relationship with us would significantly decrease our sales, revenues and overall financial condition, which would jeopardize our viability.


          We may have sold unregistered shares of Series C Convertible Preferred Stock without qualifying for an exemption from registration.

          We sold shares of the Series C Convertible Preferred Stock to accredited investors after filing the registration statement of which this Prospectus forms a part, claiming the exemption from registration for such sales provided by Section 4(2) of the Securities Act of 1933, as amended, for offers and sales "not involving a public offering." It is the view of the Securities and Exchange Commission that the initial filing of this registration statement, registering future offers to sell common stock by the purchasers of our Series C Convertible Preferred Stock, constitutes a public offering of the underlying common stock, and our offers to sell Series C Convertible Preferred Stock "involve" offers to resell the underlying common stock. As a result, it is the view of the Securities and Exchange Commission that the offers and sales of the Series C Convertible Preferred Stock made after March 26, 2003 may not have been exempt from registration under Section 4(2) because filing the registration statement constituted a "public offering" of the underlying common stock "involving" our offers to sell Series C Convertible Preferred Stock.

          If the offering were not exempt, we would have a contingent liability to purchasers of the Preferred Stock for rescission of their purchases. If any such purchaser demanded rescission of his purchase of Preferred Stock, we could be liable for the purchase price of the Preferred Stock, plus interest at the statutory rate, in exchange for the shares subject to such a rescission transaction. We have made offers to each such purchaser to rescind his or her purchase of shares of the Series C Convertible Preferred Stock, and each such purchaser has declined to rescind his purchase. Under federal law, an investor cannot "waive" his rights under the Securities Act of 1933; under the laws of most states, an offer to rescind a purchase of securities bars an action agains the issuer of the securities for rescission. In view of our offer to rescind, and in view of the fact that the ten purchasers of shares of our Series C Convertible Preferred Stock are either directors, family members, or close business or personal associates of members of our management, we do not believe we will face liability to these individuals with regard to our of sales of Series C Convertible Preferred Stock for which an exemption may not have been available.


Any acquisition we make could disrupt our business and harm our financial condition and operations.

          In an effort to effectively compete in the design automation solutions market where increasing competition and industry consolidation prevail, we may acquire complementary businesses in the future. In the event of any future acquisitions, we could:

          . issue additional stock that would dilute our current shareholders' percentage ownership;

          .       incur debt and assume liabilities;

          . incur amortization expenses related to goodwill and other intangible assets; or

          .       incur large and immediate write-offs.

We may not be able to successfully expand through strategic acquisitions, which could decrease our profitability.

          A key element of our strategy is to pursue strategic acquisitions that either expand or complement our business, in order to increase revenues. We may not be able to identify additional attractive acquisition candidates on terms favorable to us or in a timely manner. We may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to us, if at all. Moreover, we may not be able to successfully integrate any acquired businesses into our business or to operate any acquired businesses profitably. Each of these factors may contribute to our inability to successfully expand through strategic acquisitions, which could ultimately result in increased costs without a corresponding increase in revenues, which would result in decreased profitability.

Our future success depends upon our ability to hire key personnel.

          Our operations are dependent upon the efforts of senior management and highly skilled employees. We will likely also be dependent on the senior management of companies that may be acquired in the future. The loss of key employees or the inability to recruit new employees would negatively impact our business. In addition, we may experience increased compensation costs to attract and retain skilled personnel.

Recipients of Common Stock under our Restricted Stock Award Plan will recognize taxable income for Federal income tax purposes on each "vesting date" under their restricted stock grant.

          Recipients of restricted stock under our Restricted Stock Award Plan will be deemed to have received income as to "vested shares" equal to the sum obtained by multiplying the fair market value of our common stock on the vesting date by the number of vested shares, and will be required to pay income taxes on that amount. Alternatively, recipients can make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in which case, as to vested as well as unvested shares, recipients will be taxed on the fair market value of all shares received as of the date of issuance.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

          We have made forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations. Also, statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. Purchasers of shares offered hereby should note that many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect our future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this Prospectus include, among others, the factors set forth under the caption "Risk Factors," general economic, business and market conditions, changes in laws, and increased competitive pressure in the CAD, CAM, CAE, GIS, customer management, and product support industries.

                      MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE DATA


          Prior to our merger with PlanetCAD, PlanetCAD's common stock was listed on the American Stock Exchange under the symbol "PCD". Since the date of the merger, our common stock has been trading on the OTC Bulletin Board under the symbol "AVSO.OB". The following table indicates the high and low sales prices per share, rounded to the nearest whole cent, reported by the American Stock Exchange, for the periods indicated prior to November 20, 2002 and as available through the OTC market for the periods indicated since that date. The OTC quotations represent prices between dealers and do not reflect the retailer markups, markdowns or commissions, and may not represent actual transactions. All prices shown have been restated to reflect the one-for-twenty reverse stock split that occurred on October 22, 2002, and the high and low prices shown for the period from November 20, 2002 through March 7, 2003 are for the period after the reverse stock split.

PERIOD                                                       HIGH        LOW
-------------------------------------------------------------------------------
  2000

First Quarter......................................       $  240.00*   $  77.60*
Second Quarter.....................................          160.00*      62.60*
Third Quarter......................................           88.80*      35.00*
Fourth Quarter.....................................           65.00*      10.00*

  2001
First Quarter......................................       $   27.60*   $   6.00*
Second Quarter.....................................           15.00*       8.00*
Third Quarter......................................           11.00*       3.00*
Fourth Quarter.....................................            4.80*       2.00*

  2002

First Quarter......................................       $    4.40*   $   3.40*
Second Quarter.....................................            8.60*       3.40*
Third Quarter......................................            8.60*       4.80*

Period from November 20, 2002 through March 7, 2003
 OTC Bulletin Board................................       $    1.95    $   0.25

* These figures have been multiplied by twenty to adjust for the 1 for 20 reverse stock split occurring on October 22, 2002.

RECENT CLOSING PRICES


          On May 30, 2003, the closing price for our common stock on the OTC Bulletin Board, as reported by the Reuters, was $1.05.


DIVIDEND INFORMATION

          We have never paid any cash dividends on our common stock and we anticipate that we will continue to retain any earnings for the foreseeable future for use in the expansion and operation of our business.

NUMBER OF STOCKHOLDERS

          As of January 31, 2003, there were 219 holders of record of our common stock.



                                 USE OF PROCEEDS

          Proceeds from the sale of shares owned by the Selling Stockholders will be received by such stockholders and we will receive none of those proceeds.

          We will receive no proceeds from the issuance of shares under our Restricted Stock Award Plan.

          In exchange for the issuance of shares of our common stock to the shareholders or owners of companies we acquire, by merger or otherwise, we expect to receive all of the issued and outstanding shares of capital stock of those companies, or all or substantially all, of their assets, business, and properties.


          We will not receive cash proceeds from our issue of common stock on the conversion of our Series C Convertible Preferred Stock, but we will be relieved of the obligation to pay the cumulative 10% per annum dividend on the Series C Convertible Preferred Stock.

         We will receive up to $1,804,306.48 in cash proceeds in the sale of our Series C Convertible Preferred Stock, which we intend to use for working capital.

                              SELLING STOCKHOLDERS

          The following shows the name, address, and number of shares of our common stock owned by the Selling Stockholders who may sell shares covered by this Prospectus (these owners acquired common stock upon the automatic conversion of Series B Preferred Stock at the time of our merger with PlanetCAD.



          Name and Address                                                    Number of Shares
          ----------------                                                    ----------------
          Capstone Ventures SBIC, L.P./(1)/                                        30,497
          3000 Sand Hill Road
          Building 1, Suite 290
          Menlo Park, CA 94025

          The Roser Partnershp III, SBIC, L.P./(2)/                                26,141
          1105 Spruce Street
          Boulder, CO 80302

          J.F. Shea Co., Inc. as Nominee/(3)/                                      20,041
          2000-25
          655 Brea Canyon Road
          Walnut, CA 91789

          Cypress Growth Fund III, L.P./(4)/                                       17,427
          300 Sand Hill Road
          Building 1, Suite 140
          Menlo Park, CA 94025

          Dassault Systemes                                                        17,427
          9 Quai Marcel Dassault
          9/150 Suresnes
          France

          Dolphin Offshore Partners, L.P./(5)/                                      8,714
          129 E. 17/th/ Street
          New York, NY 10003

             TOTAL:                                                               120,247
                                                                                  -------






1. Eugene J. Fischer, a member of our Board of Directors, is the president and general partner of Capstone Ventures SBIC, L.P and shares voting and dispositive power of the shares held by Capstone with Barbera L. Santry. Before Capstone received the Series B Convertible Preferred Stock, Mr. Fischer was the beneficial owner of 45,101 shares of our capital stock. As of the date of this Prospectus, Mr. Fischer was the beneficial owner of 75,598 shares of our common stock, being 2.55% of our outstanding shares of common stock. This total includes the 30,497 shares of our common stock received by Capstone upon conversion of our Series B Convertible Preferred Stock and 19,630 shares of common stock issuable upon exercise of outstanding warrants held by Capstone.






2. Christopher W. Roser and James L.D. Roser are the Managers of Roser Ventures SBIC, LLC, the general partner of the Roser Partnership III, SBIC, L.P., and share voting and dispositive power of the shares held by the Roser Partnership III, SBIC, L.P.

3. J.F. Shea & Co. is acting as Nominee for Shea Ventures LLC, which has five managers, John Shea, Edmund Shea, Peter Shea, Gilbert Shea, and Ronald Lakey, who share voting and dispositive power over our Series B Convertible Preferred Stock.

4. Jay Friedrichs and Walter F. Baumgartner share voting and dispositive power of the shares held by the Cypress Growth Fund III, L.P.

5. Peter Salas has voting and dispositive power over the shares held by Dolphin Offshore Partners, L.P.





                        SELECTED FINANCIAL AND OTHER DATA


          The following selected historical annual consolidated financial data is derived from our audited financial statements as of and for the five years ended June 30, 2002. The financial data for the nine-month periods ended March 31, 2002 and 2003 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2003. The following consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this Registration Statement.






                                                                                         Nine Months Ended
                                                                                              March 31,
                                                                                              --------
STATEMENT OF OPERATIONS DATA:                                                           2003             2002
Revenue:
   Product sales                                                                  $     10,636,059  $    14,806,538
   Service revenues                                                                      4,856,978        4,606,581
   Commission revenue                                                                    3,460,346        3,813,865
                                                                                  ---------------------------------
Total revenue                                                                           18,953,383       23,226,984

Cost of revenue:
   Cost of product sales                                                                 6,960,633        9,746,843
   Cost of service revenue                                                               3,230,621        3,227,757
                                                                                  ---------------------------------
Total cost of revenue                                                                   10,191,254       12,974,600

Gross margin                                                                             8,762,129       10,252,384

Other expenses:
   Selling, general and administrative                                                   9,908,439        9,476,243
   Depreciation and amortization                                                           483,734          503,472
   Impairment loss                                                                              --          283,000
   Acquired in-process research and development                                            282,000               --
                                                                                  ---------------------------------
Total other expenses                                                                    10,674,173       10,262,715

                                                                                  ----------------  ---------------
Loss from operations                                                                    (1,912,044)         (10,331)

                                                                                  ----------------  ---------------
Other income/(expense)
   Gain on the extinguishment of debt                                                    1,960,646               --
   Interest and other income                                                                42,683           47,699
   Minority interest                                                                       (56,016)              --
   Interest expense                                                                       (221,349)        (348,416)
                                                                                  ---------------------------------
                                                                                         1,725,964         (300,717)

                                                                                  ----------------  ---------------
Loss before income taxes                                                                  (186,080)        (311,048)
Income tax expense                                                                         400,365           40,000
                                                                                  ---------------------------------
Net loss                                                                          $       (586,445) $      (351,048)
                                                                                  =================================

Earnings (loss) per common share - basic and diluted                              $          (0.23) $         (0.16)
                                                                                  =================================

Weighted average number of common shares outstanding - basic and diluted                 2,579,714        2,220,670
                                                                                  =================================

                                                                    Year Ended June 30,
STATEMENT OF OPERATIONS                                             -------------------
 DATA:                                         2002          2001           2000          1999           1998
-------------------------------------------------------------------------------------------------------------------
Revenue:
   Product sales                            $ 18,486,676   $ 20,490,029  $ 22,436,739   $ 26,668,743   $ 23,968,375
   Service revenues                            6,482,160      6,049,275     7,519,169      6,871,010      5,936,998
   Commission revenue                          4,843,751      4,332,174     3,199,443      3,432,413      1,981,224
                                            -----------------------------------------------------------------------
Total revenue                                 29,812,587     30,871,478    33,155,351     36,972,166     31,886,597

Cost of revenue:
   Cost of product sales                      12,464,965     14,249,470    16,228,849     19,664,861     17,426,413
   Cost of service revenue                     3,773,041      3,813,635     4,664,518      4,980,225      3,315,193
                                            -----------------------------------------------------------------------
Total cost of revenue                         16,238,006     18,063,105    20,893,367     24,645,086     20,741,606

Gross margin                                  13,574,581     12,808,373    12,261,984     12,327,080     11,144,991

Other expenses:
   Selling, general and administrative        12,806,324     11,519,199    12,919,902     12,940,965     10,688,583
   Depreciation and amortization                 589,306        694,503       692,180        736,196        586,646
   Impairment loss                               285,374             --            --             --             --
   Acquired in-process research and
    development                                       --             --            --             --             --
                                            -----------------------------------------------------------------------
Total other expenses                          13,681,004     12,213,702    13,612,082     13,677,161     11,275,229
                                            ------------   ------------  ------------   ------------   ------------

Income/(loss) from operations                   (106,423)       594,671    (1,350,098)    (1,350,081)      (130,238)

Other income/(expense)
   Gain on the extinguishment of debt                 --             --            --             --             --
   Interest and other income/ (expense)           61,510         61,488      (61,819)       (18,703)         31,996
   Minority interest                                  --             --            --             --             --
   Interest expense                             (487,582)      (553,823)     (641,320)      (484,932)      (234,318)
                                            -----------------------------------------------------------------------
                                                (426,072)      (492,335)     (703,139)      (503,635)      (202,322)

                                            ------------   ------------  ------------   ------------   ------------
Income (loss) before income taxes               (532,495)       102,336    (2,053,237)    (1,853,716)      (332,560)
Income tax expense (benefit)                    (285,000)        13,000            --             --         22,049
                                            -----------------------------------------------------------------------
Net income (loss)                           $   (247,495)  $     89,336  $ (2,053,237)  $ (1,853,716)  $   (354,609)
                                            =======================================================================

Earnings (loss) per common share -
  basic and diluted                         $      (0.11)  $       0.04  $      (0.91)  $      (0.83)  $      (0.17)
                                            =======================================================================

Weighted average number of common
  shares outstanding - basic and diluted       2,224,993      2,220,856     2,251,402      2,236,711      2,028,981
                                            =======================================================================



                                                                            As of June 30,
                                     As of       ------------------------------------------------------------------
BALANCE SHEET DATA:              March 31, 2003       2002         2001          2000         1999         1998
                                 --------------  ------------------------------------------------------------------

                                  (unaudited)
Cash and cash equivalents              $ 792,524    $ 222,562     $ 309,621    $ 423,307  $ 1,198,675     $ 900,461
Working capital                      (3,183,390)  (1,615,747)   (3,927,450)  (1,257,780)      157,394     (959,977)
Total assets                           7,760,443    7,108,413     8,377,015    7,920,247    9,827,994     8,648,728
Total debt                             3,017,368    5,980,013     6,480,880    5,750,883    6,492,239     3,205,274
Total stockholders' deficiency       (3,039,307)  (3,737,862)   (3,424,838)  (3,427,041)  (1,609,640)     (132,431)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AVATECH SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.



Certain statements set forth below constitute "forward-looking statements". Such forward-looking statements involve known and unknown risk, uncertainties and other factors including, but not limited to, those discussed in our annual and quarterly reports, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements implied by such forward-looking statements. Given these uncertainties, investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update information contained in any forward-looking statement.

OVERVIEW

Avatech Solutions is a leading provider of design automation and quality assurance solutions for the manufacturing, building design, civil engineering and GIS markets. We specialize in software development, technical support, training and consulting aimed at improving design and documentation efficiencies and the seamless integration of workflow processes. These technology solutions enable our customers to enhance productivity, profitability and competitive position. We are one of the largest Autodesk software integrators worldwide and a leading provider of engineering document management solutions. Additionally, we are the developer of the award-winning PrescientQA(TM) quality assurance software and cycle time reduction products for the manufacturing supply chain. We sell this product line predominantly to the manufacturing industry with special focus on the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) markets.

We have embarked on a revised growth strategy that focuses on providing comprehensive solutions to customers, and expanding our people resources, product offerings, and geographic "footprint." Historically, we have used our position as a leading Autodesk reseller to sell technical, professional, training, and consulting services ancillary to product sales. Our new strategy seeks to partner with major software vendors and service organizations to provide comprehensive solutions to major businesses, educational institutions, and government organizations. We expect to engage certain strategic partners to augment our internal resources until these initiatives have begun to achieve their targeted results, at which time we will begin a measured process of recruiting and hiring. Our portfolio of products and services will expand to include new relationships with other software manufacturers and additional service offerings. This diversification strategy and change in our business model is intended to match our product and service offerings more precisely with the enterprise needs of our customers.

We have entered into an agreement with Dassault Systemes of France, a world leader in product lifecycle management (PLM) solutions, with more than 65,000 customers in 80 countries, to become a SmarTeam partner. Dassault's SmarTeam products are generally marketed in the United States through IBM and on every other continent through leading resellers. We are in the process of negotiating an agreement with IBM to become a certified IBM business partner for the resale of Dassault's SmarTeam suite of PLM products. In connection with our agreement with Dassault, Dassault agreed to make certain loans, and to reimburse us for certain expenses we expect to incur in developing the resources internally to support our PLM sales strategy.

Product Sales

Our product sales are primarily the resale of packaged design software programs that are installed on a user workstation, on a local area network server, or in a hosted environment. The programs perform and support a wide variety of functions related to design, modeling, drafting, mapping, rendering, and facilities management tasks. We are the largest domestic reseller of design software developed by Autodesk, one of the world's leading design software and digital content companies for building design and land development, manufacturing, utilities, telecommunications, wireless data services and digital media. Approximately 90% of our total product revenues are related to Autodesk products.

Product sales also include hardware that we may purchase for the convenience of its customers. During fiscal 1999, we made a strategic decision to de-emphasize the resale of hardware products as the future profit margins for these offerings were deteriorating. Product hardware sales do not represent a significant percentage of our total revenues in any of the periods presented.

As a result of the merger with PlanetCAD, we offer proprietary software products through its distribution channel. Our enterprise software products include ProofPositive and the new SCS|Envoy(TM) supply chain solution software. ProofPositive is quality assurance software that detects, assesses, corrects, and even prevents product development problems caused by modeling practices that are inaccurate, incomplete, inconsistent, or all three. These problems, generally undetected, account for approximately 45% of the engineering change orders in a typical organization. ProofPositive is the only quality assurance solution that works with Autodesk Inventor(R), with a single reporting and configuration system.

Service Revenue

We provide services in the form of training, technical support, and professional services. Product and process education classes are offered at our training facilities or directly at a customer site. Our class instructors are application engineers who have formal training or industry experience in the course content. Technical support services are provided primarily through our telephone support center located in Omaha, Nebraska. Through its staff of full time consultants, we provide assistance to customers making inquiries concerning software products that we sell. Professional services are project-focused offerings that are fulfilled primarily with our own application engineers and programmers and can include software customization, data migration, computer aided design standards consulting, workflow analysis, and implementation assistance for complex software products.

Commission Revenue

We generate sales from the resale of Autodesk software to various customers of which a portion are considered major accounts. Autodesk considers certain customers to be major accounts based on specified criteria, primarily sales volume. These customers typically receive certain volume discounts. We are responsible for managing and reselling product to certain of these accounts; however, the software product is shipped directly from Autodesk to the customer. We have received commissions ranging from 17% to 26% on the product sales price depending upon the product type and volume. Commission revenues are recognized upon shipment of the product from Autodesk to the customer.

Cost of Product Sales

Cost of product sales consists of our cost of purchasing the products we sell from the software suppliers or hardware manufacturers. Additionally, the associated shipping and handling costs are included in cost of product sales.

Cost of Service Revenue

Cost of service revenue includes the direct costs associated with the implementation of software and hardware solutions as well as training, support services, and professional services. These costs consist primarily of compensation, benefits, travel and the costs of third-party contractors we engage. Cost of service revenue does not include an allocation of overhead costs.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of compensation and other expenses associated with management, finance, human resources and information systems. Additionally, advertising and public relations expense as well as expenses for facilities such as rent and utilities are included in selling, general and administrative expense.

Depreciation and Amortization Expense

Depreciation and amortization expense represents the period costs associated with our investment in property and equipment, consisting principally of computer equipment, software, furniture and fixtures, and leasehold improvements. Depreciation and amortization expense is computed using the straight-line method. Additionally, we lease all of our facilities and depreciate leasehold improvements over the lesser of the lease term or the useful life of the asset.

Goodwill is the excess of the purchase price paid over the value of the identifiable net assets acquired in purchase business combinations and was being amortized over the expected period of benefit, primarily 15 years. As of July 1, 2002, we no longer amortize this goodwill, but rather make annual assessments of impairment.



We amortize acquired intangible assets with definite lives over their estimated useful life. These assets consist principally of technology acquired in the acquisition of PlanetCAD, which is amortized over useful lives ranging from 4 to 6 years.

Interest Expense

Interest expense consists primarily of interest on our revolving line-of-credit and subordinated debt, which we incurred to fund operations over the past three years.

Critical Accounting Policies

General. Our consolidated financial statements are impacted by the accounting policies we use and the estimates and assumptions made by management during their preparation. Critical accounting policies and estimates that impact our consolidated financial statements are those that relate to software revenue recognition, estimates of bad debts, and estimates of the recoverability of goodwill. A summary of the significant accounting policies can be found in the Notes to the Consolidated Financial Statements. Presented below is a description of the accounting policies that we believe are most critical to understanding the consolidated financial statements.

Software Revenue Recognition. We derive most of our revenue from the resale of packaged software products. Product sales also include hardware that may be purchased for the convenience of customers. Historically, we have not experienced significant customer returns. We also earn service revenue from training and other professional services for the products that are sold. These services are not essential to the functionality of the software. Additionally, we offer annual support contracts to its customers for the software products that we sell. Maintenance and support services are also sold under hourly billing arrangements.

Revenue from software arrangements is recognized in accordance with the provisions of AICPA Statement of Position No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Prior to recognizing any revenue under these arrangements, (1) persuasive evidence of an arrangement must exist, (2) delivery of the software or service must have occurred, (3) all fees must be assessed as fixed or determinable and (4) all fees must be probable of collection. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

Our customer arrangements can involve the sale of two or more elements. When this occurs, revenue is allocated to each element based on the relative fair value of each element. We limit the assessment of fair value to the price that is charged when the element is sold separately. All of the elements included in the multiple element arrangements have been analyzed, which may include products that are resold, training and other professional services, and support services. We have determined that sufficient evidence of the fair value based on these separate sales exists to allocate revenue to the specified elements. Training and other professional services revenue is recognized as services are delivered and support revenue is recognized ratably over the respective contract term. All unrecognized fees that have been billed are included in deferred revenue.

Bad Debts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to pay for products and services that are sold or for disputes that affect our ability to fully collect our accounts receivable. We estimate this allowance by reviewing the status of past-due accounts and recording general reserves based on historical bad debt expense. Our actual experience has not varied significantly from our estimates. However, if the financial condition of our customers were to deteriorate, resulting in their inability to pay for products or services, we may need to record additional allowances in future periods. To mitigate this risk, we perform ongoing credit evaluations of our customers.

Recoverability of Goodwill. We have remaining goodwill of $0.75 million at March 31, 2003 that was recorded in connection with two business combinations that were completed in 1998. As of July 1, 2002, we adopted Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Under the new rules, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with the Statement. Accordingly, we no longer amortize this goodwill, but rather make annual assessments of impairments. During the second quarter of fiscal 2003, we completed phase one of the transitional impairment tests required by Statement 142. We will complete phase two of the transitional impairment tests before the end of fiscal year 2003 at which time any impairment charge for the goodwill will be recorded as of July 1, 2002. Currently, we believe that the Company is likely to have an impairment charge for one of its reporting units, which will approximate $400,000 to $600,000. In the future, we will be making impairment tests during the fourth quarter of each year. In making these assessments, we must make subjective judgments regarding estimated future cash flows and other factors to determine the fair value of the reporting units of its business that are associated with its remaining goodwill. It is possible that these judgments may change over time as market conditions or strategies change, and these changes may cause us to record additional impairment charges to adjust goodwill to its estimated fair value.

Effect of Recent Accounting Pronouncements

As of July 1, 2002, we adopted Financial Accounting Standards Board Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement 144"). Statement 144 supersedes and serves to clarify and further define the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of.

Statement 144 does not apply to goodwill and other intangible assets that are not amortized, and retains our current policy to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted future cash flows and to measure the impairment loss as the difference between the carrying amount and the fair value of the asset.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (Statement
145). Among other changes, Statement 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and classified as an extraordinary item, net of the related tax effect. Statement 145 provides that gains and losses from extinguishment of debt should be classified as extraordinary items only if they are unusual or infrequent, or they otherwise meet the criteria for classification as an extraordinary item, and observes that debt extinguishment transactions would seldom, if ever, result in extraordinary item classification of the resulting gains and losses. We adopted Statement 145 effective July 1, 2002, and will report as other income (expense), any extraordinary losses or gains that we incur upon the extinguishment of debt. In August 2002, we reported a $2.0 million gain from the early extinguishment of certain debt.

In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146). Statement 146 supersedes EITF Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Statement 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002, and early adoption is encouraged. We do not expect that our adoption of Statement 146 will have a material effect on our reported results of operations and financial position.

RESULTS OF OPERATIONS

Nine Months Ended March 31, 2003 Compared to the Nine Months Ended March 31,
2002

Revenues

Total revenues for the nine months ended March 31, 2003 decreased $4.3 million, or 18.4%, to $19.0 million, compared to $23.2 million for the same period in 2002. Overall, the gross margin percentage increased to 46.2% for the nine months ended March 31, 2003, compared to 44.1% for the same period in 2002. For the nine months ended March 31, 2003, revenues from product sales and commissions decreased, while revenues from service increased. The decrease in revenues from product sales and commissions was due to weak economic conditions as well as timing of product upgrade cycles. The increase in revenues from service was a result of a realigned sales organization and our renewed focus as a full solution, service provider for our customers. Although price changes occurred throughout the period, they did not have a material effect on fluctuations in revenues. Improved management over the sales organization has enhanced sales forecasting to better exploit product sales and service opportunities to larger customers, which attributed to an increase in service revenues.

Product sales for the nine months ended March 31, 2003 decreased $4.2 million, or 28.2%, to $10.6 million, compared to $14.8 million for the same period in 2002. The decrease in product sales is primarily attributed to weak economic conditions causing customers to defer purchasing software products, as well as the timing of product upgrade cycles by our principal supplier. The decrease in product sales is attributable to a decline in sales volume on software product sales. Software products sold represented 93.5% and 89.0% of total product sales for the nine months ended March 31, 2003 and 2002, respectively. Also, the sale of software developed by Autodesk, Inc. represented 91.6% and 94.3% of total software sales for the nine months ended March 31, 2003 and 2002, respectively.

Service revenue for the nine months ended March 31, 2003 increased $250,000, or 5.4%, to $4.9 million, compared to $4.6 million in the same period in 2002. The increase in service revenue is a result of an increase in professional and technical support service contracts of $728,000, or 43.4%, partially offset by a decline in training of $478,000, or 16.3%, attributable to the decline in software sales. All of our professional, technical support and training services have received additional sales focus as we transition to a full solution, service provider of software and services for our customers.

Commission revenue for the nine months ended March 31, 2003 decreased $354,000, or 9.3%, to $3.5 million, compared to $3.8 million for the same period in 2002. The decrease in commission revenues resulted from weak economic conditions causing major account customers to defer purchasing software products as well as the timing of product upgrade cycles.

Cost of Revenues and Expenses

Costs of Revenue. Cost of product sales for the nine months ended March 31, 2003 decreased $2.8 million, or 28.6%, to $7.0 million, compared to $9.8 million for the same period in 2002. Cost of product sales as a percentage of related revenue for the nine months ended March 31, 2003 remained relatively consistent at 65.4% compared to 65.8% in the same period in 2002.

Cost of service revenue for the nine months ended March 31, 2003 increased $3,000, or 0.1%, to $3.2 million. Cost of service revenue as a percentage of related revenue for the nine months ended March 31, 2003 decreased to 66.5% from 70.1% for the same period in 2002. The decrease in cost of service revenue as a percentage of revenue is primarily attributable to more effective management and improved cost controls over the delivery of these services.

Selling, General and Administrative Expense. Selling, general and administrative expense for the nine months ended March 31, 2003 increased $432,000, or 4.6%, to $9.9 million, compared to $9.5 million for the same period in 2002. Selling, general and administrative expense as a percent of total revenues was 52.3% for the nine months ended March 31, 2003, and 40.8% for the same period in 2002. The increase in selling, general and administrative expense as a percent of total revenues is attributable to the fixed cost required to support a nationwide network of 21 offices and the added expenses associated with the operation of PlanetCAD after the merger on November 19, 2002.

Depreciation and Amortization. Depreciation and amortization expense for the nine months ended March 31, 2003 decreased $20,000 or 3.9%, to $484,000, compared to $503,000 for the same period in 2002. Depreciation and amortization expense of property and equipment increased as a result of fixed assets acquired upon the merger with PlanetCAD. The increase was offset by amortization expense of $72,000 on unamortized goodwill that was recorded for the nine months ended March 31, 2002. On July 1, 2002, we adopted Statement 142 and no longer amortize goodwill and other intangible assets deemed to have indefinite useful lives.

Acquired In-Process Research and Development. In connection with our acquisition of PlanetCAD in November 2002, we allocated $282,000 of the purchase price to in-process research and development projects. This allocation represents the fair value based on discounted cash flows related to the incomplete research and development projects. At the time of acquisition, the progress of these technologies had not yet reached technological feasibility and the technologies had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.



Goodwill Impairment Charge. We determined that the goodwill and other long-lived assets of one of our subsidiaries were likely impaired due to recurring losses and change in the estimates of the future cash flows from these operations over the remaining amortization period. As a result, we recorded an impairment charge of $283,000 in the period ending March 31, 2002 to present goodwill at its net realizable value.

Other Income (Expense). Other income (expense) for the nine months ended March 31, 2003 increased $2.0 million to $1.7 million, compared to $(301,000) for the same period in 2002. The significant increase in other income is attributable to a gain recorded on the extinguishment of debt. In January 1999, we borrowed $3.0 million from a junior lender. In August 2002, we executed an agreement to extinguish the debt for a cash payment of $1.0 million, resulting in a $2.0 million gain on the extinguishment of debt.

Income Taxes. Income tax expense for the nine months ended March 31, 2003 was $400,365. In August 2002, we realized a $2.0 million taxable gain from the extinguishment of certain debt, which resulted in a net deferred tax asset of $373,000 being recorded at June 30, 2002. For the nine months ended March 31, 2003, the Company recorded deferred income tax expense of $373,000 related to the estimated reduction in deferred tax assets in 2003. This increase in deferred income tax expense coupled with state tax expense resulted in the additional income tax expense for the nine months ended March 31, 2003.


YEARS ENDED JUNE 30, 2002, 2001 AND 2000

          The following table sets forth the percentages of total revenues represented by selected items reflected in our audited Consolidated Statements of Operations included elsewhere in this registration statement. The year-to-year comparisons of financial results are not necessarily indicative of future results.

                                             YEARS ENDED JUNE 30,
                                           -----------------------
                                           2002     2001     2000
                                           -----    -----    -----
Revenue:
     Product sales                          62.0%    66.4%    67.7%
     Service revenues                       21.7%    19.6%    22.7%
     Commission revenue                     16.3%    14.0%     9.6%
                                           -----    -----    -----
Total revenue                              100.0%   100.0%   100.0%

Cost of revenue:
     Cost of product sales                  41.8%    46.2%    48.9%
     Cost of service revenue                12.7%    12.3%    14.1%
                                           -----    -----    -----
Total cost of revenue                       54.5%    58.5%    63.0%
                                           -----    -----    -----
Gross margin                                45.5%    41.5%    37.0%

                                             YEARS ENDED JUNE 30,
                                           -----------------------
                                           2002     2001     2000
                                           -----    -----    -----
Other expenses:
     Selling, general and administrative    43.0%    37.3%    39.0%
     Depreciation and amortization           2.1%     2.3%     2.1%
     Impairment Loss                         0.8%     --        --
                                           -----    -----    -----
Total other expenses                        45.9%    39.6%    41.1%

Income/(loss) from operations               (0.4)%    1.9%    (4.1)%

Other income/(expense):
     Interest and other income/(expense)     0.2%     0.2%    (0.2)%
     Interest expense                       (1.6)%   (1.8)%   (1.9)%
                                           -----    -----    -----
                                            (1.4)%   (1.6)%   (2.1)%

Income before income taxes                  (1.8)%    0.3%    (6.2)%
Income tax expense (benefit)                (1.0)%    0.0%     0.0%
                                           -----    -----    -----
Net income (loss)                           (0.8)%    0.3%    (6.2)%
                                           =====    =====    =====


YEAR ENDED JUNE 30, 2002 COMPARED TO YEAR ENDED JUNE 30, 2001

REVENUES

          Total revenues for the year ended June 30, 2002 decreased $1.1 million, or 3.4%, to $29.8 million, compared to $30.9 million for the same period in 2001. Overall, the gross margin percentage increased to 45.5% in the year ended June 30, 2002, compared to 41.5% in the same period in 2001. For the year ended June 30, 2002, revenues in two of three categories--service revenue and commission revenue--increased as a result of a realigned sales organization and a renewed focus by Avatech as a full solution, service provider for its customers. Although price changes occurred throughout the period, they did not have a material effect on fluctuations in revenues. Avatech realigned its sales organization in September 2000 and has improved sales forecasting to better exploit sales opportunities on high margin software products as well as sales to major accounts, which attributed to an increase in commission revenues.

          Product sales for the year ended June 30, 2002 decreased $2.0 million, or 9.8%, to $18.5 million, compared to $20.5 million in the same period in 2001. The fluctuation in product sales is attributed to a decrease in sales volume of software sold through the Company's customer base. In June 2001, Autodesk announced the release of an upgrade to it most popular version of Computer Aided Design ("CAD") software. Maintenance support on the former version of CAD software was phased out in January 2002, which resulted in most major customers purchasing the software upgrades in 2002. The software sales growth was completely offset by enhanced efforts to sell more Autodesk major accounts, thereby increasing commission revenue but reducing product sales, as well as a significant decline in the resale of hardware products. As Autodesk major account sales increased, the level of focus on other end product sales then diminished and resulted in a $1.6 million or 7.8% decrease in related revenues. Additionally, hardware sales decreased by $436,000, or 46.3% in the period of 2002. The Company has de-emphasized the resale of hardware products to its customers.

          Service revenue for the year ended June 30, 2002 increased $433,000, or 7.2%, to $6.5 million, compared to $6.0 million in the same period in 2001. The increase in service revenue is a direct result of an increase in the number of training and professional services sold through the Company's expanded customer base during 2002, which resulted in approximately $250,000 in additional revenue. Avatech's training and technical support services have received additional sales focus as Avatech transitions to a full solution, service provider of software and services for its customers.

          Commission revenue for the year ended June 30, 2002 increased $512,000, or 11.8%, to $4.8 million, compared to $4.3 million in the same period in 2001. The increase in commission revenues resulted from Avatech's realigned sales organization, which has improved sales to major accounts that provide for commission revenue.

COST OF REVENUES AND EXPENSES


          Costs of Revenue. Cost of product sales for the year ended June 30, 2002 decreased $1.8 million, or 12.5%, to $12.5 million, compared to $14.2 million for the same period in 2001. Cost of product sales as a percentage of related revenue for the year ended June 30, 2002 decreased to 67.4% from 69.5% in the same period in 2001. The decrease in cost of product sales as a percentage of related revenues is attributed to an increase in sales of high margin software products.


          Cost of service revenue for the year ended June 30, 2002 decreased $41,000, or 1.1%, to $3.8 million compared to $3.8 million for the same period in 2001. Cost of service revenue as a percentage of related revenue for the year ended June 30, 2002 decreased to 58.2% from 63.0% in the same period in 2001. The decrease in cost of service revenue as a percentage of revenues is attributed to enhanced efforts to sell higher margin training and professional services rather than lower margin installations of hardware products.


          Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended June 30, 2002 increased $1.3 million, or 11.2%, to $12.8 million, compared to $11.5 million for the same period in 2001. Selling, general and administrative expense as a percent of total revenues was 43.0% during the year ended June 30, 2002, and 37.3% during the same period in 2001. The increase in selling, general and administrative expense is attributable to the expansion of Avatech's sales force and technical support staff in its existing locations, as well as the costs associated with opening three new offices in Chicago, IL, St. Paul, MN, and Tampa, FL, during the third and fourth quarters of 2001. Avatech's sales force and support staff increased by approximately 15 employees in 2002 resulting in an approximate $1.0 million increase in selling, general and administrative expense. New facilities costs attributed to a $50,000 increase in selling, general and administrative expense during the same period.



          Depreciation and Amortization. Depreciation and amortization expense for the year ended June 30, 2002 decreased $105,000 or 15.1%, to $589,000, compared to $695,000 for the same period in 2001. Depreciation and amortization expense of property and equipment decreased as a result of capital expenditures for computer equipment and software made in 1999 becoming fully depreciated in 2001.

          Goodwill Impairment. For the year ended June 30, 2002, Avatech recorded an impairment charge for the write down of unamortized goodwill to its net realizable value. The impairment charge was recorded in the third quarter of 2002 upon the recognition of an impairment indicator. During the period, Avatech evaluated goodwill for its past business combinations by comparing its best estimate of undiscounted future cash flows with the carrying value of goodwill. As the carrying value of goodwill exceeded the estimate of undiscounted future cash flows for one of these acquired companies, a discounted cash flow analysis was performed which attributed to the goodwill impairment charge of $283,000 or the amount by which the carrying value exceeded the fair value of the unamortized goodwill balance at that time.

          Other Income (Expense). Other expense for the year ended June 30, 2002 decreased $66,000, or 13.5%, to $426,000, compared to $492,0000 for the same period in 2001. The reduction in other expense in 2002 is primarily attributable to a reduction in interest expense resulting from a decrease in the variable interest rate associated with the revolving line-of-credit.

          Income Tax Benefit. In 2002, Avatech recorded an income tax benefit of $285,000. This benefit includes current income tax expense of $88,000 for state income taxes and a deferred tax benefit of $373,000. The deferred tax benefit of $373,000 is the result of a change in the estimate of the amount of net operating loss carryforwards that will likely be used to reduce 2003 income taxes. This estimate was revised principally because Avatech recorded a $1.96 million gain from the extinguishment of certain debt in August 2002, which will increase 2003 taxable income.

YEAR ENDED JUNE 30, 2001 COMPARED TO YEAR ENDED JUNE 30, 2000

REVENUES

          Total revenues for the year ended June 30, 2001 decreased $2.3 million, or 6.9%, to $30.9 million compared to $33.2 million in the same period in 2000. For the year ended June 30, 2001, revenues in two of the three categories--product sales and service revenue--decreased as a result of the general economic slowdown experienced in the forth quarter of fiscal 2000 as well as the culmination of the Y2K technology spending. Additionally, the sales cycle for Autodesk's most popular CAD software product concluded in February 2000, which contributed to the overall decline in product sales for fiscal 2001. While revenues declined for the year ended June 2001, the gross margin percentage increased to 41.5% in 2001 from 37.0% in 2000 principally due to Avatech's strategic decision to discontinue reselling the low margin hardware products and focus on selling higher margin software products on both a direct and agency basis.

          Product sales for the year ended June 30, 2001 decreased $1.9 million, or 8.7%, to $20.5 million, compared to $22.4 million in the same period in 2000. The decrease in product sales is attributed to the culmination of the Y2K technology spending and the conclusion of the sales cycle for Autodesk's most popular CAD software product in February 2000. Additionally, Avatech made a strategic decision to discontinue reselling the low margin hardware products and focus on selling higher margin software products. As a result, Avatech experienced a $1.9 million, or 66.8%, decline in hardware sales.

          Service revenue for the year ended June 30, 2001 decreased $1.5 million, or 19.5%, to $6.0 million, compared to $7.5 million in the same period in 2000. The decrease in service revenue is primarily attributed to a $829,000, or 17.5%, reduction in training service revenue in 2001. The decline is service revenue is a result of limited resources available to focus on selling training services. During fiscal 2000, Avatech experienced exceptional results from training services due to intense promotional efforts and sales force focus. These efforts were not sustained in 2001 due to the implementation of certain cost containment measures. Additionally, support services revenue for the year ended June 30, 2001 decreased $348,000, or 18.9%, due to changes associated with the strategic decision to discontinue selling hardware.

          Commission revenues for the year ended June 30, 2001 increased $1.1 million, or 35.4%, to $4.3 million compared to $3.2 million in the same period in 2000. The entire increase in commission revenue during 2001 resulted from the integration of past business combinations, which provided Avatech with the national network to service and sell to major accounts.

COST OF REVENUE AND EXPENSES


          Cost of Revenue. Cost of product sales for the year ended June 30, 2001 decreased $2.0 million, or 12.2%, to $14.2 million compared to $16.2 million for the same period in 2000. Cost of product sales as a percentage of related revenue decreased to 69.5% in 2001 from 72.3% in 2000. The decrease in cost of product sales as a percentage of revenues is attributable to the application of earn-backs and other rebates received from Autodesk as a result of Avatech achieving its sales quotas in fiscal 2001. These earn-backs and rebates are offset against cost of product sales in the period in which they are earned.

          Cost of service revenue for the year ended June 30, 2001 decreased $851,000, or 18.2%, to $3.8 million compared to $4.7 million for the same period in 2000. Cost of service revenue as a percentage of related revenue remained relatively constant at 63.0% in 2001 in comparison to 62.0% in 2000.

          Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended June 30, 2001 decreased $1.4 million, or 10.8%, to $11.5 million, compared to $12.9 million for the same period in 2000. Selling, general and administrative expense as a percent of total revenues was 37.3% in 2001 compared to 39.0% in 2000. The reduction in selling, general and administrative expense in 2001 is attributable to an expense reduction program that was implemented in the fourth quarter of 2000. The expense reduction program coupled with a 6.9% decrease in total revenues attributed to the favorable decline in the ratio of selling, general and administrative expenses to revenues for the year ended June 30, 2001 in comparison to the year ended June 30, 2000.

          Depreciation and Amortization. Depreciation and amortization expense for the year ended June 30, 2001 increased $3,000, or 0.3%, to $695,000 compared to $692,000 for the same period in 2000. Depreciation and amortization expense for 2001 remained consistent with 2000 as few additions to property and equipment were needed.

          Other Income (Expense). Other expense for the year ended June 30, 2001 decreased $211,000, or 30.0%, to $492,000 compared to $703,000 for the same period in 2000. The reduction in other expense is primarily attributable to a decrease in interest expense of 13.6% or $87,000 in 2001. The reduction in interest expense is a result of refinancing of Avatech's revolving line-of-credit to provide for a lower interest rate.


LIQUIDITY AND CAPITAL RESOURCES

Historically, we have financed our operations and met our capital expenditure requirements primarily through cash flows provided by operations and borrowings under short-term and long-term debt arrangements. We had a deficiency of working capital of $3.2 million at March 31, 2003. Current liabilities include $1.6 million of borrowings under a line-of-credit from a senior lender, $249,000 of subordinated notes, a $500,000 note payable to a related party, and a $625,000 note payable representing the advance of proceeds from an agreed-upon sale of an investment in stock. In October 2000, we entered into a $4.0 million revolving line-of-credit agreement with a senior lender that expires in October 2003, but is payable within 60 days of demand. Borrowings under the line-of-credit bear interest at the senior lender's prime rate plus 1.5%. The amount of outstanding borrowings is limited to 75% of eligible accounts receivable.

In January 1999, we borrowed $3.0 million from a junior lender. In August 2002, we executed an agreement to extinguish the debt for a cash payment of $1.0 million and compliance with certain non-financial covenants. We borrowed $500,000 from each of PlanetCAD and James Hindman, an Avatech director, to make the cash payment. On November 19, 2002 the merger with PlanetCAD was completed and the loan from PlanetCAD eliminated, as Avatech became a subsidiary of PlanetCAD. Mr. Hindman's loan matures on July 1, 2003. The loan bears simple interest at a rate of 15.0% on the outstanding principal balance of the loan and is subordinate to our senior lender.

Prior to the merger with PlanetCAD, Inc., we also had outstanding $1.7 million of 10% subordinated notes. The notes were to mature on July 1, 2003 and interest was payable quarterly until maturity or prepayment. On November 19, 2002 with the completion of the merger with PlanetCAD, subordinated noteholders owning an aggregate of $1.5 million of subordinated notes exchanged their notes for preferred stock. As a result of these exchanges, our liabilities at November 19, 2002 have been reduced by $1,525,000 and we expect to reduce our interest expense by $152,500 per year due to this exchange.

We acquired as part of the purchase of PlanetCAD an investment in the common stock of a privately-held company valued at $625,000. On March 25, 2003, we issued a $625,000 promissory note with 5.0% interest on the unpaid principal balance maturing on May 9, 2003 representing the advance of proceeds from an agreed-upon sale of the stock to a prospective buyer. On April 14, 2003 we received an irrevocable offer from the prospective buyer to purchase the common stock. The original stock purchase agreement contains a restriction on transfer regarding first right of refusal by the issuer. We have delivered notice to the issuer of its intent to transfer the common stock after the 30 day first right of refusal period. Upon transfer of the common stock security to the prospective buyer, the outstanding note of $625,000 will be cancelled.

For the nine months ended March 31, 2003 we used $0.9 million of cash in our operations. For the comparable nine-month period in 2002, we generated $1.2 million of cash from our operations. Cash flow from operations before working capital changes was a deficit of $1.4 million for the nine months ended March 31, 2003 compared to a surplus of $0.5 million in the comparable 2002 period. Our operating assets and liabilities consist primarily of accounts receivable, accounts payable, and inventory. Changes in these balances are affected by the timing of sales and investments in inventory based on expected customer demand. Inventory levels are minimized through arrangements with suppliers to ship products with an average delivery period of two days and centralized inventory management. For the nine-month period ended March 31, 2002, cash provided by operations was favorably affected by decreases in accounts receivable of $0.5 million. Accounts receivable, net of allowance for doubtful accounts, decreased approximately 12.7% for the period ended March 31, 2003. Day sales outstanding (DSO's) in receivables increased to 66 days as of March 31, 2003 from 46 days as of March 31, 2002. The increase in DSO's is attributable to the weak economic conditions and the merger with PlanetCAD. The decrease in the accounts receivable balance is primarily attributable to lower sales due economic weakness and the timing of product upgrade cycles. Our customary collection terms range from 30 to 60 days for all of our customers.

Our investment activities consist principally of investments in computer and office equipment. We acquired $0.2 million of fixed assets during the nine months ended March 31, 2003. We have no outstanding purchase commitments at March 31, 2003, and expect total fixed asset purchases in 2003 to be less than $0.4 million. In 2003, in connection with our merger with PlanetCAD, we received cash of $1.3 million.

As described more fully above, our financing activities in all periods have consisted principally of borrowings and repayments under its lines of credit. Net borrowings (repayments) under lines of credit were $0.2 million for the nine months ended March 31, 2002. At April 30, 2003, we had additional borrowing availability under its line of credit of $0.3 million.


As of the date of this report, Avatech and PlanetCAD have unpaid expenses due to professional firms totaling approximately $.5 million that were incurred in connection with the merger completed on November 19, 2002. We believe that these fees are excessive and plan to vigorously negotiate the amounts due and related payment terms with all of the service providers. We believe that we will be successful in negotiating reduced fees and extended payment terms.


Because of the demand provisions of the line-of-credit and the lending agreement, and uncertainties surrounding our ability to obtain the needed cash, there would be substantial doubt about our ability to continue as a going concern if the lenders exercise their demand rights under the agreement. Although we cannot control the actions of these lenders, we believe that they will not demand repayment of outstanding borrowings. One of our directors has expressed his intention of lending the Company, up to $500,000, to fund any needed working capital deficiencies. Based on an evaluation of the likely cash generated from operations in the near term, available capital resources and the timing of cash payments to vendors, we believe that we have sufficient sources of working capital to fund our operations in the normal course of business. We have engaged an investment banking firm to assist in obtaining long-term financing. Additionally, we plan to raise between $1.0 million to $2.0 million of short term financing on acceptable terms by June 30, 2003.

Below is a summary of our contractual obligations and commitments at March 31, 2003:

                                                            Payments due by Period
Contractual Obligations              Total           2003            2004            2005           2006
--------------------------------------------------------------------------------------------------------------
Long-term debt                      $1,422,426      $1,422,426             $--             $--             $--
Operating leases                     1,220,911         609,841         469,621         115,934          25,515
                                    ----------        --------        --------        --------          ------
Total obligations                   $2,643,337      $2,032,267        $469,621        $115,934         $25,515


FINANCING ARRANGEMENTS WITH CIT

          Under the CIT Revolving Line of Credit Agreement, Avatech obtained a 3-year revolving line of credit with the CIT Group/Business Credit, Inc. ("CIT") in an amount up to $4,000,000. In consideration for granting the line of credit, Avatech granted to CIT a warrant to purchase up to 16,213 shares of its voting common stock at an exercise price of $.01 per share. The warrant expires on October 25, 2003. Avatech also granted CIT certain registration and other rights (including but not limited to drag-along rights and tag-along rights) pursuant to that certain Warrantholders Rights Agreement of the same date.

QUARTERLY RESULTS OF OPERATIONS

          The following table sets forth unaudited quarterly financial information for each of the eight quarters in the two years ended June 30, 2002. Management believes that this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus and, in managements opinion, this information includes all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the unaudited quarterly operating results when read in conjunction with the audited consolidated financial statements of the Company and the notes thereto appearing elsewhere in theis Prospectus. These operating results are not necessarily indiciative of results for any future period.

                                                   Three Months Ended
                         --------------------------------------------------------
                           Sept. 30,       Dec. 31,      Mar. 31,      Jun. 30,
                             2000            2000          2001          2001
                         --------------------------------------------------------
Revenues                 $   7,537,928   $ 7,487,901   $ 8,007,077   $ 7,838,572

Cost of sales                4,705,999     4,505,066     4,713,387     4,138,653

Gross margin                 2,831,929     2,982,835     3,293,690     3,699,919

Operating income              (179,088)      177,468       353,272       243,019

Net income               $    (304,989)  $    48,277   $   234,113   $   111,935
                         ========================================================
Earnings (loss) per
 share - basic and
 diluted                 $       (0.14)  $      0.02   $      0.11   $      0.05
                         ========================================================
Shares used in
 computation                 2,193,902     2,233,778     2,227,754     2,227,388
                         ========================================================

                                                   Three Months Ended
                          -------------------------------------------------------
                             Sept. 30,      Dec. 31,      Mar. 31,      Jun. 30,
                                2001          2001          2002          2002
                          -------------------------------------------------------
Revenues                 $   7,529,009   $ 7,594,629   $ 8,102,625   $ 6,586,324

Cost of sales                4,295,779     4,113,712     4,318,174     3,510,341

Gross margin                 3,233,230     3,480,917     3,784,451     3,075,983

Operating income              (271,266)      275,965       (74,667)      (36,455)

Net income               $      37,890   $   161,685   $  (192,190)  $  (254,880)
                          =======================================================

Earnings (loss) per
 share - basic and       $        0.02   $      0.07   $     (0.09)  $     (0.11)
 diluted                  =======================================================

Shares used in               2,226,677     2,223,595     2,221,973     2,220,670
 computation              ======================================================


          The Company's operating results may vary significantly from quarter to quarter due to a variety of factors. One such significant factor is the potential fluctuation in revenues due to seasonality of the business.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from changes in interest rates associated with its variable rate line-of-credit facility. At March 31, 2003, approximately 54.4% of our outstanding debt bears interest at variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a 100 basis point change in the 2002 average interest rate under these borrowings, it is estimated that our 2002 interest expense and net income would have changed by less than $20,000. In the event of an adverse change in interest rates, we would likely take actions to further mitigate our exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, the analysis assumes no such actions. Further the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.


             CHANGES IN AND DISAGREEMENTS WITH AVATECH'S ACCOUNTANTS

          In May 2002, the management of Avatech Solutions, Inc. engaged Ernst & Young LLP as their independent auditors for the year ended June 30, 2002 in anticipation of our becoming a public registrant. Our board of directors ratified this engagement of Ernst & Young LLP effective May 28, 2002. During the 2002 fiscal year and through the date of this report, there were no disagreements with Ernst & Young on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedures which, if not resolved, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such year. Ernst & Young LLP's report on our financial statements for the past year did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

          Walpert & Wolpoff, LLP had been engaged to audit our consolidated financial statements for the fiscal years ended June 30, 2001 and 2000. During these two fiscal years and through the date of this report, there were no disagreements with Walpert & Wolpoff on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedures which, if not resolved, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years. Neither of

Walpert & Wolpoff, LLP's reports on our financial statements for either of the past two years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

          KPMG, LLP had been engaged to audit the financial statements of PlanetCAD, Inc, which merged with us effective November 19, 2002, for the years ended December 31, 2001 and 2000. During these two fiscal years and through the date of this report, there were no disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedures which, if not resolved, would have caused them to make reference to the subject matter in connection with their report on PlanetCAD's financial statements for such years. Neither of KPMG's reports on PlanetCAD, Inc's financial statements for either of the past two years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

                                    BUSINESS

BACKGROUND

          Avatech was formed as a Delaware corporation on September 9, 1996. On June 20, 1997, CADWORKS, Inc., a company conducting its operations principally in Texas providing design automation software, training, technical support and professional services to corporations, was merged into Avatech, with such merger being accounted for as a recapitalization. On June 30, 1997, Premier Design Systems, Inc., a company with similar operations principally in Maryland, was merged with a wholly-owned subsidiary of Avatech in a business combination accounted for as a pooling-of-interests. All outstanding common stock of CADWORKS, Inc. was exchanged for 593,525 shares of voting common stock of Avatech. All outstanding common stock of Premier Design Systems, Inc. was exchanged for 665,575 shares of our voting common stock.

          During fiscal years 1998 through 1999, we consummated business combinations with nine companies that provided design automation software, training, technical support, and professional services to corporations, government agencies, and educational institutions throughout the United States. Seven of the business combinations were each consummated by the exchange of all of the outstanding shares of voting common stock of the acquired company for shares of our voting common stock and were accounted for as pooling-of-interests. Two of these business combinations were accounted for as purchases.

          Our executive offices are located at 11403 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, and our telephone number is (410) 902-6900.

INDUSTRY BACKGROUND

          Today's increasingly competitive business environment has forced many companies in diverse industries to increase efficiencies while improving flexibility and responsiveness to changing market conditions. In addition to facing higher competitive standards with respect to product quality, variety and price, businesses also recognize the need to shorten lead times, adjust production for frequent changes in customer requirements, and quote more accurate and reliable delivery dates. Furthermore, a company's trading network may span multiple continents, requiring suppliers in one part of the world to collaborate with a plant in another. These forces are prompting companies to collaborate with technology transparency, across a broad range of suppliers and customers to improve efficiencies within multi-enterprise value chains and market places.

          The development and proliferation of communications, desktop automation, and software applications, including applications for specific industry focuses such as AEC, Mechanical Design, GIS, and Facilities Management are accelerating many companies' efforts to increase efficiencies by enabling a platform-independent communications network. This platform independence and demand for interoperability has prompted demand for a dynamic, open, and integrated environment among customers, suppliers, and designers. In response to these evolving market forces, many companies are seeking business solutions that include re-engineering their business process to reduce manufacturing cycle times, shifting from mass production to order-driven manufacturing, increasing the use of outsourcing, and sharing information more readily with vendors and customers over the Internet.

GENERAL

          We are a leading provider of design automation and quality assurance solutions for the manufacturing, building design, civil engineering, and GIS markets. We specialize in software development, technical support, training, and consulting aimed at improving design and documentation efficiencies and the seamless integration of workflow processes. Our sales are to corporations, government agencies, and educational institutions worldwide.

          Our product sales are primarily the resale of packaged design software programs that are installed on a user workstation, on a local area network server, or in a hosted environment. The programs perform and support a wide variety of functions related to design, modeling, drafting, mapping, rendering, and facilities management tasks. We are one of the largest domestic commercial reseller of design software developed by Autodesk, Inc. (Autodesk), one of the world's leading design software and digital content companies for the building design and land development, manufacturing, utilities, telecommunications, and media and entertainment industries.

          We differentiate ourselves from traditional product resellers through the wide range of value-added services we can provide as part of an overall business solutions engagement. Our services are structured around three areas: training, technical support, and professional services--and are often bundled with the associated software products that support them. Education classes are offered through Our 30 training classroom facilities or directly at a customer site, and include basic through advanced product training and customized company-specific training curriculum. Our instructors are application engineers and product specialists who have formal training or industry experience in the course content. Technical support services are provided primarily through our telephone support center located in Omaha, Nebraska. Through our staff of full time consultants, we provide assistance to customers with questions or issues concerning the suite of software products we resell, and those associated with the professional services engagements we perform. Professional services include project-focused offerings that are fulfilled primarily with our own application engineers and programmers and include software customization, data migration, computer aided design standards consulting, workflow analysis, and implementation assistance for complex software products. Our strategic focus is in responding to our customers' requests for interoperability and product lifecycle management solutions that address broader, enterprise-wide initiatives.

          More than 90% of our total revenue arises from the resale of Autodesk's software, and the delivery of related services from the sales of these products. We are required to enter into annual channel partner agreements with Autodesk and other software developers that we represent. These agreements grant us authorization to sell certain software products to certain customers in certain geographic areas of the United States. There are no clauses in these agreements that limit or restrict the services that we can offer to customers.

          We have a national sales and service delivery network of approximately 180 personnel operating out of 21 business offices across the country. Our sales database has over 180,000 point-of-contact names collected over a 15-year time span, and an active customer list of approximately 20,000 firms, and federal, state and local agencies.

          We own, market, and support cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. We operate predominantly in the manufacturing industry with special focus on the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) markets.

          These software tools and applications enhance the value of engineering data in the manufacturing design and procurement supply chain by enabling cycle time reduction. During the traditional manufacturing process, if the supply chain manufacturer receives a product's specifications and design electronically, important data may be lost if the supply chain manufacturer does not use the same software application as used by the data originator. In that event, a sample manufactured product is provided to the end-user or OEM for approval or modification. If the sample does not meet the end-user's or OEM's specifications, it must be modified by the supply chain manufacturer and sent again for approval or modification. This process is often repeated several times and is costly. "Cycle time" is a term used to describe the cycle of trial-and-error iterations it takes for the supply chain manufacturer to produce an end product satisfactory to the end-user or OEM. Our cycle time reduction solutions enhance engineering processes and reduce product time-to-market by addressing product data quality, communication, and downstream data interoperability. These include, but are not limited to, computer-aided design, data translation and data movement and data tracking solutions that enable communication of engineering data with varying formats and precision, and data quality assurance tools that improve design quality and reduce or even eliminate iterations from electronic design to the finished product meeting the electronic design standards.

          The technology and products we acquired in our merger with PlanetCAD are based on JAVA, which is a cross-platform, highly-scalable, and internet-enabled development software programming platform. These JAVA-based technologies and products enable efficient engineering information exchange and integration for professional manufacturing and design engineers worldwide. Engineers and managers can benefit from lower costs of production and accelerated introduction of products to market.


          Our enterprise software products include Proof Positive and our new SCS|Envoy(TM) supply chain solution software. PrescientQA(TM) is quality assurance software that detects, assesses, corrects, and even prevents product development problems caused by modeling practices that are inaccurate, incomplete, inconsistent, or all three. These problems, generally undetected, account for approximately 45% of the engineering change orders in a typical organization. Prescient technology is the only quality assurance solution that works with Autodesk Inventor(R), with a single reporting and configuration system.


          SCS|Envoy is a new line of solutions for automating the distribution of disparate data and enabling secure, rapid, and automated communication of product data throughout the supply chain, resulting in more productive and efficient manufacturing operations. In addition, we offer professional services that help implement a transparent integration of cycle time reduction solutions with existing manufacturing systems in corporate product design and production processes.


          We believe that PLM software and services represents a significant opportunity for future growth. Our relationship with Dassault, which we expect to result in the execution of a Business Partner Agreement with IBM by June of 2003 will not only provide us with a new potentially significant new product line, but will also permit us to expand our higher margin services business and significantly increase the average size of sales transactions. PLM software significantly enhances manufacturing efficiencies and permits manufacturers to manage products through their active lifecycles.


MARKETS

          The AEC market is comprised of design services focused on the construction of large physical assets such as buildings, roads, factories, utility companies, and commercial infrastructure projects. Architects, builders, and civil engineers use design automation systems to create detailed three dimensional construction drawings, material specifications, and maintenance records. Digital files are created and shared by multiple architects, engineers, and suppliers of services and raw materials throughout the construction schedule and subsequent operations of the asset.

          The Mechanical Design and Manufacturing market is primarily focused on the design, tooling, assembly, and testing of instruments, electronic devices, machines, mechanical devices, and power-driven equipment. Inventors, engineers, technicians, and designers use design automation software as basic tools in the overall form, fit and function, creation, and refinement of the product or item. Given the physical and electronic complexity of most items invented today, software and services are critical to achieving tight production schedules and cost targets.

          EDM systems provide methodical and organized processes involved with the storage, retrieval, management, and versioning of design files, drawings and related documents such as customer correspondence, inventory lists, digital images, and other items. These products are based on a client/server architecture, and are scalable from a departmental solution to a division level infrastructure system.

          GIS software permits users to link together disparate data files (maps, aerial photos, tax records, marketing data, etc.) and provide the user with a unified image and knowledge base of a specific geographic location or building location. This software can also be used to develop emergency exit and disaster rescue plans by providing detailed information about employee locations, communication information, distances to the closest stairwells, and elevators, fire hose connection points, etc. New technology based on powerful desktop computer hardware has enabled software developers to offer products that are easier to use and less expensive than the previous applications, thus expanding the volume of purchases, installation, and level of usage from the traditional civil engineering, utilities, public works, and transportation logistics markets and into the emergency services and Homeland Security segments.

          Facilities Management applications enable facility managers and physical plant staff to efficiently operate and utilize all aspects of a facility's operational systems (heating, cooling, power, communications, security, etc.) including its internal and external space and infrastructure. When integrated with Internet browsers, GIS, and document management tools, users are able to have substantial knowledge about their buildings, their neighborhoods, and their documents, which leads to better effectiveness and cost containment.

          As a result of our merger with PlanetCAD, we develop, market, and support cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. We operate predominantly in the manufacturing industry with special focus on the computer-aided design
(CAD), manufacturing (CAM), and engineering (CAE) markets.

          We provide software tools and applications that enhance the value of engineering data in the manufacturing design and procurement supply chain by enabling cycle time reduction. During the traditional manufacturing process, if the supply chain manufacturer receives a product's specifications and design electronically, important data may be lost if the supply chain manufacturer does not use the same software application used by the data originator. In that event, a sample manufactured product is provided to the end-user or OEM for approval or modification. If the sample does not meet the end-user's or OEM's specifications, it must be modified by the supply chain manufacturer and sent again for approval or modification. This process is often repeated several times and is costly. "Cycle time" is a term used to describe the cycle of trial-and-error iterations it takes for the supply chain manufacturer to produce an end product satisfactory to the end-user or OEM. Our cycle time reduction solutions enhance engineering processes and reduce product time-to-market by addressing product data quality, communication, and downstream data interoperability. This includes, but is not limited to, computer-aided design, data translation, and data movement and tracking that enables communication of engineering data with varying formats and precision and data quality assurance tools that improve design quality and reduce or even eliminate iterations from electronic design to the finished product meeting the electronic design standards.


          Product Lifecycle Management (PLM) software solutions are expected to be a significant new tool for manufacturers in multiple vertical industries over the next decade. According to AMR Research, the PLM software market was $2 billion in 2001 and will grow to nearly $8 billion by 2006. We believe that our newly created relationship with Dassault Systemes, pursuant to which we will become a reseller of Dassault's SmarTeam PLM products, will provide us with important product diversity consistent with our new strategy of increased investment in people, diversification of product and service offerings, and a targeted merger and acquisition program to expand our geographic footprint.


SOLUTIONS AND PRODUCTS

          As a design automation company, we sell software packages developed by third party software developers. We provide a variety of services to assist our customers in maximizing the benefits from these software applications. These services include training, technical support, and professional services.

          Our product sales are primarily composed of packaged software programs that are installed on a user workstation, on a local area network server, or in a hosted environment. The programs perform and support a wide variety of functions related to design, drafting, manufacturing, workflow automation, and document management activities. Product offerings include a full range of design automation software packages from the industry leader, Autodesk, and workflow and document management software from Cyco, Inc.

          Training Services. We have a curriculum of over 30 different subjects offered at our 30 training facilities, and through mobile labs that we can send to a customer site. Our employees serve as class instructors and have formal training or successful industry experience in the topics they are teaching. All instructors must take and pass annual subject-matter exams required by Autodesk and other software providers to retain their product-based teaching certifications. We also provide training services that are highly tailored to meet the needs of a particular customer, including company-specific operational topics, customized product usage, and other general technology or process training.

          Technical Support Services. We provide end-user and corporate technical support services through our National Support Center (NSC) located in Omaha, Nebraska. A staff of full-time product and technology consultants assists customers calling with questions about product features, functions, usability issues, and configurations--as well as from our professional services engagements. The NSC offers services through multiple access levels including prepaid services, actual elapsed time, and annual support contracts. Customers can communicate with the NSC through e-mail, telephone, and fax channels. Standard NSC support services are offered on a 12-hour by 5-day basis, with premium pricing for extended coverage hours.

          Professional Services. Professional Services are project-focused offerings that include software customization, data migration, computer aided design standards consulting, supplemental staffing for design work, drawing digitization, symbol library development, and GIS database development. We also provide technology interoperability, engineering collaboration, and workflow improvement solutions with design automation and manufacturing organizations.


CHANNEL SALES AGREEMENT WITH AUTODESK, OUR LARGEST VENDOR, PROPOSED RESELLER AGREEMENT WITH DASSAULT SYSTEMES.



          Our revenues are primarily derived from the resale of vendor software products and services. These resales are made pursuant to channel sales agreements whereby we are granted authority to purchase and resell the vendor products and services. Under these agreements, we either resell software directly to our customers or act as a sales agent for various vendors and receive commissions for our sales efforts. We entered into an Authorized Channel Partner Agreement with Autodesk, Inc. whereby Autodesk appointed us as a non-exclusive partner to market, distribute, and support Autodesk software products. Collectively with our subsidiaries, we must achieve a yearly minimum revenue in the amount of $300,000 from the sale of Autodesk's software products in order to be eligible to purchase such products directly from Autodesk.



          We have reached an agreement principal with Dassault Systemes whereby we will become a reseller of Dassault's SmarTeam PLM products. Our agreement with Dassault contemplates that we will become an IBM Business Partner, as IBM is Dassault's master distributor in the United States.


SALES AND MARKETING

          Our merger and acquisition growth strategy, coupled with post merger marketing efforts, has provided us with a sales database of over 180,000 point-of-contact names and an active customer base of 18,000 organizations.

          We sell software products and solutions services through a direct sales organization consisting of sales representatives, many with engineering degrees and industry experience, and pre-sales technical consultants. Many of our customers were successfully transitioned from acquired companies, as dedicated sales representatives worked diligently to retain their customer relationships.

          We utilize a customer relationship system (CRM) to manage customer communications that is deployed at all offices via a wide-area network. We also use a sophisticated electronic marketing system for permission-based, automated, one to one marketing communications and regular electronic publications. The features include automatic customized e-mail messages to prospects with interest in our products and services and automated lead distribution directly to the sales force. In addition, we have a comprehensive and scaleable website, which supports secure transactions and serves streaming media demonstrations and technical tips on a 24x7 on-demand basis.

CUSTOMERS

          We market our products to private companies, public corporations, government agencies, and educational institutions throughout the United States. In fiscal year 2002, the revenues generated by our top 10 customers represented approximately 5% of total revenues.

          We have a national sales and service delivery network that is comprised of 20 business offices and 30 training classrooms across the country. Our customers include:

AOL Time Warner Communications   AT&T                                        Baltimore Gas & Electric
Baseland                         Bechtel                                     Becton Dickenson
Bell Atlantic                    Bouck & Lee Engineers                       Caterpillar
Champion Industries              City of Baltimore                           City of Roseville, CA
Colorado Springs Utilities       Consumers Energy                            Dewberry & Davis
Ford Motor Company               General Electric                            General Mills
Goodyear                         Hellmuth, Obata & Kassabaum, Inc.           Honeywell
INTEL                            JCPenney                                    John Deere
Johnson & Johnson                Kimley-Horn & Associates                    Lucent Technologies
MBNA                             Media One                                   Michigan Department of Transportation
Naptheon                         NASA                                        National Park Service
Nestle                           Nolte Engineering                           Norfolk Naval Air Station
Oceana Naval Base                Ozark Aircraft                              Pacific Bell
Parker Hannifan                  Parsons Brinckerhoff Quade &Douglas, Inc.   Pioneer Hybrid
Qwest Communications             Rockwell                                    Royal Caribbean International
RTKL Associates                  Sacramento Regional Transit                 SBC
Siemens                          Siemens Medical Systems                     Texaco
Texas Instruments                The Sports Authority                        Trane
Union Pacific                    URS Greiner                                 US Bureau of Land Management
Verizon

COMPETITION

          We compete in the design automation channel, a market historically composed of small niche, regionally focused companies. Since we began operations in 1997, the Autodesk reseller channel has changed radically. The number of Autodesk channel participants has declined significantly from approximately 400 at the time of our formation to approximately 200 currently. The many new products and their increased complexity have made it very difficult for small companies to compete. The vast majority of smaller resellers lack the technical talent, financial resources, and business management skills to transition from the old, single-application product model to one offering complete solutions.

          While several, small, reseller competitors exist in the various geographic territories where we conduct business, we have a competitive advantage in terms of geographic reach, comprehensive training and support and the provision of other products and services. We are the largest commercial Autodesk reseller in the United States. Two national competitors that could be compared to us in scale, size, geographical reach and target markets for the resale of Autodesk products; INCAT International, Inc. (INCAT) and RAND A Technology Corporation (RAND).

          INCAT is a systems integrator for design automation products. They have 30 offices in nine countries with worldwide headquarters in the United Kingdom. They have 15 offices in the United States. They have approximately 800 employees worldwide with approximately 65 percent in consulting, design engineering and technical support. While INCAT is larger than Avatech, we estimate that the Autodesk portion of its business is less than one-fourth as large as our Autodesk business.

          RAND is the largest computer-aided design and engineering technology company worldwide. However, we estimate that its Autodesk related business is less than fifty percent as large as ours. It operates in 104 offices located in 27 countries with headquarters in Canada. It has 38 offices in the United States. As of December 31, 2001, it reported having over 1,200 employees worldwide.

INTELLECTUAL PROPERTY

          We regard our technology and other proprietary rights as essential to our business. While we rely on copyright, trade secret, confidentiality procedures, contract provisions, and trademark law to protect our technology and intellectual property, we believe that the technological skills of our employees and reliable service maintenance are also critical to establishing and maintaining an intellectual property leadership position. We own a number of federal trademarks, including "AVATECH SOLUTIONS," "AVANEWS," and "PRESCIENT QA," and have no trademark applications pending. We have no patents or patent applications pending. We acquired a number of other trademarks as a result of our merger with PlanetCAD.

          We have entered into confidentiality agreements with our employees, consultants and corporate partners and intend to control access to, and distribution of our products, documentation and other proprietary information.

EMPLOYEES

          As of December 31, 2002, we had approximately 170 full time employees located in 22 offices throughout the United States. Many of our current employees formerly were employees of the companies that we acquired. Approximately 43 are located in Maryland where we have our corporate headquarters, as well as two sales and training locations. Maryland is also the location of our centralized accounting, order processing, and marketing functions. Approximately 62 of our total work force is engaged in sales and marketing activities, and approximately 60 employees are engaged in service fulfillment. Our future success depends in significant part upon the continued services of our key sales, technical, and senior management personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. None of our employees are represented by collective bargaining agreements, and we have never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES

          Our corporate offices are located in Owings Mills, Maryland where we lease approximately 3,000 square feet of office space, pursuant to a lease that expires June 30, 2003. These facilities house our executive and primary administrative offices as well as accounting, order processing operations, IT, and marketing. We also lease office space at the following locations:

 LOCATION                                SQUARE FOOTAGE        TERM
 --------                                --------------   --------------
 California--Roseville.................       2,877         06/30/2003
 Colorado--Englewood...................       7,250         03/31/2005
 Colorado--Boulder.....................       3,720          11/1/2007
 Connecticut--Milford..................       5,342       Month to month
 Florida--Sarasota.....................       2,500          7/31/2003
 Florida--Tampa........................       2,290         12/31/2003
 Iowa--Cedar Rapids....................       2,525         05/31/2003
 Iowa--Clive...........................       4,310         04/30/2004
 Maryland--Owings Mills................      10,010         05/31/2004
 Maryland--Rockville...................       2,616         04/01/2003
 Michigan--Ann Arbor...................       5,543         02/28/2003
 Minnesota--St. Paul...................       2,782         09/30/2002
 Nebraska--Omaha.......................       7,150       Month to month
 New Jersey--East Brunswick............       2,000         03/31/2003
 New York--Liverpool...................       2,105         05/14/2003
 Texas--Austin.........................       2,125         10/31/2004
 Texas--Irving.........................      10,522         12/31/2002
 Virginia--Richmond....................       2,250         03/31/2006
 Virginia--Virginia Beach..............       5,000         12/31/2002

          Not listed are leases for space that has been vacated where the sublessee's payments to us defray, in whole or in substantial part, our lease payment obligations.

          The commercial real estate market is volatile and unpredictable in terms of available space, rental fees, and occupancy rates and preferred locations. We cannot be certain that additional space will be available when we require it, or that it will be affordable or in a preferred location.

                                LEGAL PROCEEDINGS

          We are not currently a party to any material legal proceeding.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

          Set forth below is information, as of the date of this Prospectus, with respect to the individuals who serve as our directors and executive officers. For additional information concerning each of these directors and executive officers, see "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation."



NAME                     AGE                   POSITION
---------------------   ------   ------------------------------------
W. James Hindman          67     Chairman of the Board
Henry D. Felton           60     Vice Chairman of the Board
Donald "Scotty" Walsh     66     Chief Executive Officer and Director
Eric L. Pratt             38     President and Chief Operating Officer
Gary Rever                50     Chief Financial Officer
Debra Keith               51     Senior Vice President
Scott Fischer             44     Executive Vice President
Eugene J. Fischer         56     Director
James A. Fanella          44     Director


          There are no family relationships among any of our directors or executive officers.

          W. JAMES HINDMAN. Mr. Hindman has been a member of the Board of Directors of Avatech since its inception in 1997. Previously, Mr. Hindman founded Youth Services International, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1991 to 1997. In addition, Mr. Hindman is the founder of Jiffy Lube International, Inc. and served as its Chairman of the Board and Chief Executive Officer from 1980 to 1989. In addition, from 1976 to 1980, Mr. Hindman was the Head Football Coach at Western Maryland College, his alma mater. From 1967 to 1979, Mr. Hindman was involved as the founder and President of W.J. Hindman & Associates, Inc., a real-estate development, health care and consulting company that owned and operated 18 nursing home facilities throughout Maryland, Iowa, Illinois and Nebraska. He has served as a member of the boards of directors of Morningside College and the Baltimore Symphony Orchestra.

          HENRY D. FELTON. Mr. Felton has been with Avatech since its inception in 1997 and has served as Chairman of the Board and Chief Executive Officer since that time. He is the former Co-Founder, President and Chief Operating Officer of Youth Services International, Inc. Previously, Mr. Felton was Executive Vice President of Maryland National Bank and a Management Committee member.

          DONALD R. WALSH. Before joining Avatech as its CEO in December, 2002, Mr. Walsh was the Executive Vice President of Business & Network Systems Sales for InterVoice-Brite, Inc., a global leader in the call automation industry, a position he held since August 1999. From July 1997 until the 1999 merger of Brite Voice Systems, Inc. with InterVoice, Inc., Mr. Walsh served as the Executive Vice President of Worldwide Sales for the Brite Voice Systems. Before joining Brite Voice Systems, Mr. Walsh served as President of PSC Information Services, a division of a Philadelphia suburban corporation that provides data processing products and services. Mr. Walsh's experience also includes 23 years of experience with IBM.

          EUGENE J. FISCHER. Mr. Fischer was a director of PlanetCAD from March 2000 until its merger with Avatech, and currently serves as a director of Avatech and a member of its Executive, Audit, and Compensation Committees. Mr. Fischer co-founded Capstone Management LLC, a venture capital firm, in July 1995, and is an executive officer in Capstone's affiliated entities. His investment experience includes Internet, software, health care service and other technology-enabled service companies. Mr. Fischer holds a B.S. from the University of Minnesota and an M.S. from the University of California, Davis.




          JAMES A. FANELLA. Mr. Fanella served as a director of PlanetCAD from October 2001 until its merger with Avatech, and currently serves as a director of Avatech and a member of its Audit and Compensation Committees. Mr. Fanella recently served as Senior Vice President, Enterprise Solutions, at Yahoo!, a position he held since August 2001. From September 2000 until July 2001, Mr. Fanella served as a group president and general manager of global services at CommerceOne. From November 1999 until September 2000, he served as a group president of AppNet, Inc., which was acquired by Commerce One. From 1994 until October 1999, Mr. Fanella was a managing principal at the Unisys Corporation.


          ERIC L. PRATT. Mr. Pratt joined Avatech on April 15, 2003 as President and Chief Operating Officer. From 2000 through 2003, he served as Vice President of Business Development for Sonus, Inc. and as Executive Vice President for Sales, Marketing and Professional Services Division of Telecom Technologies, Inc. after Sonus' merger with Telecom Technologies, Inc. Before that, he served as the Vice President of the Network Services Division of InterVoice-Brite, Inc. from 1997 to 1999. Mr. Pratt has a BS in Industrial Engineering from Texas Tech University and fourteen years' sales and management experience in the high-tech and communications sectors.


          GARY REVER. Mr. Rever joined Avatech in August 2000 as Senior Vice President and Chief Financial Officer. He was formerly the President of Mason-Dixon Services, LLC, a bank holding company subsidiary that provided operational and IT services to affiliate companies from 1998 to 2000. Prior, he has served as the Chief Financial Officer of Bank of Maryland Corporation and Vice President of MNC Affiliates from 1981 to 1998. Mr. Rever is a Certified Public Accountant and earned his BA in Economics at the University of Maryland.



          SCOTT FISCHER. Mr. Fischer joined Avatech in April 2002 as Senior Vice President, Professional Services and currently serves as our Executive Vice President--Operations. Prior to going to Avatech, Mr. Fischer was a principal in TenX Capital Partners from June of 2001 to April of 2002. Prior, he was Vice President and General Manager--Americas for Wireless Knowledge, a start-up wireless technology provider from January through May of 2001. From June of 1999 through January of 2001, Mr. Fischer was a Senior Vice President of AppNet, then Commerce One, which acquired it. Mr. Fischer was Vice President--Sales and Marketing, General Manager, of triSpan Internet Business Solutions, of Conshohocken, Pennsylvania from August 1998 until June of 1999, when the company was sold. From October 1997 to August 1998, Mr. Fischer was the President of NDC Group, a consulting company in Alexandria, Virginia. Mr. Fischer began his career with Anderson Consulting (Accenture) where he worked until September 1997.

          DEBRA KEITH. Ms. Keith joined Avatech in July of 1998 as a Sales Manager and became Senior Vice President of Sales and Marketing in April 2002. Prior to joining Avatech, Ms. Keith was the Sales Development Manager for Autodesk, Inc. from December of 1994 through July of 1998. From 1979 until 1994, Ms. Keith held various management positions in Auto-trol Technology Corporation of Denver, Colorado, including Business Unit Manager (1992 to 1994) and Senior Account Manager (1987 to 1992).

EXECUTIVE COMPENSATION

          The following table presents information concerning all compensation earned during the three most recent fiscal years ended June 30 by our immediately past Chief Executive Officer and four other most highly compensated executive officers whose combined salary and bonus exceeded $100,000 for services rendered during the fiscal years. These executive officers are referred to as the "Named Executive Officers."

          The compensation set forth in the table below does not include medical, group life or other benefits that are available to all of our salaried employees, and perquisites and other benefits, securities, or property that do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.

                           SUMMARY COMPENSATION TABLE

                                                                          SECURITIES
NAME AND PRINCIPAL                                    SALARY     BONUS    UNDERLYING       ALL OTHER
POSITION                                    YEAR        ($)       ($)     OPTIONS (#)   COMPENSATION ($)
----------------------------------------   ------   ----------   ------   -----------   ----------------
Henry Felton
Vice Chairman,
Former Chief Executive Officer              2002    $    6,079   $   --        12,674   $       --
                                            2001         6,121       --        12,613           --
                                            2000         5,765       --        18,959           --

Gary Rever,
Senior Vice President,
Chief Financial Officer                     2002       114,696       --            --           --
                                            2001        77,000    7,000        22,320           --
                                            2000            --       --            --           --

Joel Nicholson,
Executive Vice President                    2002       127,176       --            --           --
                                            2001       109,596       --            --           --
                                            2000       103,596       --            --           --

Debra Keith
Senior Vice President, Sales & Marketing    2002       110,051   10,895         5,580           --
                                            2001        84,167   25,000         3,720           --
                                            2000        80,000   25,000           670

OPTION GRANTS IN LAST FISCAL YEAR


          The following table sets forth information with respect to stock options granted to each of the Named Executive Officers during the 2002 fiscal year. We granted options to purchase up to a total of 138,812 shares to employees during the year. The table's percentage column shows how much of that total went to the Named Executive Officers.



                                                                                      Potential Realizable Value
                 Number of Shares                                                     at Assumed Annual Rates of
                    Underlying      Percent of Total    Exercise                     Stock Price Appreciation for
                 Options Granted   Options Granted to    Price                                Option Term:
                    in FY 2002       Employees (%)     ($ / Share)  Expiration Date        5%            10%
                 ---------------   ------------------  -----------  ---------------  ------------    -------------
Henry Felton          12,674              9.1%           $11.42        June 2012      $ 91,024.37    $ 230,673.63
Joel Nicholson          --                 --              --             --               --             --
Debra Keith            5,580              4.0%           $11.42       November 2011   $ 40,075.93    $ 101,559.01
Gary Rever              --                 --              --             --               --             --


OPTION EXERCISES IN LAST FISCAL YEAR

          The following table sets forth the number of shares the Named Executive Officers purchased in connection with option exercises during the 2002 fiscal year and the value they realized on those exercises.


                                                          Number of Securities Underlying
                                                       Unexercised Options at Fiscal Year-End
                 Shares Acquired on                    --------------------------------------
Name                  Exercise        Value Realized    Exercisable            Unexercisable
                 ------------------   --------------   -------------          ---------------
Henry Felton             --                 --                44,246                      --
Joel Nicholson           --                 --                    --                      --
Debra Keith              --                 --                 3,918                   8,283
Gary Rever               --                 --                 7,440                  14,880

Compensation of Directors

On May 14, 2003, our Board of Directors adopted a Non-Employee Director's Compensation Plan, pursuant to which each of our non-employee directors are eligible for a $1,000 payment for each regular board meeting they attend plus an annual stock option grant covering 2,000 shares of stock. In addition, non-employee members of the Audit and Compensation Committees will receive $500 per scheduled committee meeting they attend.

Performance Graph

The SEC requires us to provide a five-year comparison of the cumulative total return on Avatech common stock compared with that of a broad equity market index and either a published industry index or an Avatech-constructed peer group index.

The following chart compares the cumulative total stockholder return on Avatech's common stock for the period beginning June 30, 1997 and ending June 30, 2002, with the cumulative total return on the Nasdaq Composite (U.S.) and Nasdaq Computer and Data Processing indices. The comparison assumes $100 was invested on June 30, 1997, in Avatech's common stock and in each of the foregoing indices and assumes reinvestment of any dividends.

 Avatech does not make, nor does it endorse, any predictions as to future stock performance.






                                                   Value of $100 investment made on June 30, 1997,
                                     as of the last closing price prior to the end of fiscal year ending June 30,
                                         1997         1998        1999        2000         2001        2002
                                     ----------------------------------------------------------------------------
Nasdaq Composite Index                   $100         $131        $186        $275         $150        $101
Nasdaq Computer & Data Processing        $100         $143        $234        $395         $183        $115
   Services Index

Avatech Solutions, Inc.                  $100         $79         $195        $166         $21          $9

EMPLOYMENT CONTRACTS, CHANGE-IN-CONTROL AND INDEMNIFICATION ARRANGEMENTS


          The executive officers serve at the discretion of our board of directors. However, four of our executives, Donald "Scotty" Walsh, Eric L. Pratt, Debra Keith, and Gary Rever, have signed employment agreements with severance provisions that provide for specific cash compensatory arrangements to these employees in the event of a change in control. The agreements for these individuals provide that if the executive's employment is terminated or substantially modified as a result of a change in control, then the executive will receive a severance payment equal to various months' base salary then in effect and full accelerated vesting of all unvested stock options.



          Mr. Nicholson agreed to terminate his severance agreement and resign as an officer of the Company effective as of June 1, 2003. Effective June 1, 2003, Mr. Nicholson will begin to provide services to the Company as a consultant.



          Mr. Felton is party to a severance agreement with us which entitles him, upon a change of control or termination of employment without cause, to 18 months' severance pay.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          W. James Hindman currently owns approximately 2.68% of our outstanding common stock and is the Chairman of our Board of Directors. Mr. Hindman loaned us $500,000 in August 2002. The $500,000 loan bears simple interest at a rate of 15% per year with interest to be paid quarterly. The loan must be repaid on July 1, 2003.

          Avatech began in 1996 and grew by acquiring corporations through merger. Our stock was given to the owners of these founding companies in exchange for the stock of the founding companies. The owners of these founding companies became our controlling stockholders. After the PlanetCAD merger, these founding stockholders, as a group, own approximately 32.6% of our outstanding stock.


          Henry D. Felton is currently the Vice Chairman and our immediate past CEO. Mr. Felton owned approximately 8.27% of our outstanding stock and held, as of December 31, 2002, stock options and warrants to purchase up to approximately 1.72% of our stock. As our chief executive officer, Mr. Felton was issued stock options to purchase our common stock in lieu of cash compensation. Thus, Mr. Felton received an option each month to purchase 1,061 shares of Avatech common stock. Each option he received is fully vested and has an exercise price of $11.42 per share.



          On April 7, 2003, Mr. Felton agreed to purchase 28,906 shares of our Series C Convertible Preferred Stock at $1.69 per share and a total purchase price of $48,851. Each share of Series C Convertible Preferred Stock is convertible into one share of common stock. The rights, preferences, and privileges of our Series C Convertible Preferred Stock are described later in this Prospectus under "Summary of the Series C Convertible Preferred Stock."


          Pursuant to a written lease dated June 30, 1998, Frank Willson is a member of Saltwater, L.L.C., the landlord of an office building in Virginia Beach, Virginia in which we are a tenant. We pay $6,527.27 per month under the lease that runs until December 31, 2003. Mr. Willson owns approximately 9.31% of our outstanding stock.

          Management has verbally agreed to enter into a written agreement with certain stockholders of Avatech giving the right to those stockholders to participate (through the selling of owned shares) in underwritten public offerings. The stockholders to be given these rights are our founding stockholders who were considered to be affiliates of Avatech prior to the merger with PlanetCAD on November 19, 2002. Specifically, the Avatech stockholders to be given the participation rights are Frank Willson, Jean and Brice Schaeffer, Greg Blackwell and Keith Carter. Each of Mr. Willson, Ms. Schaeffer, Mr. Blackwell and Mr. Carter were, until November 2002, members of our Board of Directors. Mr. Willson, the Schaeffers, Mr. Blackwell and Mr. Carter own approximately 9.31%, 8.27%, 7.17% and 4.21% of the outstanding shares of Avatech common stock, respectively. The participation rights will be available on a pro-rata basis with any other stockholder who may have similar rights, and they will be subject at all times to the combined company's sale of securities in the applicable underwritten offering. In addition to their right to have shares included in underwritten public offerings, resales of shares owned by these individuals are covered by this Prospectus.

We have discussed issuing the shares of restricted stock to our senior management personnel as follows, after the effective date of the Registration Statement of which this Prospectus forms a part, pursuant to our Restricted Stock Award Plan. Although our Board of Directors and the Compensation Committee of our Board of Directors have discussed these awards, we have not yet offered or sold stock subject to such awards.



Name                           Position                                         Shares                Value/1/
-----------------------------------------------------------------------------------------------------------------
Gary A. Rever                  Chief Operating Officer                          30,000               $37,500
Debra Keith                    Senior Vice President - Sales & Marketing        30,000               $37,500
Scott Fischer                  Executive VP - Strategy & Business               30,000               $37,500
                               Development

Henry Felton                   Vice Chairman                                    50,000               $62,500


/1./ At $1.25 per share. The value of the award will be based on the market price of the stock at the time it is issued. For more information, see our discussion of the Restricted Stock Plan later in this Registration Statement.




         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the ownership of our common stock by (i) each of our current directors, (ii) each of our executive officers named in the summary compensation table found on page 34,
(iii) all of such officers and directors as a group, and (iv) all those known us to be beneficial owners of more than five percent of our common stock as of December 31, 2002. For the purposes of this table, ownership figures are based on reported ownership of Avatech securities as of December 31, 2002.


                                              Beneficial Ownership/1/
                                       ------------------------------------
Name and Address of Beneficial Owner   Number of Shares   Percent of Shares
------------------------------------   ----------------   -----------------
James A. Fanella/2/                           750                 *
23 Wescott Drive
South Barrington, Il  60010

Eugene J. Fischer/3/                        75,598              2.53
245 Laning Drive
Woodside, CA  94062

John W. Sasser/4/                             372                 *
1820 Circle Road
Baltimore, MD 21204

W. James Hindman/5/                         85,372              2.87
2322 Nicodemus Road
Westminster, MD  21157

V. Joel Nicholson/6/                        157,312             5.30
745 N. MacEwen Drive
Osprey, FLA 34229

Henry D. Felton/7/                          249,577             8.27
13001 Dover Road
Reisterstown, MD 21136

Gary Rever/8/                               14,880                *
2204 Eastlake Road
Timonium, MD  21093

Debra Keith/9/                               7,241                *
1811 Kendall Court
Keller, TX  76248

Donald Walsh/10/                             1,860                *
3 Boxwood Lane
Lutherville, MD 21093
----------


* Less than one percent.

1. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Avatech common stock subject to options and warrants currently exercisable within 60 days of December 31, 2002 are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

2. Includes 750 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

3. Includes 1,377 shares subject to stock options that are exercisable within 60 days of December 31, 2002, 39,343 shares held of record by Capstone Ventures SBIC, L.P. (including 30,497 shares underlying convertible preferred stock), and 19,630 shares of common stock issuable upon exercise of outstanding warrants held by Capstone. Mr. Fischer is the president of the general partner of Capstone. Mr. Fischer shares voting and dispositive power with respect to the shares held by Capstone with Barbera L. Santry.

4. Includes 372 shares of common stock subject to a warrant that is exercisable within 60 days of December 31, 2002.

5. Mr. Hindman serves as Chairman of the Board of Avatech. Includes 2,604 shares subject to stock options that are exercisable within 60 days of December 31, 2002, 1,488 warrants to purchase common stock held by Mr. Hindman's spouse, 1,860 warrants to purchase common stock held by Mr. Hindman, and 10,952 shares held by Hindman and Associates. Mr. Hindman's adult children beneficially own 154,287 shares of Avatech. Mr. Hindman disclaims beneficial ownership of the shares owned by his adult children.

6. Mr. Nicholson serves as an Executive Vice President of Avatech. Includes 2,188 shares owned by Mr. Nicholson's spouse.

7. Mr. Felton serves as the Vice Chairman of the Board of Avatech. Includes 49,019 shares subject to stock options that are exercisable within 60 days of December 31, 2002, 2,604 warrants to purchase common stock held by Mr. Felton's spouse, and 1,860 warrants to purchase common stock owned by Mr. Felton.

8. Mr. Rever serves as Chief Financial Officer of Avatech. Includes 14,880 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

9. Mrs. Keith serves as Senior Vice President, Sales and Marketing of Avatech. Includes 7,241 shares subject to stock options are exercisable within 60 days of December 31, 2002.

10. Mr. Walsh serves as Chief Executive Officer of Avatech. Includes 1,860 shares subject to stock options that are exercisable within 60 days of December 31, 2002.

                              PLAN OF DISTRIBUTION

          This Prospectus covers:

          1. Resales of shares by certain holders of our common stock, who acquired their shares upon conversion of PlanetCAD's Series B Convertible Preferred Stock at the time of our merger with PlanetCAD in November 2002. These holders were granted registration rights pursuant to which we were contractually obligated to register their shares for resale within 120 days after the closing of the merger.


          2. The initial issuance of shares of our Series C Convertible Preferred Stock, which is generally convertible into shares of our common stock within 120 days from the date of issuance thereof. The Certificate of Designation of Rights and Preferences of our Series C Convertible Preferred Stock is attached as Annex B hereto. The Series C Convertible Preferred Stock Purchase Agreement is attached as Annex C hereto.

          3. Resales of shares of our common stock acquired upon conversion of our Series C Convertible Preferred Stock, which is convertible at any time after 120 days from the date of issuance thereof.

          4. The initial issuance of shares to shareholders of companies we acquire by merger or otherwise who are issued shares in exchange for all of the issued and outstanding shares of such companies, or in exchange for all or substantially all of the assets of such companies. Material terms of any such acquisition transactions will be disclosed in Supplements to this Prospectus prior to the issuance of such shares. We currently have no plans, proposals, or arrangements to engage in any such business combination transactions.

          5. The initial issuance of shares to key management employees, consultants, officers, and directors under our Restricted Stock Award Plan in exchange for past or future services to us. The Restricted Stock Award Plan is provided as Annex A to this Prospectus. We currently plan to issue shares as restricted stock awards to four of our senior officers.


Resales of shares effectuated pursuant to this Prospectus may occur from time to time at market prices prevailing at the time of sale, at fixed prices, or in privately negotiated transactions. We will not receive any of the proceeds from the sale of such shares.

                            DESCRIPTION OF SECURITIES

          The following is a summary of the material information relating to our common stock based on our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see "Where You Can Find More Information."


          As of the date of Prospectus, we have the authority to issue an aggregate of 25,000,000 shares of capital stock, consisting of 22,500,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock issuable from time to time by the board of directors in one or more classes or series. As of January 31, 2003, there were 2,965,958 shares of our common stock outstanding, no shares of Series A Junior Participating Preferred Stock outstanding, no shares of Series B Convertible Preferred Stock outstanding and no shares of Series C Convertible Preferred Stock outstanding.


COMMON STOCK

          Dividends. The holders of common stock are entitled to dividends when and as declared by the board of directors from funds legally available to pay such dividends.

          Voting Rights. Each holder of Avatech's common and preferred stock is entitled to attend all special and annual meetings of the stockholders of Avatech, and to vote upon any matter, including, without limitation, the election of directors, properly brought for consideration before the stockholders. The holders of common stock are entitled to one vote for each share held of record.

          No Preemptive or Conversion Rights. Holders of Avatech common stock have no preemptive rights and no rights to convert their common stock into any other securities.

          Liquidation Rights. In the event of a liquidation, dissolution or winding up of Avatech, the holders of Avatech common stock and the holders of any class or series of stock entitled to participate with such holders, will be entitled to participate in the distribution of any assets of Avatech remaining after Avatech has paid all of its debts and liabilities and after Avatech has paid, or set aside for payment, to the holders an amount equal to the purchase price for, and any accrued and unpaid dividends on, to any future class or series of stock with a liquidation preference over the common stock the preferential amount to which they are entitled.

AVATECH PREFERRED STOCK


          Avatech's board of directors has designated three classes of preferred stock: the Series A Junior Participating Preferred Stock, the Series B Convertible Preferred Stock, and the Series C Convertible Preferred Stock. In addition, the board of directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of Avatech common stock. There are no Series A or B shares outstanding. The rights, preferences and privileges of the Series C Convertible Preferred Stock are described below.

SUMMARY OF TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

          We are offering up to 827,992 shares of our Series C Convertible Preferred Stock. As of the date of this Prospectus, we have agreed to sell 172,008 shares.






          The following is a summary of the material terms of the Series C Convertible Preferred Stock and the Preferred Stock Purchase Agreement that each purchaser of Series C Convertible Preferred Stock has signed or will sign. We urge you to read these documents, as they are the legal documents governing our Series C Convertible Preferred Stock.

          Number of Shares. We designated 1,000,000 shares of our preferred stock, par value $.01 as Series C Convertible Preferred Stock.

          Purchase Price. The initial purchase price for shares of Series C Convertible Preferred Stock is $1.69 per share. Purchasers have the right to purchase as many additional shares of Series C Convertible Preferred Stock as that shareholder received in the initial issue of our Series C Convertible Preferred Stock for $2.50 per share, at any time during the first year after the initial issue of such stock.

          Voting Rights. Each holder of our Series C Convertible Preferred Stock is entitled to attend all special and annual meetings of the stockholders of Avatech and to vote on all actions to be taken by our stockholders, including, without limitation, the election of directors, and any other matter properly brought for consideration before the shareholders. The holders of Series C Convertible Preferred Stock shall vote as a class, and are entitled to one vote for each share held of record.

          Conversion Rights. Beginning 120 days after we issue the Series C Convertible Preferred Stock, the owners of the Series C Convertible Preferred Stock may tender their shares of Series C Convertible Preferred Stock, along with the conversion price then in effect, for an equal number of shares of our Common Stock. The initial conversion price is $1.69 per share, to be adjusted for any splits, combinations, exchanges, or similar events. In the event that our stock is listed on the NASDAQ National Market System and trades for sixty consecutive days at a price above $6.76 per share, shares of Series C Convertible Preferred Stock must be converted to common stock, on the same terms as described above.

          Redemption. We are required to redeem the Series C Convertible Preferred Stock if we merge with another company and we are not the surviving entity after the merger, subject to the approval of our directors and shareholders.

          Exchange. Holders of Series C Convertible Preferred Stock have the right to exchange all of their shares of Series C Convertible Preferred Stock for shares of any future series of preferred stock that contains any material term more favorable to its holders than the Series C Convertible Preferred Stock. A holder of Series C Convertible Preferred Stock may exchange its shares of Series C Convertible Preferred Stock for a number of shares of preferred stock such that the total value of the new preferred stock received by the exchanging shareholder is equal to the total price paid for the Series C Convertible Preferred Stock.

          Dividends. The Series C Convertible Preferred Stock is eligible for 10% annual, cumulative dividends, payable quarterly when and as declared by the Board of Directors. These dividends have priority over any declaration or payment of any dividend or other distribution on our Common Stock or any other class or series of stock that is junior to the Series C Convertible Preferred Stock. Dividends on our Series C Convertible Preferred Stock rank pari passu with any other shares of Preferred Stock entitled to participate pari passu with the Series C Convertible Preferred Stock with respect to dividends and are subject to the rights of any series of Preferred Stock that ranks, with respect to dividends, senior to the Series C Convertible Preferred Stock. Currently, there are no outstanding shares of stock that rank senior to or pari passu with the Series C Convertible Preferred Stock.

          Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series C Convertible Preferred Stock shall be entitled to receive from the distribution of any assets of Avatech remaining after Avatech has paid all of its debts and liabilities and after Avatech has paid, or set aside for payment, to the holders of any future class or series of stock with a liquidation preference over the Series C Convertible Preferred Stock, an amount equal to the purchase price for and any accrued and unpaid dividends on such stock, an amount equal to the original issue price of Series C Convertible Preferred Stock ($1.69 per share) plus an amount equal to all accumulated but unpaid dividends on the Series C Convertible Preferred Stock, pari passu with any other shares of Preferred Stock under the terms of which holders thereof shall be entitled to participate pari passu with the Series C Convertible Preferred Stock.

          Registration Rights. The holders of our Series C Convertible Preferred Stock have the right to require us to register the shares of common stock into which their Series C Convertible Preferred Stock converts, and we must file for registration within 120 days of demand by the holder of shares of such common stock. This Prospectus covers the shares of common stock underlying the Series C Convertible Preferred Stock and is intended to satisfy our obligation to register such shares.


LIMITATION OF LIABILITY AND INDEMNIFICATION

          Limitations of Liability. Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the fiduciary duty of care. Although Delaware law does not change the duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Avatech's certificate of incorporation limits the liability of directors to Avatech or its stockholders to the fullest extent permitted under Delaware law. Specifically, directors of Avatech are not personally liable for monetary damages to Avatech or its stockholders for breaches of the their fiduciary duties, except for liability for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of the law, for any transaction from which the director or executive officer derived an improper personal benefit, or for authorizing the payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

          Indemnification. Avatech has entered into indemnification agreements with each of its directors and executive officers that require Avatech to indemnify each such person to the fullest extent authorized or permitted by Avatech's certificate of incorporation and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which they may be made a party by reason of the fact that they are or were acting as a director, officer, employee, or other agent of Avatech or any of its affiliated enterprises. Delaware law permits this indemnification, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Avatech and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, Avatech maintains director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission, or act in their respective capacities as directors and officers of Avatech.

CERTAIN PROVISIONS RELATING TO A CHANGE OF CONTROL

          Provisions Related To The Election Of Directors And Stockholder Action. Avatech's certificate of incorporation requires the affirmative vote of two-thirds of the stockholders to remove a director from the board of directors without cause. The certificate of incorporation also provides that all board vacancies are to be filled by the remaining directors, unless the remaining directors approve a stockholder vote to fill a vacancy. Avatech's bylaws prohibit less than two-thirds of Avatech's stockholders from calling a special meeting, whether for the purpose of replacing directors or for any other purpose. As a result, once elected, Avatech directors may not be removed from office without cause until the next annual meeting of the stockholders. Therefore, a third party interested in taking control of Avatech quickly will not be able to do so unless the third party acquires two-thirds or more of Avatech's voting securities at the time of the acquisition. In addition, Avatech's certificate of incorporation and bylaws prohibit stockholders from taking action by written consent in lieu of a meeting.

          Stockholder Rights Plan. In March 2002, Avatech's board of directors adopted a stockholders rights plan. The plan is designed to deter a takeover of Avatech on terms other than those approved by the Avatech's board of directors. The plan causes substantial dilution to a person or group that attempts to acquire Avatech on terms that are not approved by the Avatech board of directors. Under the plan, each Avatech stockholder as of March 21, 2002 received a right that entitles that stockholder to purchase one one-thousandth of a share of Avatech's Series A Junior Participating Preferred Stock for each share of common stock held. Generally, the rights become exercisable only if a person or group acquires or obtains the rights to acquire 15% or more of Avatech's outstanding common stock, or if a tender or exchange offer is commenced, the completion of which would result in a person owning more than 15% of Avatech's outstanding common stock. The rights, however, are not exercisable if a person who acquires more than 15% of Avatech's outstanding common stock offers to purchase all of Avatech's outstanding shares of common stock and Avatech's board of directors determines by a two-thirds vote that such offer is fair to and otherwise in the best interests of Avatech and its stockholders.

          If the rights become exercisable, the rights of the person who acquires more than 15% of Avatech's common stock become null and void. All other stockholders will be entitled to purchase stock of Avatech, or the stock of any company that has acquired Avatech, having a value twice that of the exercise price of the rights. For example, at a purchase price of $5.00 per right, each right would entitle its holder to purchase $10.00 worth of stock of Avatech or the company that has acquired Avatech for $5.00. The rights will expire March 8, 2012, and are redeemable for $0.0001 per right at the approval of Avatech's board of directors. It is highly probable that our Board of Directors will redeem the rights and terminate the Plan, although as of the date of this Prospectus, it has not done so.

          Certain Statutory Provisions. Avatech is subject to the provisions of
Section 203 of the Delaware General Corporation Law. In general, this provision prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

          . prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

          . upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

          . on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

          A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

          Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation's board of directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

          As of December 31, 2001, which, due to our merger with Planet CAD, was the most recent fiscal year-end with respect to our common stock we had reserved the following shares of common stock for issuance under our equity compensation plans (these figures have been adjusted for the 1 for 20 reverse stock split occurring on October 22, 2002):



                                          (a)                         (b)                        (c)
                               -------------------------  -------------------------  -------------------------
                                                                                        Number of securities
                                                                                      remaining available for
                                                                                       future issuance under
                                Number of securities to        Weighted average         equity compensation
                                be issued upon exercise       exercise price of                 plans
                                of outstanding options,      outstanding options,      (excluding securities
       Plan Category             warrants, and rights        warrants, and rights      reflected in column a)
-----------------------------  -------------------------  -------------------------  -------------------------
Equity compensation plans
approved by shareholders                121,361                    $ 34.80                   1,677,768

Equity compensation plans
not approved by shareholders                N/A                        N/A                         N/A




         SUMMARY OF AVATECH SOLUTIONS, INC. RESTRICTED STOCK AWARD PLAN

          The Avatech Solutions, Inc. Restricted Stock Award Plan is designed to allow us to attract and retain the services of key management employees, consultants, officers and directors essential to our long-term growth and financial success. The restricted stock awards will play a significant role in our efforts to remain competitive in the market for talented individuals, and we believe that these awards will allow us to attract and retain highly qualified individuals in positions vital to our success.

          The following is a summary of the material terms of the Restricted Stock Award Plan, which is attached to this prospectus as Annex A and is incorporated herein by reference. We urge you to read the Restricted Stock Award Plan carefully as it is a legal document that governs the plan.

          Administration. Our board of directors as a whole or a committee of the board of directors made up of two non-employee directors have the authority to make awards restricted stock and set the terms on which grants of stock become vested.

          Share Reserve. Initially, 200,000 shares of common stock are reserved for issuance under the terms of the Restricted Stock Award Plan.

          The shares of common stock issuable under the Restricted Stock Award Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock which we acquire, including shares purchased on the open market.

          Shares of unvested stock that are forfeited or otherwise reacquired by us may be reissued under the Plan.

          Eligibility. Employees, and consultants of Avatech or one of its subsidiaries are eligible to receive stock awards under the Plan if they are already shareholders or hold options to purchase shares of our common stock. Officers and directors are also eligible to receive stock awards without regard to whether they are already own our stock.

          Restricted Stock Awards. The board of directors (or committee) will have the complete discretion to determine which eligible individuals will receive stock awards, the time or times when those awards are made, the number of shares awarded, and the conditions on vesting of the shares. However, awards will be made only in recognition of past or future services to Avatech.

          The shares will generally vest in more than one installment after either the recipient's continued service to us for a specific term of years or the recipient's achievement of specific, predetermined performance goals. Generally, unvested shares may not be transferred by the recipient before they become vested and will be held in escrow by us. Unvested shares may be exchanged or surrendered in a tender offer, merger, split, or other reorganization and will not be subject to restrictions under the Plan in the hands of such a recipient; however, any consideration received in such an exchange will continue to be subject to the original vesting restrictions.

          Valuation. As long as our stock is listed on the OTC Bulletin Board, the fair market value of our common stock under the Restricted Stock Award Plan will be deemed to be the last closing price of our common stock on the OTC Bulletin Board as of the close of business on the last business day prior to the date on which the shares are to be valued.

        TAX TREATMENT OF SHARES AWARDED UNDER THE AVATECH SOLUTIONS, INC.
                          RESTRICTED STOCK AWARD PLAN

          Under section 83(a) of the Internal Revenue Code of 1986, as amended, shares of stock granted to a person in connection with their performance of services to the issuer but subject to a "substantial risk of forfeiture" are not subject to income taxation until risk of forfeiture lapses. Under the regulations promulgated by the Department of the Treasury under section 83(a), stock is subject to a "substantial risk of forfeiture" if a recipient's continued rights in the shares are conditioned on the future performance of substantial services to the issuer or the completion of any other condition related to the purpose for the initial grant of shares, and if there is a substantial possibility that the conditions will not be satisfied. The Shares awarded under the Restricted Stock Award Plan will generally be subject to a "substantial risk of forfeiture" while they are unvested.

          Ordinarily, a recipient of unvested shares under the Restricted Stock Award Plan will not pay income tax on the value of the shares until the shares become vested. The recipient will then have a basis in the shares equal to the value of the shares on the day they vest and are taxed. When the recipient subsequently sells the shares, any gain or loss will be treated as a capital gain or loss. If a recipient sells unvested shares despite the transfer restrictions, he or she must pay taxes on the larger of the sale price or the fair market value of the shares on the day they are sold.

          A person who receives unvested shares of stock in connection with services performed for the issuer may make an election under section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed on the value of the shares in the year in which the shares are received rather than when the shares vest. The election must be made within thirty days of the award of stock and is generally irrevocable. If the recipient of shares makes this "83(b) election," he or she will pay ordinary income tax on the value of the shares when they are received and will have a basis in the stock equal to the value of the shares when they are issued. If the shares vest and the recipient sells the shares, any gain or loss on the transaction will be a capital gain or loss. However, if the recipient forfeits the shares, he or she may not claim a loss, even though he or she paid taxes on the shares when they were received.

          When the value of the shares is taxed, the shares will be treated as salary if the recipient is an employee of Avatech and otherwise will be treated as shares received in exchange for services. If necessary, we may withhold taxes from the recipient at the time the shares are taxed.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

          Certain legal matters will be passed upon for Avatech by Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., Baltimore, Maryland.

                                     EXPERTS


          The consolidated financial statements and schedule of Avatech Solutions, Inc. and subsidiaries at June 30, 2002 and for the year then ended, included in this registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


          The consolidated financial statements and schedule of Avatech Solutions, Inc. and subsidiaries as of June 30, 2001 and 2000, and for each of the two years in the period ended June 30, 2001, included in this registration statement have been audited by Walpert and Wolpoff, LLP, independent auditors, as stated in their report appearing herein, and upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at the following locations:

  Public Reference Section     Northeast Regional Office         Midwest Regional Office
   450 Fifth Street, N.W.             233 Broadway              Northwestern Atrium Center
   Washington, D.C. 20549        New York, NY 10279 500      West Madison Street, Suite 1400
                                                                  Chicago, IL 60661

          Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

          We filed a registration statement on Form S-1 to register with the SEC the common stock to be issued or sold hereunder. This Prospectus is a part of our registration statement.




                       WHAT INFORMATION YOU SHOULD RELY ON

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION DISCUSSED IN THIS PROSPECTUS.THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.


THIS DOCUMENT IS DATED JUNE 4, 2003. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, SHARES OF AVETECH COMMON STOCK OR TO ASK FOR PROXIES, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES.

                          INDEX TO FINANCIAL STATEMENTS

Reports of Independent Auditors............................................F - 2

Audited Financial Statements
   Consolidated Balance Sheets.............................................F - 4
   Consolidated Statements of Operations...................................F - 5
   Consolidated Statements of Stockholders' Deficiency.....................F - 6
   Consolidated Statements of Cash Flows...................................F - 7

Notes to Consolidated Financial Statements.................................F - 8

                         REPORTS OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Avatech Solutions, Inc.

          We have audited the accompanying consolidated balance sheet of Avatech Solutions, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated September 3, 2002, the Company, as discussed in Note 14, has experienced a decline in working capital resulting principally from costs incurred to complete the acquisition of PlanetCAD, Inc. Note 14 describes management's plans to address this liquidity issue.

          In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avatech Solutions, Inc. and subsidiaries at June 30, 2002 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                       /s/ Ernst & Young LLP

Baltimore, Maryland
September 3, 2002 (except Note 3 and 14, as to which the date is March 10, 2003)

To the Board of Directors and Stockholders
Avatech Solutions, Inc. and Subsidiaries

         We have audited the accompanying consolidated balance sheets of Avatech Solutions, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avatech Solutions, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

         Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated October 3, 2001, the Company, as discussed in Note 14, has experienced a decline in working capital resulting principally from costs incurred to complete the acquisition of PlanetCAD, Inc. Note 14 describes management's plans to address this liquidity issue.

                                         WALPERT & WOLPOFF, LLP


Baltimore, Maryland
October 3, 2001 (except for Note 3 and 14, as to which the date is March 10, 2003)

                    Avatech Solutions, Inc. and Subsidiaries
                          Audited Financial Statements
                           Consolidated Balance Sheets

                                                                                          June 30,                March 31,
                                                                                     2001           2002            2003
                                                                                --------------------------------------------
                                                                                                                 (Unaudited)
Assets
Current assets:
     Cash and cash equivalents                                                     $   309,621    $   222,562   $   792,524
     Accounts receivable, less allowance of $212,000 in 2001, $111,897
          in 2002, and $82,455 at March 31, 2003                                     5,123,773      4,108,372     3,651,400
     Investments in equity securities                                                        -              -       625,000
     Inventory                                                                         462,660        356,013       275,617
     Deferred income taxes                                                                   -        373,000             -
     Prepaid expense                                                                   232,202        113,469       418,961
     Other current assets                                                              150,209              -       105,963
                                                                                -------------------------------------------
Total current assets                                                                 6,278,465      5,173,416     5,869,465

Property and equipment:
     Computer software and equipment                                                 2,381,422      2,664,168     2,999,144
     Office furniture and equipment                                                    799,526        778,037       800,390
     Leasehold improvements                                                            191,908        198,002       316,909
                                                                                -------------------------------------------
                                                                                     3,372,856      3,640,207     4,116,443
Less accumulated depreciation and amortization                                       2,461,630      2,889,000     3,288,153
                                                                                -------------------------------------------
                                                                                       911,226        751,207       828,290

Goodwill                                                                             1,108,920        752,920       752,920
Other intangible assets, net of accumulated amortization of $22,889                          -              -       216,017
Other assets                                                                            78,404        430,870        93,751
                                                                                -------------------------------------------
Total assets                                                                       $ 8,377,015    $ 7,108,413   $ 7,760,443
                                                                                ===========================================

Liabilities and stockholders' deficiency
Current liabilities:
     Accounts payable and accrued expenses                                         $ 4,021,062    $ 3,655,902   $ 4,584,378
     Accrued compensation and related benefits                                         293,780        223,919       218,165
     Borrowings under line-of-credit                                                 1,916,912      1,422,901     1,643,019
     Note payable to related party                                                           -              -       500,000
     Note payable                                                                            -              -       625,000
     Current portion of long-term debt                                               2,968,030        500,000       249,349
     Deferred revenue                                                                  794,916        650,511       933,611
     Other current liabilities                                                         211,215        335,930       299,333
                                                                                -------------------------------------------
Total current liabilities                                                           10,205,915      6,789,163     9,052,855

Other long-term liabilities                                                                  -              -       221,895
Long-term debt (including $775,000 payable to related parties)                       1,595,938      4,057,112             -
Commitments and contingencies                                                                -              -             -

Minority interest                                                                            -              -     1,525,000

Stockholders' deficiency:
     Common stock, $.01 par value; 22,500,000 shares authorized; issued and outstanding shares of 2,227,394, 2,220,670, and 2,965,958 at
       June 30, 2001 and 2002 and March 31, 2003, respectively                          22,274         22,207        29,660
     Additional paid-in capital                                                      1,764,438      1,698,976     2,976,523
     Accumulated deficit                                                            (5,211,550)    (5,459,045)   (6,045,490)
                                                                                -------------------------------------------
Total stockholders' deficiency                                                      (3,424,838)    (3,737,862)   (3,039,307)
                                                                                -------------------------------------------
Total liabilities and stockholders' deficiency                                     $ 8,377,015    $ 7,108,413   $ 7,760,443
                                                                                ===========================================

See Accompanying Notes.

                   Avatech Solutions, Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                                                  Year Ending                       Nine Months Ending
                                                                    June 30,                             March 31,
                                                       2000           2001          2002           2002            2003
                                                   ------------------------------------------------------------------------
                                                                                                      (unaudited)
Revenue:
   Product sales                                   $  22,436,739  $ 20,490,029  $ 18,486,676     $14,806,538    $10,636,059
   Service revenue                                     7,519,169     6,049,275     6,482,160       4,606,581      4,856,978
   Commission revenue                                  3,199,443     4,332,174     4,843,751       3,813,865      3,460,346
                                                   ------------------------------------------------------------------------
                                                      33,155,351    30,871,478    29,812,587      23,226,984     18,953,383

Cost of revenue:
   Cost of product sales                              16,228,849    14,249,470    12,464,965       9,746,843      6,960,633
   Cost of service revenue                             4,664,518     3,813,635     3,773,041       3,227,757      3,230,621
                                                   ------------------------------------------------------------------------
                                                      20,893,367    18,063,105    16,238,006      12,974,600     10,191,254

Gross margin                                          12,261,984    12,808,373    13,574,581      10,252,384      8,762,129

Other expenses:
   Selling, general and administrative                12,919,902    11,519,199    12,806,324       9,476,243      9,908,439
   Depreciation and amortization                         692,180       694,503       589,306         503,472        483,734
   Impairment loss                                             -             -       285,374         283,000              -
   Acquired in-process research and development                -             -             -               -        282,000
                                                   ------------------------------------------------------------------------
                                                      13,612,082    12,213,702    13,681,004      10,262,715     10,674,173
                                                   ------------------------------------------------------------------------

Income (loss) from operations                         (1,350,098)      594,671      (106,423)        (10,331)    (1,912,044)

Other income (expense):
   Gain on the extinguishment of debt                          -             -             -               -      1,960,646
   Interest and other income (expense)                   (61,819)       61,488        61,510          47,699         42,683
   Minority interest                                           -             -             -               -        (56,016)
   Interest expense                                     (641,320)     (553,823)     (487,582)       (348,416)      (221,349)
                                                   ------------------------------------------------------------------------
                                                        (703,139)     (492,335)     (426,072)       (300,717)     1,725,964
                                                   ------------------------------------------------------------------------

Income (loss) before income taxes                     (2,053,237)      102,336      (532,495)       (311,048)      (186,080)
Income tax expense (benefit)                                   -        13,000      (285,000)         40,000        400,365
                                                   ------------------------------------------------------------------------
Net income (loss)                                  $  (2,053,237) $     89,336  $   (247,495)     $ (351,048)  $   (586,445)
                                                   ========================================================================

Earning (loss) per common share - basic and
  diluted                                          $       (0.91)         0.04  $      (0.11)     $    (0.16)  $      (0.23)
                                                   ========================================================================

Shares used in computation                             2,251,402     2,220,856     2,224,993       2,220,670      2,579,714
                                                   ========================================================================

See Accompanying Notes.

                    Avatech Solutions, Inc. and Subsidiaries
               Consolidated Statements of Stockholders' Deficiency
                    Years ended June 30, 2002, 2001, 2000 and
                        Nine Months ended March 31, 2003

                                                           Common Stock          Additional
                                                     Number of                    Paid-In      Accumulated
                                                      Shares      Par Value       Capital        Deficit          Total
                                                   ------------------------------------------------------------------------
                                                                             (Restated -Note 1)
Balance at July 1, 1999                               2,217,005  $    22,169  $   1,615,840   $  (3,247,649)   $ (1,609,640)
   Issuance of common stock for cash                     37,966          380        410,245               -         410,625
   Issuance of common stock in connection with
     the 1998 Employee Stock Purchase Plan                6,967           70         67,839               -          67,909
   Purchase of common stock from former
     employees                                          (25,143)        (251)      (242,447)              -        (242,698)
   Net loss for fiscal year 2000                              -            -              -      (2,053,237)     (2,053,237)
                                                   ------------  -----------  -------------   -------------    -------------
Balance at June 30, 2000                              2,236,795       22,368      1,851,477      (5,300,886)     (3,427,041)
   Issuance of common stock for cash                      2,288           23         26,225               -          26,248
   Purchase of common stock from former
     employees                                          (11,691)        (117)      (113,264)              -        (113,381)
   Net income for fiscal year 2001                            -            -              -          89,336          89,336
                                                   ------------  -----------  -------------   -------------    ------------
Balance at June 30, 2001                              2,227,392       22,274      1,764,438      (5,211,550)     (3,424,838)
   Purchase of common stock from current and
     former employees                                    (6,722)         (67)       (65,462)              -         (65,529)
   Net loss for fiscal year 2002                              -            -              -        (247,495)       (247,495)
                                                   ------------  -----------  -------------   -------------    ------------
Balance at June 30, 2002                              2,220,670       22,207      1,698,976      (5,459,045)     (3,737,862)
   Issuance of shares of common stock to
     purchase PlanetCAD, Inc. (unaudited)               745,288        7,453      1,277,547               -       1,285,000
   Net loss for the nine months ended March 31,
     2003 (unaudited)                                         -            -              -        (586,445)       (586,445)
                                                   ------------  -----------  -------------   -------------    ------------
Balance at March 31, 2003  (unaudited)                2,965,958  $   $29,660  $   2,976,523   $  (6,045,490)   $ (3,039,307)
                                                   ============  ===========  =============   =============    ============

See Accompanying Notes.

                    Avatech Solutions, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                                                      Nine Months Ended
                                                                  Year Ended June 30,                     March 31
                                                            2000         2001          2002          2002          2003
                                                        --------------------------------------------------------------------
                                                                                                         (Unaudited)
Cash flows from operating activities
Net income (loss)                                       $ (2,053,237)  $    89,336   $  (247,495)  $  (351,048) $   (586,445)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Provision for bad debts                                  55,367        73,893        75,542        53,060        57,390
     Gain on extinguishment of debt                                -             -             -             -    (1,960,646)
     Impairment loss                                               -             -       285,374       283,000             -
     Depreciation and amortization                           692,180       694,503       612,918       503,472       483,734
     Deferred income taxes                                    23,802             -      (373,000)            -       373,000
     Gain on available-for-sale securities                   (2,205)             -             -
     Write-off of in-process research and development              -             -             -             -       282,000
     Loss (gain) on disposal of property and equipment        17,420         1,420         7,575         7,266        (3,532)
     Amortization of debt discount charged to interest
        expense                                                3,838         2,694         3,844             -             -
     Other                                                         -             -             -         2,883         2,883
     Changes in operating assets and liabilities:                                                            -             -
       Accounts receivable                                    (1,869)   (1,027,531)      893,017     1,077,690       520,376
       Inventory                                             385,182        (7,065)      106,647        86,934        80,396
       Prepaid expenses and other current assets             437,728        96,987       190,804       134,538      (300,273)
       Accounts payable and accrued expenses                 272,247      (295,547)     (240,179)     (371,611)      200,434
       Accrued compensation and related benefits              23,451       (23,439)      (69,862)      (54,563)      (27,376)
       Deferred revenue                                      213,915        14,144      (144,405)     (186,750)       53,774
       Other current liabilities                             141,401        29,410        (4,058)        26,426      (36,597)
                                                        --------------------------------------------------------------------
Net cash provided by (used in) operating activities          209,220      (351,195)    1,096,722     1,211,297      (860,882)

Cash flows from investing activities
Cash (paid) received in merger, net of acquisition
     costs                                                         -             -      (302,228)             -      382,643
Purchase of property and equipment                          (535,161)     (394,060)     (258,944)     (210,155)     (179,453)
Proceeds from sale of property and equipment                   4,436         6,343        10,584        10,890         3,532
Proceeds from sale of available-for-sale securities           16,807             -             -             -             -
                                                        --------------------------------------------------------------------
Net cash provided by (used in) investing activities         (513,918)     (387,717)     (550,588)     (199,265)      206,722

Cash flows from financing activities
Proceeds from borrowings under line-of-credit             31,870,180    30,977,721    31,166,171    23,803,690    18,689,709
Repayments of borrowings under line-of-credit            (32,571,042)  (30,244,758)  (31,660,182)  (24,816,732)  (18,469,591)
Proceeds from issuance of long-term debt                     137,269             -             -             -     1,800,000
Repayments of long-term debt                                (188,894)       (6,810)            -       (41,884)   (1,000,000)
Proceeds from issuance of common stock                       478,534        26,248             -             -             -
Repurchase of common stock                                  (242,698)     (113,381)      (65,529)      (65,529)            -
Change in other assets related to financing costs             45,891       (13,794)      (73,653)      (25,934)            -
Change in other long-term liabilities                              -             -             -             -       221,895
Payments of preferred stock dividends by subsidiary                -             -             -             -       (17,891)
Change in other assets related to financing costs                  -             -             -             -             -
                                                        --------------------------------------------------------------------
Net cash provided by (used in) financing activities         (470,760)      625,226      (633,193)   (1,146,389)    1,224,122
                                                        --------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents        (775,458)     (113,686)      (87,059)     (134,357)      569,962
Cash and cash equivalents--beginning of period             1,198,765       423,307       309,621       309,621       222,562
                                                        --------------------------------------------------------------------
Cash and cash equivalents--end of period                $    423,307   $   309,621   $   222,562   $   175,264  $    792,524
                                                        ====================================================================

See Accompanying Notes.

                    AVATECH SOLUTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of Business and Basis of Presentation. Avatech Solutions, Inc. provides design automation software, hardware, training, technical support and professional services to corporations, government agencies and educational institutions throughout the United States.


          The consolidated financial statements include the accounts of Avatech Solutions, Inc. and its majority-owned subsidiaries (collectively, the "Company"). One of the Company's subsidiaries has issued and outstanding preferred stock, which is accounted for as minority interest. All intercompany accounts and transactions between the Company and its consolidated subsidiaries have been eliminated in consolidation.

          Unaudited Interim Financial Information. All interim financial information as of March 31, 2003 and for the nine month periods ended March 31, 2002 and 2003 is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Article 10 of Regulation S-X. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of such periods. The operating results for any interim period are not necessarily indicative of results for any future period.


          Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

          Inventory. Inventory, consisting of computer software and hardware, is stated at the lower of first-in, first-out cost, or market.

          Property and Equipment. Property and equipment is stated at cost. Depreciation for computer software and equipment and office furniture and equipment is provided for by the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are depreciated over the lesser of the lease term or the useful life of the asset using the straight-line method.

          Impairment of Long-Lived Assets Excluding Goodwill. Long-lived assets, excluding goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk.


          Goodwill. Goodwill is the excess of the purchase price paid over the fair value of the identifiable net assets acquired in purchase business combinations. Prior to July 1, 2002, goodwill was amortized on a straight-line basis over 15 years. Commencing July 1, 2002, goodwill is not amortized but is tested annually for impairment at the reporting unit level. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The implied fair value of goodwill is the amount determined by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit from the estimated fair value of the reporting unit.

If the recorded value of goodwill exceeds its implied value, an impairment charge is recorded for the excess. (See also Note 1, Recent Accounting Pronouncements).


          Stock Options Granted to Employees. On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No 148, Accounting for Stock-Based Compensation--Transition and Disclosure, ("Statement 148") which requires disclosure in the summary of significant accounting policies of the effects of an entity's policy with response to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements.

The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, compensation expense is recorded over the vesting period to the extent that the fair value of the underlying stock on the date of grant exceeds the exercise or acquisition price of the stock or stock-based award. Financial Accounting Standards Board Statement No. 123, Accounting for Stock Based Compensation, ("Statement 123") encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement 123 requires the disclosure of pro forma income and earnings per share data in the notes to the financial statements if the fair value method is not adopted.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of Statement 123 to stock-based employee compensation.

                                                      Year Ended                           Nine Months Ended
                                                       June 30,                                March 31,
                                      -------------------------------------------   -------------------------------
                                           2000            2001           2002           2002            2003
                                      -------------   --------------  -----------   -------------   ---------------
Net loss, as reported                 $  (2,053,237)  $       89,336  $  (247,495)  $    (351,048)  $      (586,445)
Add: Stock-based employee
compensation cost included in net
income, net of taxes                              -                -            -               -                 -
Deduct: Total stock-based employee
compensation expense determined
under fair value based method for
all awards, net of taxes                   (110,273)        (188,792)    (116,362)       (102,800)         (124,337)
                                      -------------   --------------  -----------   -------------   ---------------
Pro forma net loss                    $  (2,163,510)  $      (99,456) $  (363,857)  $    (453,848)  $      (710,782)
                                      -------------   --------------  -----------   -------------   ---------------

Loss per common share:
Basic and diluted--as reported        $       (0.91)  $         0.04  $     (0.11)  $       (0.16)  $         (0.23)
Basic and diluted--pro forma          $       (0.96)  $        (0.04) $     (0.16)  $       (0.20)  $         (0.28)

          For the three years ended June 30, 2002, required pro forma net income
(loss) and income (loss) per share information assuming that stock options were recorded at their fair value at the grant date was determined using the minimum value method. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to be 5.5%, 5.21%, and 4.48% in 2000, 2001 and 2002, respectively, the dividend yield was estimated to be 0% and the expected life of granted options was assumed to be five years.

          Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method and other methods of estimating fair value do not necessarily provide a single measure of the fair value of its employee stock options.

          Revenue Recognition and Accounts Receivable. The Company generates revenue from three sources, the resale of prepackaged software products, professional services and commissions. Software products are frequently sold in an arrangement that includes implementation services or maintenance services. Maintenance services are limited to help desk support and training. The Company allocates the total arrangement fee among each element based on vendor-specific objective evidence of the relative fair value of each of the elements. The Company limits its assessment of fair value of each element to the price charged when the same element is sold separately.

          Revenues for software product sales are recognized as revenue when four criteria are met. These four criteria are (i) a signed purchase order has been obtained (ii) delivery of the software has occurred (iii) the fee is fixed or determinable and (iv) the fee is probable of collection. Software product sales billed and not recognized as revenue are included in deferred revenue. The Company generally does not require collateral. The Company provides a 30-day return policy to its customers. The Company has historically not experienced significant returns, and accordingly, allowances for returned products are not recorded.

          Revenues from maintenance services are recognized ratably over the contractual service period. Revenues from implementation and training services are recognized as the services are provided. Advance payments for these services are deferred and recognized in the periods when the services are performed.

          The Company also receives commissions from vendors for transactions in which the Company does not take title to the product or have responsibility for the delivery of the services, has no risk of loss for collection, and has acted as an agent or broker. These commissions are recorded as revenue when earned.

          Cost of Product Sales. Cost of product sales includes the costs of purchasing software and hardware from suppliers and the associated shipping and handling costs.

          Cost of Service Revenue. Cost of service revenue consists primarily of direct employee compensation and related benefits, the cost of subcontracted services and direct expenses billable to customers. Cost of service revenue does not include an allocation of overhead costs.

          Warranty Costs. The Company does not provide for warranty costs for its products as such costs are incurred by the manufacturer of the products.

          Advertising Costs. Costs incurred for producing and communicating advertisements are expensed as incurred and included in selling, general and administrative expenses in the accompanying statements of operations. Advertising expenses approximated $399,000, $412,000 and $549,000 for years ended June 30, 2000, 2001 and 2002, respectively.

          Business Segment Reporting. The Company's operating segments are established based on geographical areas managed by location managers and for which discrete financial information is prepared and reviewed by the Company's chief operating decision maker. These segments are aggregated for segment reporting purposes into one reporting segment because the operating segments have similar economic characteristics and generate revenues from sales of similar products and services to similar types of customers.

          Income Taxes. The Company uses the liability method to account for income taxes. Income tax expense includes income taxes currently payable and deferred taxes arising from temporary differences between financial reporting and income tax bases of assets and liabilities. Deferred income taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

          Concentration of Credit Risk. The Company maintains cash in bank accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

          Earnings (Loss) Per Share of Common Stock. Basic earnings (loss) per common share is computed as net income (loss) divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share include the potential dilution that would occur from common shares issuable upon the exercise of outstanding stock options and warrants. Basic and diluted earnings (loss) per common share are equal for all years presented because the assumed exercise of options and warrants is antidilutive.

          Recent Accounting Pronouncements



          Goodwill and Other Intangible Assets. As of July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Under the new rules, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with the Statement. Other intangible assets with finite lives will continue to be amortized over their useful lives. The goodwill amortization expense and net income (loss) of the Company for the three years ended June 30, 2002 and the nine months ended
March 31, 2002 and 2003 are as follows:

                                                                                               Nine Months Ended
                                                    Year Ended June 30,                            March 31
                                      --------------------------------------------------------------------------------
                                           2000             2001            2002             2002             2003
                                      --------------------------------------------------------------------------------
                                                                                               (Unaudited)

Reported net income (loss)            $  (2,053,237)   $      89,336   $    (247,495)   $    (351,048)   $    (586,445)
Goodwill amortization, net of
 income taxes                                89,000           87,297          73,000           72,651                -
                                      --------------------------------------------------------------------------------

Adjusted net income (loss)            $  (1,964,237)   $     176,633   $    (174,495)   $    (278,397)   $    (586,445)
                                      ================================================================================

Earnings per common share, basic:
    Reported net income (loss)        $       (0.91)   $        0.04   $       (0.11)   $       (0.16)   $       (0.23)
    Goodwill amortization, net
     of income taxes                           0.04             0.04            0.03             0.03                -
                                      --------------------------------------------------------------------------------

Adjusted net income (loss) per share  $       (0.87)   $        0.08   $       (0.08)   $       (0.13)   $       (0.23)
                                      ================================================================================

          During the second quarter of fiscal year 2003, the Company completed phase one of the transitional impairment test under Statement 142. Based on the results of this test, management believes that the Company is likely to have an impairment charge for one of its reporting units, which will approximate $400,000 to $600,000. The Company will complete phase two of the transitional impairment test before the end of fiscal year 2003, at which time it will record the impairment charge as of July 1, 2002. There were no changes in the carrying amount of goodwill, other than the purchase price adjustment described in Note 13 for the nine months ended March 31, 2003.


          Accounting for the Impairment or Disposal of Long-Lived Assets. As of July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement 144"). Statement 144 supersedes and serves to clarify and further define the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of.

          Statement 144 does not apply to goodwill and other intangible assets that are not amortized, and retains the Company's current policy to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted future cash flows and to measure the impairment loss as the difference between the carrying amount and the fair value of the asset.

          Reporting Extraordinary Items. In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (Statement 145). Among other changes, Statement 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and classified as an extraordinary item, net of the related tax effect. Statement 145 provides that gains and losses from extinguishment of debt should be classified as extraordinary items only if they are unusual or infrequent or they otherwise meet the criteria for classification as an extraordinary item, and observes that debt extinguishment transactions would seldom, if ever, result in extraordinary item classification of the resulting gains and losses. The Company adopted Statement

145 in July 2002, and reports as other expenses (income) any losses or gains that it incurs upon the extinguishment of debt.

          Accounting for Costs Associated with Exit or Disposal Activities. In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146). Statement 146 supersedes EITF Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Statement 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement 146 is not expected to have a significant effect on the Company's results of operations and financial position.

2.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


          The Company paid interest of approximately $629,000, $553,000 and $416,000 in 2000, 2001 and 2002, respectively. Additionally, interest of $335,000 and $215,000 was paid for the nine months ended March 31, 2002 and 2003, respectively.


3.  REVERSE MERGER AND CAPITAL STOCK

As discussed in Note 13, the Company entered into a merger with PlanetCAD Inc. on November 19, 2002 whereby Avatech stockholders received three shares of PlanetCAD for each share of PlanetCAD outstanding on the closing date. On November 19, 2002, PlanetCAD Inc. changed its name to Avatech Solutions, Inc. and assumed the June 30th year-end of Avatach. The merger constitutes a reverse acquisition purchase in which Avatech is treated as the acquiror of PlanetCAD for financial accounting purposes. As a result, the historical capital stock of the Company has been retroactively restated to present as common stock the equivalent number of shares received in the merger and to give effect to the change in par value of the common stock received in the merger. All share and per share data included in the consolidated financial statements have been restated to reflect this transaction.

4.  IMPAIRMENT LOSS

          In fiscal year 2002, the Company determined that the goodwill and other long-lived assets of one of its subsidiaries were likely impaired due to recurring operating losses and changes in the estimates of the future estimated cash flows from these operations over the remaining amortization period. The Company determined that the carrying value of these assets exceeded their estimated fair values by $285,374 and recorded an impairment loss in that amount. The fair value of the long-lived assets was determined using discounted cash flows over the remaining estimated useful life of the assets. Of the recorded impairment loss of $285,374, $283,000 related to goodwill and the remainder related to fixed assets.

5.  BORROWINGS UNDER LINE-OF-CREDIT


          The Company has entered into a revolving line-of-credit agreement with a financial institution which expires October 30, 2003, but is payable within 60 days of demand by the lender. The credit extended under this financing agreement is limited to the lesser of $4.0 million or 75% of the Company's aggregate outstanding eligible accounts receivable. The balance outstanding under this line-of-credit was $1.6 million at March 31, 2003. Borrowings under this line-of-credit bear interest at the prime rate plus 1.5% and are secured by the assets of the Company. In addition, the bank has the right to restrict any prepayment of other indebtedness by the Company.


          Because the interest rate adjusts with changes in the prime rate, the estimated fair value of the borrowings under the line of credit is equal to the carrying amount.

6.  LONG-TERM DEBT, WARRANTS AND GAIN ON THE EXTINGUISHMENT OF DEBT


          At June 30, 2002, the Company was obligated to a junior lender under a note agreement in the amount of $2.96 million, bearing interest at 6.5% per annum. The note required interest only payments through September 30, 2001, with subsequent quarterly payments of principal and interest of $621,311 until maturity in December 2002. In August 2002, the Company entered into an agreement to extinguish the outstanding $2.96 million debt for a cash payment of $1.0 million and compliance with certain non-financial covenants. The Company obtained the $1.0 million due the lender from borrowings from a director and shareholder and from PlanetCAD Inc., each in the amount of $500,000. These borrowings totaling $1.0 million bear interest at 15% per annum. The loan from the director and shareholder matures on July 1, 2003 and is recorded as a note payable to related party in the accompanying balance sheet at March 31, 2003. The loan from PlanetCAD was due at the earlier of
(i) the date on which Avatech became unable or refused to complete the merger, or (ii) July 1, 2003. Accordingly, this note was eliminated in consolidation when the Company completed its merger with PlanetCAD on November 19, 2002. The gain on the extinguishment of the debt of $1.96 million was recorded in August 2002 upon the settlement of the $2.96 million note for cash of $1.0 million and compliance with certain non-financial covenants.

          Prior to the merger with PlanetCAD, the Company had issued approximately $1.8 million of 10% subordinated notes with attached nontransferrable stock purchase warrants to purchase 71,000 shares. These notes bear simple interest at the rate of 10% per annum until all principal and accrued and unpaid interest has been paid. Interest only is payable quarterly until maturity. The notes are fully subordinated to the payment of senior indebtedness (line-of-credit) of the Company. In connection with the merger with PlanetCAD, Inc. in November 2002, approximately $1.5 million of subordinated notes were converted into 610,000 shares of preferred stock in a subsidiary of the Company. The remaining notes of $249,349 at March 31, 2003 are due at July 1, 2003.

          In connection with the merger with PlanetCAD, Inc., Avatech acquired an investment in the common stock of a private company valued at $625,000. On March 25, 2003, the Company issued a $625,000 promissory note to a prospective buyer representing the advance of proceeds for an agreed upon sale of the stock. The note bears interest at 5.0% and matures on May 9, 2003.

 Contemporaneously with the execution of the promissory note, the Company entered into an irrevocable offer to sell the investment in common stock to this prospective buyer pending the outcome of a 30-day right of refusal held by the issuer of the common stock. Avatech has delivered notice to the issuer of its intent to transfer the common stock after the 30-day right of refusal period expires. Upon transfer of the common stock to the buyer, the outstanding promissory note of $625,000 will be cancelled.

          As of March 31, 2003, the Company has outstanding warrants to purchase 25,668 shares of common stock issued in connection with the 10% subordinated notes that are exercisable for $15.46 per share and expire five years after their date of issuance. Warrants for the purchase of 23,436 shares and 372 shares of common stock will expire in 2003 and 2004, respectively. The remaining 1,860 stock purchase warrants will expire in 2007. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits, or recapitalization of the Company.


          The warrants issued in conjunction with the 10% subordinated notes were valued at $19,840, an estimate based on a valuation using the Black-Scholes Pricing Model, a generally accepted warrant valuation methodology. The estimated value of the warrants was recorded as additional paid-in capital and the notes have been recorded net of a discount of $19,840. The estimated fair value of the options was based on the Black-Scholes Pricing Model. The valuation assumptions used included an expected life of five years; an expected price volatility of 0.10; no dividend yield; risk-free interest rate of 5.5%; and the stock price at the date of grant of $11.42. At December 31, 2002, the balance outstanding under the 10% subordinated notes was $248,388.

7.  MINORITY INTEREST


          The Company has issued and outstanding Series A Convertible Preferred Stock in one of its subsidiaries. The Preferred Stock accrues dividends at a rate of 10% per annum on the principal value. Dividends may be paid each quarter from available cash of the Company beginning October 1, 2002. The dividends of the subsidiary's preferred stock is recorded as minority interest in the consolidated statement of operations. All accrued but unpaid dividends shall be paid in cash at or before a liquidation event as defined in the preferred stock agreement. Each share of preferred stock shall automatically convert into 1.1 shares of Avatech Solutions, Inc. upon the earlier of (i) 24 months from the issuance of the preferred stock or (ii) immediately preceding a liquidation event. On all matters submitted to the stockholders of the Company, the shares of Preferred Stock will vote together as a single class with the share of common stock on a one share, one vote basis. The preferred stock is presented as minority interest in the accompanying balance sheet at March 31, 2003.

8.  EMPLOYEE STOCK PLANS

          Effective April 2, 1998, the Company adopted the Avatech Solutions, Inc. 1998 Stock Option Plan. Effective January 1, 2000, the Company adopted the Avatech Solutions, Inc. 2000 Stock Option Plan. Both plans are administered by the Board of Directors and provide for the granting of either qualified or non-qualified stock options to purchase an aggregate of up to 279,000 shares of common stock to eligible employees, officers, and directors of the Company. The options granted under this plan vest in three equal installments on the anniversary date of the grant over a three year period.

          A summary of stock option activity and related information is included in the table below:

                                                                 Year Ended June 30,
                                             2000                       2001                       2002
                                   ------------------------------------------------------------------------------
                                                  Weighted                   Weighted                   Weighted
                                                   Average                    Average                    Average
                                                  Exercise                   Exercise                   Exercise
                                     Options        Price       Options        Price       Options        Price
                                   ------------------------------------------------------------------------------
Outstanding at beginning of year       63,880    $    11.42      102,040    $    11.42      148,497    $    11.42
   Granted                             64,892         11.42       65,604         11.42      157,364         11.42
   Exercised                                -             -            -             -            -             -
   Forfeited                          (26,732)        11.42      (19,147)        11.42      (47,211)        11.42
                                   ------------------------------------------------------------------------------
Outstanding at end of year            102,040    $    11.42      148,497    $    11.42      258,650    $    11.42
                                   ==============================================================================

Exercisable at end of year             35,526    $    11.42       69,374    $    11.42      140,761    $    11.42
                                   ==============================================================================
Weighted-average fair value of
 options granted during the year                 $     3.17                 $     2.55                 $     1.77
                                                 ==========                 ==========                 ==========
Weighted-average remaining
 contractual life                                 9.2 Years                  8.8 Years                  8.7 Years
                                                 ==========                 ==========                 ==========

          Effective May 1, 1998, the Company adopted the 1998 Employee Stock Purchase Plan for all employees meeting certain eligibility requirements. Under the Plan, employees may purchase shares of the Company's common stock, subject to certain limitations, at 85% of its market value as determined by the Board of Directors. Purchases are limited to 10% of an employee's eligible compensation. A total of 55,800 shares are available for sale to employees under this Plan. The Board of Directors authorized the suspension of this Plan in March 2000. During 2000, the Company sold approximately 6,997 shares to employees under this Plan. The Plan does not contain a provision requiring the Company to repurchase shares from terminated employees. However, the Company elected to purchase 11,742 shares for $113,381 in 2001 and 6,751 shares for $65,529 in 2002 from former employees.

          At June 30, 2002, the Company has reserved 302,808 shares of common stock for future issuance upon the exercise of any stock options granted under the 1998 and 2000 Stock Option Plans and upon the exercise of outstanding warrants.

9.  INCOME TAXES

          Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                          June 30,
                                               -----------------------------
                                                    2001            2002
                                               -----------------------------
Deferred tax assets:
  Net operating loss carryforward              $   1,688,082   $   1,860,991
  Allowance for doubtful accounts                     81,974          43,214
  Accrued vacation pay                                 1,822               -
  Book over tax depreciation                          76,571          77,341
                                               -----------------------------
Total deferred tax assets                          1,848,449       1,981,546
Valuation allowance for deferred tax assets       (1,848,449)     (1,608,546)
                                               -----------------------------
Net deferred tax assets                        $           -   $     373,000
                                               =============================

          As of June 30, 2001, the Company recorded a valuation allowance equal to its deferred tax assets due to the inability to conclude that it was more likely than not that those assets would be realized from future taxable income. In August 2002, as described more fully in Note 6, the Company realized a $1.96 million taxable gain from the extinguishment of certain debt. This gain provided significant evidence of the likelihood of taxable income in fiscal year 2003, and the Company therefore at June 30, 2002 recorded a valuation allowance of $1.6 million that resulted in net deferred tax assets of $373,000, or the amount that management estimated was likely to be realizable from taxable income in 2003. The ultimate amount of the net operating loss carryforward used to reduce 2003 taxable income may ultimately differ from the amount estimated, and it is reasonably possible that the difference may be material.

          The Company's provision for income taxes resulted in effective tax rates that varied from the statutory federal income tax rate of 34%, as summarized in the table below.

                                                                       Year Ended June 30,
                                                             2000             2001              2002
                                                        ------------------------------------------------
Expected federal income tax expense (benefit) at 34%    $     (698,100)  $       30,374   $     (181,048)
Expenses not deductible for income tax purposes                 47,419           26,879          153,566
State income taxes, net of federal benefit                     (94,860)           8,580          (24,601)
Change in valuation allowance for deferred taxes               735,900          (54,441)        (239,903)
Other                                                            9,641            1,608            6,986
                                                        ------------------------------------------------
                                                        $            -   $       13,000   $     (285,000)
                                                        ================================================

          At June 30, 2002, the Company has net operating loss carryforwards totaling approximately $4,800,000, which will begin to expire in 2012. Certain net operating loss carryforwards at June 30, 2002, are related to subsidiaries of the Company, and are available only to offset future taxable income of those subsidiaries.


          During the nine months ended March 31, 2003, the Company recorded deferred income tax expense of $373,000 related to the estimated reduction in deferred tax assets in fiscal 2003. This increase in deferred income tax expense coupled with certain state income tax expense resulted in the additional income tax expense for the nine months ended March 31, 2003. The Company estimates that its total income tax expense in fiscal year 2003 will approximate $408,000.


10. COMMITMENTS AND CONTINGENCIES

          Operating Leases. The Company leases certain office space and equipment under noncancellable operating lease agreements that expire in various years through 2006, and generally do not contain significant renewal options. The Company also leases one office location from an entity controlled by a stockholder under a noncancellable operating lease, which expires in 2003. Future minimum payments under all noncancellable operating leases with initial terms of one year or more consisted of the following at June 30, 2002:

                                 Related
Year ended June 30                Party          Other          Total
                              ------------------------------------------
  2003                        $     42,552   $    821,490   $    864,042
  2004                                   -        469,621        469,621
  2005                                   -        115,934        115,934
  2006                                   -         25,515         25,515
                              ------------------------------------------
Total minimum lease payments  $     42,552   $  1,432,560   $  1,475,112
                              ==========================================

                                  2000           2001           2002
                              ------------------------------------------
Office space                  $  1,009,056   $  1,066,818   $  1,162,344
Equipment                           99,915         69,132         40,361
                              ------------------------------------------
                              $  1,108,971   $  1,135,950   $  1,202,705
                              ==========================================

          Rent expense for the years ended June 30, 2000, 2001 and 2002 included amounts paid to related parties of approximately $82,000, $83,000 and $85,000, respectively.


          Agreements with Executives. The Company has entered into agreements with three executives that provide for payments of eighteen months of salary and immediate vesting of all stock options not previously vested upon termination of the executive or change in control of the Company, as defined. At March 31, 2003, the total contingency was approximately $500,000.


          Litigation. On May 21, 2002, a former employee filed a lawsuit against the Company alleging breach of employment contract in connection with the former employee's dismissal. The lawsuit alleges damages in the amount of $187,500. This lawsuit was settled for an agreed upon cash payment.

11. EMPLOYEE BENEFIT AND INCENTIVE COMPENSATION PLANS


          Effective January 1, 1998, the Company adopted the Avatech Solutions, Inc. 401(k) Retirement Savings Plan and Trust (the "Plan"). The Plan is a defined contribution plan, which covers substantially all employees of the Company, or its wholly-owned subsidiaries, who have attained age 21 and have completed 6 months of service. Participants may elect to contribute from 1% to 15% of eligible annual compensation to the Plan. Maximum salary deferrals are currently $10,000 per year. The Company will match 25% of the participant salary deferrals up to 6% of a participant's compensation for all participants employed on the last day of the Plan year. The Company may also make discretionary profit-sharing contributions to the Plan for all participants who are employed on the last day of the Plan year. The total amount recorded by the Company as expense during the years ended June 30, 2000, 2001 and 2002, was approximately $86,000, $79,000 and $62,000, respectively. The Company did not contribute to the plans for the nine months ended March 31, 2002 and 2003, respectively.


12. SIGNIFICANT SUPPLIER

          Approximately 80%, 87% and 92% of the Company's purchases for the years ended June 30, 2000, 2001 and 2002, respectively, were from one vendor and approximately 85% and 81% of accounts payable at June 30, 2001 and 2002, respectively, were due to this vendor.


          The Company's purchases for the nine months ended March 31, 2003 were 95% from this same vendor and approximately 60.0% of accounts payable at March 31, 2003 were due to this vendor.

13. BUSINESS COMBINATION - MERGER WITH PLANETCAD, INC. (UNAUDITED)

          On November 19, 2002, the Company consummated a merger with PlanetCAD Inc., whereby shareholders of the Company exchanged their shares of the Company's common stock for common stock of PlanetCAD. Upon completion of the merger, the shareholders of the Company owned 75% of the outstanding common stock of PlanetCAD. PlanetCAD develops, markets, and supports cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. In connection with the merger, options and warrants to purchase the common stock of the Company were converted into options and warrants to acquire common stock of the post-merger entity based on the merger exchange ratio.


          For accounting purposes, the Company was deemed to have acquired PlanetCAD, as its shareholders own a majority of the outstanding common stock of the surviving entity. Upon the completion of the merger, the Company has 2,965,958 shares of outstanding common stock, 2,220,670 of which were issued to shareholders of Avatech upon the closing date. The results of operations of PlanetCAD are included in the accompanying statements of operations since November 1, 2002 or the effective date of the merger. The purchase method of accounting was used to record the acquisition, and the cost of acquiring PlanetCAD of $2.2 million, including estimated acquisition costs of $1.0 million, was assigned to acquired assets and liabilities based on their estimated fair value, as determined by an independent appraisal. The Company has not finalized the allocation process as management continues to assess the fair value of certain assets as well as negotiate with service providers over certain merger costs. Accordingly, the allocation of the purchase price is preliminary, however; management believes that the final purchase price will not vary significantly from the preliminary allocation included in the accompanying consolidated financial statements. The purchase price allocation to acquired assets and liabilities at the acquisition date is summarized below:

  ASSETS
  Cash                                                          $      995,000
  Accounts receivable                                                  120,000
  Investments in equity securities                                     625,000
  Prepaid expenses and other current assets                            611,000
  Property and equipment                                               337,000
  Acquired technology and other amortizable intangible assets          216,000
                                                                --------------
  Total assets                                                  $    2,904,000
                                                                --------------

  LIABILITIES
  Accounts payable and accrued expenses                                720,000
  Deferred revenue                                                     229,000
                                                                --------------
  Total liabilities                                                    949,000
                                                                --------------

  Cost of net assets acquired, excluding acquired in-process
   research and development assets of $282,000                  $    1,955,000
                                                                ==============


          The value allocated to projects identified as in-process research and development of PlanetCAD products was charged to expense immediately following the completion of the merger. This write-off was necessary because the acquired in-process research and development had not yet reached technological feasibility and has no future alternative uses, and the related products under development may not achieve commercial viability. The value of acquired technology was determined by taking into account risks related to the characteristics and applications of the developed technology, existing and future markets and assessments of the stage of the developed technology's life cycle. This analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalized. The developed technology and other intangible assets are being amortized on a straight-line basis over 4 to 6 years.

          The following summarizes the unaudited pro forma statements of operations information for the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 and 2003, assuming that the acquisition was completed on July 1, 2001. The in-process research and development charge is excluded from the pro forma statements of operations information because the charge is non-recurring. The results are not necessarily indicative of what would have occurred had this transaction been consummated as of the beginning of the period nor of future operations:

                                                      Year ended June 30             Nine Months Ended March 31
                                               -----------------------------------------------------------------
                                                    2001             2002             2002             2003
                                               -----------------------------------------------------------------
Revenue                                        $   33,396,903   $   31,580,291   $   24,623,983   $   19,360,756
Net loss                                       $  (14,130,629)  $   (8,210,294)  $   (7,222,861)  $   (2,225,568)
Loss per common share, basic and diluted       $        (4.87)  $        (2.80)  $        (3.25)  $        (0.86)


14. LIQUIDITY AND CAPITAL RESOURCES


          As discussed more fully in Note 13, in November 2002, the Company completed the acquisition of PlanetCAD, Inc. In connection with the acquisition, the Company incurred approximately $1.0 million of merger costs, and PlanetCAD incurred approximately $1.3 million of merger costs. These costs have reduced the amount of working capital that the Company has available for its operations. Management continues to negotiate with service providers to reduce the amounts billed and extend the terms for payment of unpaid obligations related to the merger. One of the Company's directors has expressed their intention of lending the Company up to $500,000 to fund any needed working capital deficiencies. Based on an evaluation of the likely cash generated from operations in the near term, available capital resources and the timing of cash payments to vendors, management believes that it has sufficient sources of working capital to fund its operations in the normal course of business. The Company has engaged an investment banking firm to assist in obtaining long-term financing. Additionally, the Company plans to raise between $1.0 million to $2.0 million of short term financing on acceptable terms by June 30, 2003.

          ANNEX A: AVATECH SOLUTIONS, INC. RESTRICTED STOCK AWARD PLAN

               Section 1. Purpose. The Avatech Solutions, Inc. Restricted Stock Award Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers, directors, key employees and consultants of Avatech Solutions, Inc. (the "Company") and its present or future subsidiaries ("Subsidiaries"), by providing them with opportunities to acquire common stock of the Company, par value par value $0.01 per share ("Common Stock") pursuant to terms and restrictions contained in this Plan and in an agreement with the Company (an "Award").

               Section 2. Administration. The Board of Directors ("Board") of the Company shall supervise and administer the Plan.

                        2.1. The Board will resolve any questions of interpretation of the Plan or of any Awards, and such determination shall be final and binding upon all persons.

                        2.2. A Committee of the Board of Directors comprised solely of two non-employee directors (within the meaning of Rule 16b-3 under the Exchange Act of 1934, 17 C.F.R. Section 240.16b-3(b)(3)) (the "Committee") shall have any or all of the powers and discretions vested in the Board under the Plan, except the power to amend or terminate the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by a majority of the Committee members.

               Section 3. Awards. "Award Shares" are shares of Common Stock transferred to Participants (as defined in 3.2.3) pursuant to an Award in exchange for past or future service to the Company or its Subsidiaries without other payment therefor.

                        3.1. Governing Agreements. Each Award will be governed by an "Award," which may contain any provision the Board determines appropriate, including without limitation, provisions for the forfeiture of and restrictions on the sale, resale or other disposition of shares acquired under any Award, provisions giving the Company the right to repurchase shares acquired under any Award, provisions to comply with federal and state securities laws, or understandings or conditions as to the Participant's employment, in addition to those specifically provided for under the Plan.

                        3.2. Nontransferability. Except as provided below or as explicitly provided in the Award, a Participant may not transfer Common Stock represented by an Award that is subject to forfeiture, redemption or other restriction on resale imposed by its governing Award ("Unvested Shares").

                             3.2.1. Unvested Shares (i) may be tendered in
response to a tender offer for a request or invitation to tenders of greater than 50 percent of the outstanding Common Stock of the Company or (ii) may be surrendered in a merger, consolidation or share exchange involving the Company; provided, in each case, that the securities or other consideration (including any cash) received in exchange for the Unvested Shares will be subject to the restrictions and conditions on the Unvested Shares set forth in the Award. In the event of and immediately upon receipt by a third party of Unvested Shares by any person or entity other than the Company pursuant to a transaction under this
Section 3.2, the Unvested Shares will no longer be subject to restrictions on transfer, sale, assignment, etc. imposed by this Plan or any Award.

                             3.2.2. In the event of any change in the
outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Unvested Shares shall be treated in the same manner in any such transaction as other Common Stock. Any Common Stock or other securities received by the Grantee with respect to the Unvested Shares in any such transaction shall be subject to the restrictions and conditions set forth in this Award.

                             3.2.3. In the event that Unvested Shares are
transferred by will or the laws of descent and distribution, any payments shall be made only to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant's rights under the Award shall pass by will or the laws of descent and distribution and only to the extent, if any, that the deceased Participant was entitled at the date of the Participant's death.

               Section 4. Participants. The Board, in its sole discretion, will designate "Participants" to receive Award Shares. Notwithstanding this authority, the Board may designate as Participants only natural persons who:

                        4.1. are employees, officers, directors, or consultants of the Company or one of its Subsidiaries and immediately prior to receiving the designated Award, are owners of common stock or options to purchase common stock of the Company; or

                        4.2. are officers or directors of the Company regardless of ownership of any common stock or options to purchase common stock of the Company.

Award Shares may be granted under this Plan to persons who have previously received Award Shares or other benefits under this or other plans of the Company.

               Section 5. Shares Reserved Under the Plan. There is hereby reserved for issuance as Award Shares under the Plan an aggregate of 200,000 shares of Common Stock, which may be authorized but unissued or treasury shares.

                        5.1. Reissue of Shares. Any shares of Common Stock subject an Award may thereafter be subject to a new Award under the Plan if the shares of Common Stock are issued under an Award and are subsequently reacquired by the Company pursuant to the terms of the Award.

                        5.2. Adjustment Provisions. If the Company at any time changes the number of issued shares of Common Stock without new consideration to the Company (by stock dividend, stock split, or a similar transaction), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding Award shall be adjusted so that the value of each such Award shall not be changed. Awards may contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar occurrences.

               Section 6. Valuation. The fair market value of the Award Shares on any given day will be:

                        6.1. if the Common Stock is listed on a national securities exchange, the mean between the highest and lowest sale prices reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported;

                        6.2. if the Common Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the average between the high bid price and low ask price reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported;

                        6.3. if the common stock is listed on the OTC Bulletin Board, the last closing price of the common stock of the Company on the OTC Bulletin Board as of the close of business on the last business day prior to the date on which the shares are to be valued.

                        6.4. if the Common Stock is not listed on a national securities exchange nor quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, nor listed on the OTC Bulletin Board, the most recent price at which shares of the Company's common stock traded in any recognized securities market.

                        6.5. if the Common Stock is not listed on a national securities exchange nor quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, nor listed on the OTC Bulletin Board, nor traded in any recognized securities market, the amount determined by the Board to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service; or

                        6.6. in the event of a transaction pursuant to judicial order, state law, or a vote of the majority of the Company's shareholders which results in receipt of value by the shareholders in exchange for their shares of common stock, that same amount received by the shareholders.

               Section 7. No Employment Agreement. Neither this Plan nor any Award are, nor should either be construed to embody or contain, an agreement or promise of future employment of the Participant by the Company or its Subsidiaries. A Participant's right, if any, to continue to serve the Company or its Subsidiaries as an officer, employee or otherwise, shall not be enlarged or otherwise affected by the Plan.

               Section 8. Duration, Amendment and Termination.

                        8.1. The Board may not grant Award Shares more than ten years after the date on which the Plan is adopted by the Board; provided, however, that the terms and conditions of any Award may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest in the Award.

                        8.2. The Board, pursuant to a mutual agreement between the affected Participant and the Company, may grant Award Shares under the Plan or any future plan of the Company in substitution and in exchange for, and in cancellation of, any previously-granted Award Shares.

                        8.3. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant's consent. No amendment of the Plan shall, require the approval of the stockholders of the Company, except to the extent required by law, regulation or stock exchange requirements.

                      ANNEX B: CERTIFICATE OF DESIGNATIONS

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                ($0.01 Par Value)

                                       of

                             AVATECH SOLUTIONS, INC.

                                   ----------

                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                                   ----------

     Avatech Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     FIRST: That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation adopted the following resolutions creating a series of One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share, designated as Series C Convertible Preferred Stock:

     RESOLVED: That pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of Article SIXTH, Section 2 of the Corporation's Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation (the "Series C Convertible Preferred Stock") be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series C Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as set forth in Exhibit A attached hereto.

     RESOLVED: That the Chairman and Chief Executive Officer, President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and they hereby are, authorized and directed, in the name and on behalf of the Corporation, to file the Certificate of Designations in accordance with the provisions of the Delaware General Corporation Law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

     SECOND: That the aforesaid resolutions were duly and validly adopted in accordance with the applicable provisions of Section 151 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation.

     THIRD: That the aforesaid designations shall become effective upon the filing of this Certificate with the office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, said Avatech Solutions, Inc. has caused this Certificate to be executed and attested, this 4th day of April, 2003.


                                             AVATECH SOLUTIONS, INC.


                                             By:
                                                --------------------------------
                                                Donald R. Walsh
                                                Chief Executive Officer


                                             Attest:


                                             -----------------------------------
                                             Gary Rever, Secretary

     1. Designation. The Corporation hereby designates a single series of Preferred Stock, the designation of which shall be "Series C Convertible Preferred Stock," $0.01 par value per share (hereinafter called the "Series C Convertible Preferred Stock"), and the number of authorized shares constituting the Series C Convertible Preferred Stock shall be one million (1,000,000) shares.

     2.   Certain Definitions.

          (a)  "Board" shall mean the Board of Directors of the Corporation.

          (b) "Common Stock" shall mean the Common Stock, $.01 par value, of the Corporation.

          (c) "Corporation" shall mean Avatech Solutions, Inc., a Delaware corporation.

          (d) "Liquidity Event" shall mean (i) a sale of all or substantially all of the assets or Common Stock of the Corporation, (ii) a merger or consolidation of the Corporation with any other entity that results in the existing holders of Common Stock (on a fully diluted basis) owning less than 50% of the combined entities (on a fully diluted basis), or (iii) a liquidation, dissolution or winding-up of the Corporation.

          (e) "Original Issuance Date" for any share of the Series C Convertible Preferred Stock shall mean the date on which such share of the Series C Convertible Preferred Stock was originally issued.

          (f) "Original Series C Issuance Price" shall mean $1.69 per share for the Series C Convertible Preferred Stock as adjusted to reflect any stock splits, stock dividends or other recapitalizations involving the Series C Convertible Preferred Stock.

          (g) "Preferred Stock" shall mean any series of preferred stock of the Corporation.

     3. Voting. Except as may be otherwise provided in these terms of the Series C Convertible Preferred Stock or by law, the Series C Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series C Convertible Preferred Stock shall entitle the holder thereof to one vote per share on each such action.

     4. Dividends. The holders of the Series C Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, quarterly dividends when, as and if declared by the Board, at the rate of ten percent (10.0%) per annum of the Original Series C Issuance Price from the Original Issuance Date. Such dividends are (i) prior and in preference to any declaration or payment of any dividend or other distribution on Common Stock (other than a dividend payable in shares of Common Stock) or on any other class or series of capital stock ranking junior to the Series C Convertible Preferred Stock with respect to dividends, (ii) pari passu with any other shares of Preferred Stock entitled to participate pari passu with the Series C Convertible Preferred Stock with respect to dividends and (iii) subject to the rights of any series of Preferred Stock that ranks, with respect to dividends, senior to the Series C Convertible Preferred Stock. Except as otherwise provided in Section 7 hereof, such dividends shall accrue on each share of Series C Convertible Preferred Stock on a daily basis from the Original Issuance Date whether or not earned or declared and whether or not there shall be net assets or profits of the Corporation legally available for the payment of such dividends. Such dividends shall be cumulative, so that if such dividends with respect to any previous or current dividend period at the rate provided for herein have not been paid on all shares of Series C Convertible Preferred Stock at the time outstanding, the deficiency shall be fully paid on such shares before any distribution shall be paid on, or declared and set apart for, Common Stock or any other class or series of capital stock ranking junior to the Series C Convertible Preferred Stock with respect to dividends. All accrued but unpaid dividends shall be paid, in cash, at or before any Liquidity Event.

     5.   Liquidation.

          (a) Except as otherwise provided in Section 7 hereof, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series C Convertible Preferred Stock shall be entitled to receive for each share of Series C Convertible Preferred Stock, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, and subject to the rights of any series of Preferred Stock that ranks, on liquidation, senior to the Series C Convertible Preferred Stock ("Senior Securities"), but pari passu with any other shares of Preferred Stock under the terms of which holders thereof shall be entitled to participate pari passu with the Series C Convertible Preferred Stock upon liquidation, an amount equal to the Original Series C Issuance Price, plus an amount equal to all accumulated but unpaid dividends thereon to and including the date full payment is tendered to the holders of Series C Convertible Preferred Stock (collectively the "Series C Preference Amount"). If upon the occurrence of such event the assets and funds thus distributed among the holders of Series C Convertible Preferred Stock and any other shares of Preferred Stock entitled to participate pari passu with the Series C Convertible Preferred Stock upon liquidation are insufficient to permit the payment to such holders of their full preferential amount described herein, then the entire assets and funds of the Corporation legally available for distribution, after satisfaction of the rights of any Senior Securities, shall be distributed ratably among the holders of the then outstanding Series C Convertible Preferred Stock and any other shares of Preferred Stock entitled to participate pari passu with the Series C Convertible Preferred Stock, upon liquidation, in proportion to the preferential amount that each such holder is otherwise entitled to receive.

          (b) For purposes of this Section 5, a liquidation, dissolution or winding up of the Corporation shall include the Corporation's sale of all or substantially all of its assets. The Corporation shall not consummate any transaction deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation under this subsection (b) until the provisions of this Section 5 have been satisfied.

     6. Protective Provisions. So long as any shares of Series C Convertible Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock, voting as a single class:

          (a) amend the Certificate of Incorporation or the bylaws of the Corporation in any manner that would alter, change or repeal any of the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Series C Convertible Preferred Stock, or

          (b) effect any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, including the sale of all or substantially all of its assets.

     7. Conversion. The holders of shares of Series C Convertible Preferred Stock shall have the following conversion rights:

          (a) Optional Conversion. At any time from and after 120 days following the Original Issuance Date.

          (b) Mandatory Conversion. Upon the Corporation's common stock being listed on the NASDAQ National Market System, and the Corporation's common stock closing at or in excess of $6.76 per share for 60 consecutive trading days in such market.

          (c)  Conversion Mechanics.

               (i) In the case of a conversion pursuant to Section 7(b) above, the Corporation shall give the holders of the Series C Convertible Preferred Stock written notice of a Mandatory Conversion, no less than 20 business days prior to the closing thereof. As soon as practicable after the closing of a Mandatory Conversion or after the Corporation receives written notice of an Optional Conversion, the Corporation shall send written instructions to the holders of the shares of Series C Convertible Preferred Stock being converted (the "Converting Shares") regarding surrender of certificates representing Converting Shares, and the holders of the Converting Shares shall surrender the certificate(s) evidencing the Converting Shares, which were automatically converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of such class of capital stock) at any time during its usual business hours, together with written notice by the holder of the Converting Shares, giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the shares of Common Stock shall be issued and instructions for the delivery thereof (the "Notice of Recipients of Common Stock"). If the person(s) named in the Notice of Recipients of Common Stock are not the same as the names of the registered holder of the Converting Shares, the notice provided by the holder of the Converting Shares to the Corporation shall include a duly executed written instrument or instruments of transfer in a form which is reasonably satisfactory to the Corporation. As soon as practicable after receipt by the Corporation of the Notice of Recipients of Common Stock, together with the certificate(s) evidencing the shares of Series C Convertible Preferred Stock which were automatically converted (and written instruments of transfer, if necessary), the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Common Stock issuable upon such conversion.

               (ii) All shares of Series C Convertible Preferred Stock which are converted pursuant to this Section 7 as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including rights, if any, to receive notices and to vote, shall immediately cease and terminate as of the effective date of conversion, and in the case of a conversion pursuant to a Liquidating Event prior to the closing of the Liquidating Event), except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Series C Convertible Preferred Stock so converted shall be retired.

               (iii) Upon any conversion of Series C Convertible Preferred Stock pursuant to this Section 7, no adjustment to the Conversion Price shall be made for any accrued but unpaid dividends on the Series C Convertible Preferred Stock converted or to be converted, which dividends shall be paid in accordance with clause (ii) above.

               (iv) Upon the issuance of the Common Stock in accordance with this Section 7, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

          (d) Conversion Rate. The "Conversion Rate" as used in this Section 7 refers to the conversion of a share of Series C Convertible Preferred Stock into a number of shares of Common Stock equal to the Series C Preference Amount divided by the Conversion Price (as defined below) in effect from time to time. The "Conversion Price" per share applicable to the Series C Convertible Preferred Stock shall initially be the Original Series C Issuance Price, provided that the Conversion Price shall be subject to adjustment as hereinafter provided.

          (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Corporation shall at any time or from time to time after the Original Issuance Date effect a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 7(e) shall become effective at the time the subdivision or combination becomes effective.

          (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction;

               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or at the close of business on such record date; and

               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or at the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 7(e) as of the time of actual payment of such dividends or distributions.

          (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock shall be changed into or exchanged for the same or different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares of Common Stock provided for in Section 7(e)), then and in each such event the holder of each share of Series C Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the numbers of shares of Common Stock into which such shares of Series C Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (h)  Adjustments to Conversion Price for Certain Diluting Issues.

               (i) Special Definitions. For purposes of this Section 7(h), the following definitions shall apply:

                       (1) "Additional Common Stock" shall mean all Common Stock issued (or, pursuant to Section 7(h)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than Common Stock issued or issuable:

                              (A)  as a dividend or distribution on the Series C
Convertible Preferred Stock;

                              (B)  shares of Common Stock issued upon a
subdivision or combination of shares of Common Stock as provided in Section 7(e) above or as a dividend as provided in Section 7(f) above or securities issued pursuant to a recapitalization or other event specified in Section 7(g) above;

                              (C)  shares of Common Stock as compensation to
employees, consultants, officers or directors of the Corporation pursuant to stock option, restricted stock or other equity compensation plans or agreements, as approved by the Board;

                              (D)  shares of Common Stock issued or issuable in
a registered public offering;

                              (E)  shares of Common Stock or instruments
convertible or exercisable into shares of Common Stock issued to a financial institution in connection with a credit facility or other debt financing, as approved by the Board; and

                              (F)  shares of Common Stock or instruments
convertible or exercisable into shares of Common Stock of the Corporation issued in connection with a merger, consolidation, acquisition or similar business combination that has been approved by at least a majority of the then outstanding Series C Convertible Preferred Stock.

                       (2) "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities, issued after the Original Issue Date, convertible into or exchangeable for Common Stock.

                       (3) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Common Stock or Convertible Securities.

               (ii) Adjustment of Series C Conversion Price Upon Issuance of Additional Common Stock. If the Corporation issues Additional Common Stock before conversion or redemption of the Series C Convertible Preferred Stock (including Additional Common Stock deemed to be issued pursuant to Section 7(h)(iii) below) for a consideration per share less than the Original Series C Issuance Price of any outstanding share of Series C Convertible Preferred Stock in effect on the date of and immediately prior to such issuance, then, in each such event, the Conversion Price of such share then in effect shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (B) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of such Additional Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated as if any Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and all outstanding Options had been exercised.

               (iii)   Deemed Issuance of Additional Common Stock.

                       (1) Options and Convertible Securities. If the Corporation, at any time or from time to time after the Original Issuance Date, issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the Corporation shall be deemed to have issued Additional Common Stock as of the time of such issuance or, if such a record date has been fixed, as of the close of business on such record date, in the amount and for the consideration per share provided herein.

                              (A)  Number of Additional Shares. The number of
shares of Additional Common Stock deemed issued with respect to such Options or Convertible Securities shall be the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options and/or the conversion or exchange of such Convertible Securities.

                              (B)  Consideration Per Share. The consideration
per share received by the Corporation for Additional Common Stock deemed to have been issued pursuant to Options and Convertible Securities, shall be determined by dividing: (1) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any-provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                       (2) Adjustments. In any such case in which Additional Common Stock are deemed to be issued:

                              (A)  no further adjustment in the Series C
Conversion Price shall be made upon (a) the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or (b) the conversion or exchange of such Convertible Securities;

                              (B)  if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, then the Series C Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                              (C)  if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, then the Series C Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                              (D)  if the conversion privilege or similar right
represented by any such Convertible Securities shall expire or be cancelled or terminated without having been exercised, the Series C Conversion Price as adjusted upon the original issuance of such Convertible Securities shall be readjusted to the Series C Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Common Stock deemed to be issued were the Additional Common Stock, if any, actually issued or sold on the exercise of such conversion or similar right with respect to such Convertible Securities, and such Additional Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation, whether or not converted, for issuing or selling the Convertible Securities; and

                              (E)  no readjustment pursuant to clause 2 above
shall have the effect of increasing the Series C Conversion Price above the Series C Conversion Price that would be in effect if such Option or Convertible Securities had not been issued.

               (iv)    Determination of Consideration. For purposes of this
Section 7(h), the consideration received by the Corporation for the issuance of any Additional Common Stock shall:

                       (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                       (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; and

                       (3) if Additional Common Stock is issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

          (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this
Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms of this Section 7 and furnish to each holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series C Conversion Price at the time in effect for the Series C Convertible Preferred Stock, and (iii) the number of shares of Common Stock and the type and amount, if any, or other property that at the time would be received upon conversion of the Series C Convertible Preferred Stock. Upon the written request of any holder of Series C Convertible Preferred Stock, the Corporation will as soon as reasonably practicable provide to such holder written statement of the Series C Conversion Price at the time in effect for the Series C Convertible Preferred Stock and the number of shares of Common Stock which at the time would be received upon conversion of the Series C Convertible Preferred Stock.

          (j) Payment of Taxes. The Corporation will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series C Convertible Preferred Stock) that may be imposed in respect o the issue or delivery of shares of PlanetCAD Common Stock upon conversion of the shares of Series C Convertible Preferred Stock.

          (k) Minimum Adjustment. No adjustment of the Series C Conversion Price shall be made in an amount less than $.01 per share; provided, however, that any adjustments which are not required to be made as a result of the operation of this subsection shall be carried forward and shall be taken into account in any subsequent adjustment.

     8. Reissue of Shares. Shares of Series C Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall not be cancelled, retired or eliminated from the shares which the Corporation is authorized to issue, and may be reissued as shares of Series C Convertible Preferred Stock or redesignated as part of another series of preferred stock

     9. Exchange for Other Preferred Stock. If the Corporation issues shares of another series of Preferred Stock containing (a) a higher preference for dividends or (b) a lower Conversion Price than the Series C Convertible Preferred Stock, a holder of shares of Series C Convertible Preferred Stock may exchange all, but not less than all, of his shares for the number of shares of such new Preferred Stock that equal the largest whole number equal to or less than the total amount paid by the holder for his Series C Convertible Preferred Stock divided by the purchase price per share of such new Preferred Stock. In order to exercise this right of exchange, the Purchaser must notify the Corporation in writing of his intent and must sign any agreement the Corporation reasonably requires to effect the exchange, including, but not limited to, any agreement relating to the registration of such stock with the SEC or any State.

     10. Redemption. The Corporation shall redeem any outstanding shares of Series C Convertible Preferred concurrently with, or as soon as practicable after, the Corporation is merged with or consolidated into another corporation ("Business Combination"), provided that all of the following conditions are satisfied: (a) the Corporation's Board of Directors has approved the Business Combination and, if required by Delaware law, has submitted the Business Combination to a vote of the Corporation's shareholders, and the shareholders have approved the Business Combination, and (b) at the meeting at which the Corporation's Board of Directors has approved the Business Combination, any director who holds, directly or indirectly, any shares of the Series C Convertible Preferred Stock shall not vote on the proposed Business Combination.

     11. Notices. Unless otherwise specified, any notice required by the provisions of these designations shall be deemed given upon the earlier of the following events: (a) personal delivery to the party to be notified, (b) facsimile transmission to the party to be notified (with written or facsimile confirmation of receipt), (c) delivery by an overnight express courier service to the party to be notified (delivery, postage or freight charges prepaid), or
(d) on the third business day following deposit in the United States Post Office (if sent by registered or certified mail, return receipt requested, with delivery, postage or freight charges prepaid), addressed in the case of notice to the holders of record of Series C Convertible Preferred Stock to each holder at such holder's address appearing on the books of the Corporation and in the case of notice to the Corporation to the President at the principal executive offices of the Corporation.

     12. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series C Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this designation (as such designation may be amended from time to time) and in the Certificate of Incorporation of the Corporation.

     13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     14. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this designation (as such designation may be amended from time to time) is held invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series C Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this designation (as so amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series C Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series C Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional, or other special rights of Series C Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

                   ANNEX C: PREFERRED STOCK PURCHASE AGREEMENT

                             AVATECH SOLUTIONS, INC.

     This Preferred Stock Purchase Agreement (this "Agreement") is made and entered into as of the _____ day of ______________, 2003, by and among Avatech Solutions Inc., a Delaware corporation (the "Company"), and each of the persons and/or entities identified on Schedule 1 hereto (the "Purchasers").

                                    RECITALS

     WHEREAS, the Company wishes to sell to the Purchasers shares of Series C Convertible Preferred Stock (the "Shares"), pursuant to the terms and conditions set forth below; and

     WHEREAS, the Purchasers wish to purchase the Shares on the terms and subject to the conditions set forth below;

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants, agreements, conditions, representations, and warranties contained in this Agreement, the Company and the Purchasers hereby agree as follows:

SECTION 1: PURCHASE AND SALE OF PREFERRED STOCK

     1.1.  Authorization of Shares. On or after the Closing Date (as defined in
Section 1.4), (a) the Company shall have authorized the issuance of the Shares to Purchasers, and (b) the Company shall have reserved the proper number of shares of Common Stock of the Company issuable upon conversion of the Shares (the "Conversion Shares"). The Shares shall have the rights, preferences, privileges and restrictions set forth in a certificate of designations filed with the Secretary of the State of Delaware, substantially in the form attached hereto as Exhibit A (the "Designation").

     1.2. Purchase and Sale. Subject to the terms and conditions hereof, the Company agrees to issue to each Purchaser that number of Shares set forth opposite each Purchaser's name on Schedule 1. In exchange for the issuance of the Shares, each Purchaser agrees to purchase the Shares at a purchase price of $1.69 per share, for a total price as set forth opposite the Purchaser's name on
Schedule 1 (the "Total Purchase Price").

     1.3. Election to Purchase Additional Shares. The Purchaser may elect to purchase additional shares of Series C Convertible Preferred Stock of the Company (the "Additional Shares") on the same terms and conditions contained in this Agreement, except as specifically set forth in this Section 1.3. This election (the "Additional Share Election") must be received by the Company, in writing on or before the first anniversary of the Closing Date.

           (a) Price. In the event that a Purchaser makes an Additional Share Election, the "Conversion Price" of any Shares purchased will be $2.50 per share. The "Additional Share Purchase Price" shall be the Conversion Price multiplied by the number of Additional Shares.

           (b) Number of Shares. Each Purchaser may elect under this Section 1.3 to purchase any whole number of Additional Shares, up to the amount of the Total Purchase Price.

           (c) Delivery. The Additional Shares and the Additional Share Purchase Price shall be issued and delivered (the "Additional Share Closing") at such time (the "Additional Share Closing Date") and place and by such method as agreed upon by the Company and the Purchaser. As soon as practicable after the issuance of the Additional Shares, the Company will deliver to each Purchaser a certificate representing the Additional Shares.

           (d) Application of Entire Agreement. Except where specifically superceded by a provision of this Section 1.3, the term "Share" or "Shares" in this Agreement shall be construed to include Additional Shares.

Notwithstanding this construction, no portion of this Agreement shall be construed to provide rights to a Purchaser with respect to Additional Shares which have not yet been issued or which are not yet eligible for registration.

     1.4. Closing. The issuance of the Shares (but not any Additional Shares) under this Agreement (the "Closing") shall take place on ________________, 2003 (the "Closing Date"). At or as soon as practicable after the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares set forth opposite that Purchaser's name on Schedule 1, against delivery to the Company of this executed Agreement, and the Purchaser will deliver the Total Purchase Price to the Company.

     1.5 Covenants of the Company related to Conversion. The Company agrees, at all times from the Closing Date until all of the Shares are converted into Conversion Shares, to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the Conversion of the Shares into Conversion Shares, the number of shares of its common stock as are then required to effect the conversion of all outstanding Shares.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, as applicable, hereby represents and warrants to each Purchaser as follows:

     2.1. Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to file the Designation (collectively, the "Preferred Stock Agreement"), to issue and sell the Shares, to carry out the provisions of the Preferred Stock Agreement, and to carry on its business as presently conducted. The Company is duly qualified and is authorized to do business and is in good standing in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary; except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

     2.2. Capitalization. The authorized capital stock of the Company, immediately prior to the Closing and prior to filing the Designation, consists of a total of 25,000,000 shares, of which (a) 22,500,000 shares are Common Stock, of which 2,965,958 shares are issued and outstanding and 657,808 shares of which are reserved for future issuance upon the exercise of any stock options granted under the 1998, 2000, and 2002 Stock Option Plans, the 2003 Restricted Stock Award Plan, and upon the exercise of outstanding warrants and (b) 2,500,000 shares are Preferred Stock, of which 100,000 shares are designated Series A Junior Participating Preferred Stock and 1,202,463 are designated as Series B Preferred Stock, none of which are issued and outstanding. All issued and outstanding shares of the Company's Common Stock (x) have been duly authorized and validly issued, (y) are fully paid and nonassessable, and (z) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Designation, the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances, provided, however, that the Conversion Shares may be subject to restrictions on transfer under state and federal securities laws.

     2.3. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders, necessary for the authorization of this Agreement and the Designation, the performance of all obligations of the Company thereunder, and the authorization, sale, issuance and delivery of the Shares and Conversion Shares thereto have been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) applicable law related to the enforceability of the indemnification provisions set forth in Section 5 of this Agreement. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

     2.4. Registration Statement on Form S-1. A draft or filed version of a Registration Statement on Form S-1, dated February ___, 2003 (the "Registration Statement") was provided to each Purchaser and, when filed, will be available at http://www.sec.gov. The Registration Statement contains information regarding the current businesses of the Company and certain information regarding future plans of the company.

     2.5. Compliance With Other Instruments. The Company is not in violation of or default under (a) any term of its certificate of incorporation or bylaws, (b) any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound, (c) any judgment, decree, order, writ or, to the Company's knowledge, or (d) any statute, rule or regulation applicable to the Company, which violation of or default under would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution, delivery, and performance of and compliance with the Preferred Stock Agreement, and the issuance and sale of the Shares and the Conversion Shares pursuant thereto will not, with or without the passage of time or giving of notice, result in any such material violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture, or non-renewal of any permit license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

     2.6. Litigation. Except as set forth in the Registration Statement, there are no actions, suits, or legal, administrative, or other proceedings or investigations pending or, to the Company's knowledge, threatened before any court, agency, or other tribunal to which the Company is a party or against or affecting any of the property, assets, businesses, or financial condition of the Company. The Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local or foreign court, department, agency, or instrumentality to which it is a party.

     2.7. Governmental Approvals: Third Party Consents. Except for certain filings required by federal and state securities laws, all consents, approvals, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any federal or state governmental authority, and all consents, approvals or authorizations of any third party required in connection with the execution of the Preferred Stock Agreement and the performance of the transactions contemplated thereby (including the issuance and sale of the Shares and Conversion Shares) have been obtained by the Company or shall be obtained prior to the Closing or the Additional Share Closing, as applicable. The Company has, or has rights to acquire, all licenses, permits, and other similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and it is not in default in any material respect under any of such licenses, permits or other similar authority.

     2.8. Offering Valid. Assuming the accuracy of the representations and warranties of Purchasers contained in Section 3 hereof, the offer, sale, and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified or are exempt from registration and qualification under the registration, permit, or qualification requirements of all applicable state securities laws.

     2.9. Disclosure. All information relating to or concerning the Company and its subsidiaries set forth in this Agreement or provided to the Purchasers in writing in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information contained within any of the foregoing related to future events, or the projected future financial performance of the Company, including any financial projections, or descriptions of potential strategic or business relationships between the Company and third parties.

     2.10. No Integrated Offering. Neither the Company, any of its affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Shares being offered hereby under the Securities Act or cause this offering of Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable stockholder approval provisions.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

Each Purchaser hereby represents and warrants to the Company as follows:

     3.1.  Requisite Power and Authority.

           (a) If the Purchaser is an individual, the Purchaser has all requisite power and authority under all application provisions of law to execute and deliver this Agreement and to carry out the provisions hereof.

           (b) If the Purchaser is a corporation, limited liability company, or limited partnership, the Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company, partnership or corporate power and authority to own its assets and operate its business. If the Purchaser is a corporation, limited liability company, or limited partnership, the Purchaser has all necessary corporate, limited liability company, or partnership power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out the provisions hereof. All action on Purchaser's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing or the Additional Share Closing, as applicable.

           (c) Upon its execution and delivery, this Agreement will be a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) applicable law related to the enforceability of the indemnification provisions set forth in Section 5 of this Agreement.

     3.2. Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares and/or the Conversion Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. Each Purchaser, as to itself, hereby represents and warrants to the Company as follows:

           (a) Acquisition for Own Account. Purchaser is acquiring the Shares for the Purchaser's own account for investment purposes only, and not with a view towards their distribution.

           (b) Accredited Investor Purchaser represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act.

           (c) Company Information. Purchaser has had an opportunity to ask questions of, and receive answers from, directors, officers and management of the Company relating to the Company's business, management, and financial affairs and to the terms and conditions of this investment. Purchaser has had a chance to review the Registration Statement provided to the Purchaser.

           (d) Rule 144. Purchaser acknowledges and agrees that the Shares and/or the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company; the resale occurring not less than one year after a party has purchased and paid for the security to be sold; the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Act); and the number of securities being sold during any three-month period not exceeding specified limitations.

           (e) Residence. The residence of Purchaser (if an individual), or the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser as stated on the signature pages hereto.

SECTION 4: CONDITIONS TO CLOSING.

     4.1. Conditions to Purchasers' Obligations at the Closing. Purchasers' obligations to accept the Shares at the Closing, or the Additional Shares at the Additional Share Closing, are subject to the satisfaction, at or prior to the Closing or the Additional Share Closing, as applicable, of the following conditions:

           (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects as of the Closing or the Additional Share Closing, as applicable, with the same force and effect as if they had been made as of the Closing Date or the Additional Share Closing Date, as applicable, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing or the Additional Share Closing, as applicable.

           (b) Legal Investment. On the Closing Date or the Additional Share Closing Date, as applicable, the issuance of the Shares, and the proposed issuance of the Conversion Shares, shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

           (c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Preferred Stock Agreement (except for such as may be properly obtained subsequent to the Closing or the Additional Share Closing, as applicable).

           (d) Filing of Designation. The Designation shall have been filed with the Secretary of State of the State of Delaware.

           (e) Corporate Documents. The Company shall have delivered to Purchasers or their counsel, copies of all corporate documents of the Company, as Purchasers shall have reasonably requested.

           (f) Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

           (g) Closing Certificates. The Company shall have delivered to
Purchasers:

                    (i) a certificate of the Secretary of the Company dated as of the Closing Date, or the Additional Share Closing Date, as applicable, certifying as to the incumbency of the officers of the Company executing the Agreement and attaching thereto a copy of the Designation, as filed with the Secretary of State of the State of Delaware and a copy of the resolutions or consent of the board of directors of the Company authorizing and approving the Company's execution, delivery and performance of this Agreement and the filing of the Designation; and

                    (ii) a certificate, executed by the Chief Executive Officer of the Company as of the Closing Date, or the Additional Share Closing Date, as applicable, certifying as to the fulfillment of all of the conditions of Purchasers' obligations under this Agreement.

           (h) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing or the Additional Share Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchasers and their special counsel, and Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

    4.2. Conditions to Obligations of the Company at Closing. The Company's obligation to issue the Shares at the Closing, or the Additional Share Closing, as applicable, is subject to the satisfaction, on or prior to the Closing, of the following conditions:

           (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by Purchasers in Section 3 hereof shall be true and correct in all material respects at the Closing or the Additional Share Closing, as applicable, with the same force and effect as if they had been made on and as of the Closing Date or the Additional Share Closing Date, as applicable, and Purchasers shall have performed all obligations and conditions herein required to be performed or observed by Purchasers on or prior to the Closing or the Additional Share Closing, as applicable.

           (b) Filing of Designation. The Designation shall have been filed with the Secretary of State of the State of Delaware.

           (c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Preferred Stock Agreement (except for such as may be properly obtained subsequent to the Closing or the Additional Share Closing, as applicable).

SECTION 5: COVENANTS OF THE PARTIES FOR THE REGISTRATION PERIOD.

     5.1.  Covenants of the Company to Register the Conversion Shares.

           (a) The Company shall file with the SEC, on or prior to the date which is one hundred and twenty (120) days after the Closing a registration statement on Form S-1 (or, if Form S-1 is not then available, on such form of registration statement as is then available, to effect a registration (the "New Registration Statement") of all of the shares covering the resale of the Registrable Securities (as defined below). The New Registration Statement (and each amendment or supplement thereto and each request for acceleration of effectiveness thereof) shall be provided to (and subject to the review by) the Purchasers and a single firm of counsel designated by the Purchasers (the "Purchasers' Counsel") at least five business days prior to its filing or other submission in the case of the New Registration Statement, and at least two business days prior to its filing (or such lesser time as may be necessary) in the case of each amendment or supplement thereto.

           (b) "Registrable Securities" means the Conversion Shares and any shares of capital stock issued or issuable, from time to time (with any adjustments), as a distribution or in exchange for or otherwise with respect to the foregoing; provided, however, that Registrable Securities shall not include any such Registrable Securities that (i) have previously been registered pursuant to the Securities Act, (ii) are eligible for public resale under Rule 144(k) under the Securities Act, or (iii) are eligible for public resale under the Securities Act pursuant to an exemption from registration under the Securities Act.

           (c) The Purchasers may offer and sell the Registrable Securities pursuant to the New Registration Statement in an underwritten offering. In any such underwritten offering, the Purchasers who hold a majority in interest of the Registrable Securities subject to such underwritten offering, shall have the right to select the Purchasers' Counsel and an investment banker or bankers and manager or managers to administer the offering, which investment banker or bankers or manager or managers shall be reasonably satisfactory to the Company. In the event that any Purchasers elect not to participate in such underwritten offering, the New Registration Statement covering all of the Registrable Securities shall contain appropriate plans of distribution reasonably satisfactory to the Purchasers participating in such underwritten offering and the Purchasers electing not to participate in such underwritten offering (including, without limitation, the ability of nonparticipating Purchasers to sell from time to time and at any time during the effectiveness of such New Registration Statement).

           (d) In connection with the registration of the Registrable Securities, the Company has the following obligations:

                    (i) The Company will prepare and file with the SEC, on or before 120 days following the Closing, the New Registration Statement, and will use its best efforts to cause such New Registration Statement to become effective as soon as practicable after such filing. The Company will keep such New Registration Statement effective pursuant to Rule 415 at all times until the earlier of (A) the date on which all of the Registrable Securities (in the reasonable opinion of counsel to the Purchasers) may be immediately sold to the public without registration or restriction pursuant to Rule 144(k) under the Securities Act and (B) such time as all the Registrable Securities have been sold (the "Registration Period").

                    (ii) The Company will prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the New Registration Statement and the prospectus used in connection with the New Registration Statement as may be necessary to keep the New Registration Statement effective at all times during the Registration Period and, during such period, will comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the New Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the New Registration Statement.

                            The Company will furnish to each Purchaser whose
Registrable Securities are included in the New Registration Statement and to Purchasers' Counsel promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of the New Registration Statement and any amendments thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto. At the request of any Purchaser, the Company will provide to that Purchaser (A) a copy of each letter written by or on behalf of the Company to the SEC or the staff of the SEC no later than the date of submission of such letter (including, without limitation, any request to accelerate the effectiveness of any New Registration Statement or amendments thereto), and, promptly upon receipt, each item of correspondence from the SEC or the staff of the SEC, in each case relating to the New Registration Statement (other than any portion, if any, thereof which contains information for which the Company has sought confidential treatment), and the Company will cooperate with each Purchaser in making all reasonable modifications requested by such Purchaser or Purchasers' Counsel to any portion of any letter or other correspondence from the Company to the SEC that addresses the transactions contemplated by this Agreement, (B) on or as soon as practicable after the date the New Registration Statement (or any amendments to the New Registration Statement) becomes effective (the "New Registration Effective Date"), a notice stating that the New Registration Statement or amendment has been declared effective, and (C) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as such Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Purchaser.

                    (iv) The Company will use its best efforts to (A) register and qualify the Registrable Securities covered by the New Registration Statement under the securities or "blue sky" laws of those jurisdictions in the United States as each Purchaser who holds Registrable Securities being offered reasonably requests, (B) prepare and file in those jurisdictions any amendments (including post-effective amendments) and supplements to the registrations or qualifications as may be necessary to maintain the effectiveness of the registrations or qualifications during the Registration Period, (C) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (D) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in the requested jurisdictions; provided, however, that the Company will not be required in connection herewith or as a condition thereto to (V) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.1(d)(iv), (W) subject itself to general taxation in any such jurisdiction, (X) file a general consent to service of process in any such jurisdiction, (Y) provide any undertakings that cause the Company undue expense or burden, or (Z) make any change in its certificate of incorporation or bylaws, which in each case the board of directors of the Company determines to be contrary to the best interests of the Company and its stockholders.

                    (v) In the event that the Purchasers who hold a majority in interest of the Registrable Securities being offered in an offering select underwriters for the offering, the Company shall enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the underwriters of such offering.

                    (vi) As promptly as practicable after becoming aware of such event, the Company will notify each Purchaser by telephone or facsimile of the happening of any event of which the Company has knowledge and as a result of which the prospectus included in the New Registration Statement, as then in effect, includes an untrue statement or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and will use its best efforts promptly to prepare a supplement or amendment to the New Registration Statement to correct the untrue statement or omission and deliver the number of copies of any supplement or amendment to each Purchaser as the Purchaser may reasonably request.

                    (vii) The Company will use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of the New Registration Statement and, if such an order is issued, to obtain the withdrawal of the order at the earliest practicable date (including in each case by amending or supplementing such New Registration Statement) and to notify each Purchaser who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance of the order and its resolution (and if the New Registration Statement is supplemented or amended, deliver such number of copies of any supplement or amendment to each Purchaser as the Purchaser may reasonably request).

                    (viii) In the event of an underwritten offering, at the request of any Purchaser whose Registrable Securities are included in the Registration Statement, the Company shall furnish, on the New Registration Effective Date (A) an opinion, dated as of the New Registration Effective Date, from counsel representing the Company, addressed to the Purchaser in the form delivered to the underwriters, if any opinion is delivered to the underwriters and (B) a letter, dated as of the New Registration Effective Date, from the Company's independent certified public accountants in the form delivered to the underwriters, if any such "Comfort Letter" is delivered to the underwriters.

                    (ix) The Company will provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the New Registration Effective Date.

                    (x) The Company will cooperate with the Purchasers who hold Registrable Securities being offered and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing the Registrable Securities to be offered pursuant to the New Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the managing underwriter or underwriters, if any, or the Purchasers may reasonably request and registered in such names as the managing underwriter or underwriters, if any, or the Purchasers may request, and, within three (3) business days after the New Registration Effective Date, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Purchasers whose Registrable Securities are included in such New Registration Statement) an opinion of such counsel that such Registrable Securities have been registered under the Securities Act and that the restrictive legends on the certificates representing such Registrable Securities may be removed.

                    (xi) At the request of Purchasers who hold a majority-in-interest of the Registrable Securities, the Company will prepare and file with the SEC any amendments (including post-effective amendments) and supplements to the New Registration Statement and the prospectus used in connection with the New Registration Statement as are necessary to change the plan of distribution set forth in the New Registration Statement.

                    (xii) The Company will comply with all applicable laws related to the New Registration Statement and the offer and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including without limitation the Securities Act and the Exchange Act, and the rules and regulations promulgated by the SEC).

           (e) All reasonable expenses incurred by the Company or the Purchasers in connection with registrations, filings or qualifications pursuant to this
Section 5 (excluding brokers' fees, underwriting discounts and commissions, and similar selling expenses), including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, the fees and disbursements of counsel for the Company, and the fees and disbursements of Purchasers' Counsel, not in excess of $15,000, shall be borne by the Company.

     5.2. Covenants of The Purchasers Related to Registration. In connection with the registration of the Registrable Securities, the Purchasers shall have the following obligations.

           (a) The obligation of the Company under this Agreement to complete the registration of the Registrable Securities of a particular Purchaser is expressly conditioned on (i) the provision by the Purchaser to the Company of all information regarding itself, the Registrable Securities held by it, and the intended method of disposition of the Registrable Securities held by it as are reasonably required to effect the registration of such Registrable Securities and (ii) the execution by the Purchaser of all documents in connection with the registration as the Company may reasonably request. At least five (5) business days before the first anticipated filing date of the New Registration Statement the Company will notify each Purchaser of any information the Company requires from each such Purchaser.

           (b) Each Purchaser, by the Purchaser's acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the New Registration Statement, unless the Purchaser has notified the Company in writing of such Purchaser's election to exclude all of the Purchaser's Registrable Securities from the New Registration Statement.

           (c) In the event that Purchasers holding a majority in interest of the Registrable Securities being offered determine to engage the services of an underwriter, each Purchaser agrees to enter into and perform such Purchaser's obligations under an underwriting agreement, in usual and customary form, including, without limitation, indemnification and contribution obligations, with the underwriter(s) of such offering and the Company, and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities, unless such Purchaser has notified the Company in writing of the Purchaser's election not to participate in such underwritten distribution.

           (d) A Purchaser may not participate in any underwritten distribution under this Agreement unless the Purchaser (i) agrees to sell the Purchaser's Registrable Securities on the basis provided in any underwriting arrangements in usual and customary form entered into by Company, (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) agrees to pay its pro rata share of all underwriting discounts and commissions and any expenses in excess of those payable by the Company pursuant to Section 5.1(d).

     5.3.  Mutual Indemnification Related to Registration.

           (a) Indemnification by the Company. In the event of any registration of Registrable Securities under the Securities Act pursuant to this Agreement, to the full extent permitted by law, the Company agrees to indemnify each Purchaser, its affiliates, and their officers, directors, trustees, partners, employees, advisors and agents (including brokers or dealers acting on their behalf), and each person who controls the Purchaser (within the meaning of the Securities Act and the Exchange Act) against all losses, claims, damages, liabilities and expenses caused by (i) any violation by the Company of the Securities Act, the Exchange Act, any state securities or blue sky laws or any rule or regulation thereunder, or (ii) any untrue or allegedly untrue statement of material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any prospectus or preliminary prospectus contained therein or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (i) an untrue or allegedly untrue statement or omission or alleged omission resulted from information that the Purchaser furnished in writing to the Company expressly for use therein or (ii) an untrue statement or alleged untrue statement or omission or alleged omission that was contained in a preliminary prospectus and corrected in a final prospectus, and such seller failed to deliver a copy of the final prospectus, which was provided to seller in a timely manner and in accordance with the delivery requirements of the Securities Act. In connection with a firm or best efforts underwritten offering, to the extent customarily required by the managing underwriter, the Company will indemnify the underwriters, their officers and directors and each person who controls the underwriters (within the meaning of the Securities Act and the Exchange Act), to the extent customary in such agreements.

           (b) Indemnification by Purchasers. In connection with any registration statement, each participating Purchaser will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any registration statement or prospectus and each Purchaser agrees to indemnify, to the extent permitted by law, the Company, its directors, officers, trustees, partners, employees, advisors and agents (including brokers or dealers acting on their behalf), and each person who controls the Company (within the meaning of the Securities Act and the Exchange
Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or allegedly untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, but only to the extent that the untrue or allegedly untrue statement or omission or alleged omission is contained in or omitted from any information or affidavit the Purchaser furnished in writing to the Company expressly for use therein and only in an amount not exceeding the net proceeds received by the Purchaser with respect to securities sold pursuant to such registration statement. In connection with a firm or best efforts underwritten offering, to the extent customarily required by the managing underwriter, each participating Purchaser will indemnify the underwriters, their officers and directors and each person who controls the underwriters (within the meaning of the Securities Act and the Exchange Act), to the extent customary in such agreements.

           (c) Indemnification Proceedings. Any person entitled to indemnification under this Agreement will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in the indemnified party's reasonable judgment a conflict of interest may exist between the indemnified and indemnifying parties with respect to the claim, permit the indemnifying party to assume the defense of the claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party does not assume the defense, the indemnifying party will not be liable for any settlement made without its consent (but that consent may not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or will enter into any settlement (i) that does not include as an unconditional term thereof the claimant's or plaintiff's release of the indemnified party from all liability concerning the claim or litigation or (ii) that contains any admission of guilt on the part of any indemnified party. An indemnifying party who is not entitled to or elects not to assume the defense of a claim will not be under an obligation to pay the fees and expenses of more than one counsel in each applicable jurisdiction for all parties indemnified by the indemnifying party with respect to the claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between the indemnified party and any other indemnified party with respect to the claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of no more than one additional counsel for the indemnified parties.

           (d) Contribution. If the indemnification provided for in Section 5.3(a) or 5.3(b) is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, (the "Unindemnified Losses") then each party responsible for indemnification under
Section 5.3(a) or 5.3(b) shall contribute to the amount paid or payable by the indemnified party as a result of any Unindemnified Losses in the proportion appropriate to reflect the relative fault of the Company and the participating Purchasers in connection with the statements or omissions that resulted in the Unindemnified Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the participating Purchasers will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the participating Purchasers and the parties' relative intent, knowledge, and opportunity to correct the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact.

           The parties to this Agreement agree that it would not be just and equitable if contribution pursuant this Section 5.3(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding anything to the contrary in this Agreement, no Purchaser contributing pursuant to this Section 5.3(d) will be required to contribute any amount in excess of the lesser of (i) the net proceeds of the offering (before deducting expenses, if any) received by that Purchaser, less the amount of any damages that the Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and (ii) the proportion of the total losses, claims, damages, liabilities or expenses indemnified against equal to the proportion of the total amount of securities sold under such registration statement sold by the participating Purchaser. Notwithstanding any other provision of this Agreement, no person guilty of fraudulent misrepresentation (within the meaning of Section

11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 6. MISCELLANEOUS.

     6.1. Governing Law. This Agreement shall be governed by the laws of the State of Maryland as such laws are applied to agreements between Maryland residents entered into and performed entirely in Maryland, without reference to the law of conflicts, except that the Delaware General Corporation Law will govern as to matters of corporate law.

     6.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

     6.3. Entire Agreement. This Agreement, the Designation, Exhibits, Schedules, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     6.4. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6.5. Amendment. This Agreement may be amended or modified only upon the written consent of the Company, and the holders representing at least a majority of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted), except that Schedule 1 of this Agreement may be amended prior to the Closing Date to add or remove a Purchaser or change the number of Shares purchased by a Purchaser with the written consent of the Company and the affected Purchaser(s).

     6.6. Delays or Omissions. The failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. It is further agreed that any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     6.7. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given upon the earlier of receipt and:
(a) the day sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (b) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its principal place of business and to Purchasers at the addresses set forth on the signature pages hereto or at such other address as the Company or Purchaser may designate by ten days advance written notice to the other parties hereto pursuant to this Section 6.7.

     6.8. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     6.9. Counterparts. This Agreement may be delivered via facsimile and may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     6.10. Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

                      [Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.


                                   COMPANY:

                                   AVATECH SOLUTIONS, INC.


                                   By:
                                      ----------------------------------------
                                      Donald R. "Scotty" Walsh
                                      Chief Executive Officer


                                   PURCHASER:


                                   ------------------------------------------
                                   Signature


                                   ------------------------------------------
                                   Name and Title


                                   Address of Purchaser:

                                   ------------------------------------------

                                   ------------------------------------------

                                   ------------------------------------------

                                   SCHEDULE 1

                                                      Purchase
     Purchaser                  Shares                 Price
     ---------                -----------            ----------

1.   ____________________     ___________            __________

2.   ____________________     ___________            __________

3.   ____________________     ___________            __________

4.   ____________________     ___________            __________

5.   ____________________     ___________            __________

6.   ____________________     ___________            __________

7.   ____________________     ___________            __________

     TOTAL:                   ___________            __________

UNTIL      __, 2003, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION:

The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of the common stock being registered. Items marked with asterisks (*) are estimated fees as of the date of this filing.

Item                                                         Cost
----
     Accounting Fees                                         $15,000*

     Costs of Printing                                       $5,000*


     Legal Fees                                              $50,000


     Registration Fees                                       $234.63

     Federal Taxes                                           $0

     State Taxes and Fees                                    $0

     Trustees' and Transfer Agents' Fees                     $0

     Expenses Borne by Security Holder                       $0

     Premium on Indemnification Policy                       $0

ITEM 14: INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Delaware General Corporation Law, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

          Although Delaware General Corporation Law permits a corporation to indemnify any person referred to above against expenses (including attorney fees) that are actually and reasonably incurred by such person ("Expenses"), in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification for such expenses is only permitted to the extent that the Court of Chancery, or the court in which the action or suit was brought, determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the Court of Chancery, or such other court, deems proper.

          The determination, with respect to a person who is a director of officer at the time of such determination, as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

          Delaware General Corporation Law also provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding covered by the statute, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, Delaware General Corporation Law provides for the general authorization of advancements of a director's or officer's litigation expenses, subject to an undertaking by such person to repay any such advancement if such person is ultimately found not to have been entitled to reimbursement for such expenses and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Avatech's Restated certificate of incorporation provides that Avatech shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by Delaware General Corporation Law. Avatech also is authorized to secure insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, Avatech maintains liability insurance for the benefit of its directors and officers.

ITEM 15: RECENT SALE OF UNREGISTERED SECURITIES


                                                                                                   Terms of
                                 Number                                               Exemption    Exercise
                                   of                                     Purchase      from        (for          Use of
Date      Title/Class            Shares  Name of Purchaser                  Price    Registration  options)      Proceeds
----      -----------            ------  ------------------------------   --------   ------------  --------  ---------------
4/7/03    Series C Preferred     15,000  Dennis Oldorff Trustee for         25,350            4(2)    N/A    Working Capital
          Stock                          Dennis Oldorff Revocable Trust
4/7/03    Series C Preferred     14,792  Richard D. & Marlyce Larsen        25,000            4(2)    N/A    Working Capital
          Stock
4/7/03    Series C Preferred     14,792  Gary Loney                         25,000            4(2)    N/A    Working Capital
          Stock
4/7/03    Series C Preferred     14,792  Paul H. Feinberg & Cynthia Hind   $25,000            4(2)    N/A    Working Capital
          Stock
4/7/03    Series C Preferred     13,017  Vincent Arioso II                 $22,000            4(2)    N/A    Working Capital
          Stock
4/7/03    Series C Preferred     28,906  Henry D. Felton                   $48,851            4(2)    N/A    Working Capital
          Stock
4/7/03    Series C Preferred     30,000  Robert M. Stafford Trustee for    $50,700            4(2)    N/A    Working Capital
          Stock                          Stafford Family Trust
4/7/03    Series C Preferred     14,792  Colonel Richard Singleton         $25,000            4(2)    N/A    Working Capital
          Stock
4/18/03   Series C Preferred     20,000  Vincent and Norma Arioso          $33,800            4(2)    N/A    Working Capital
          Stock
5/6/03    Series C Preferred      5,917  Evelyn Bukowitz                   $10,000            4(2)    N/A    Working Capital
          Stock
10/17/02  10% Convertible Notes  ______  Victor & Nancy Frenkil            $50,000            4(2)    N/A    Working Capital
7/9/02    10% Convertible Notes  ______  Raloid Corp.                      $25,000            4(2)    N/A    Working Capital
11/6/02   10% Convertible Notes  ______  Myles Wittenstein                 $50,000            4(2)    N/A    Working Capital



All past sales of Registrant's Series C Preferred Stock were made in reliance upon the exemption in Section 4(2) of the Securities Act of 1933 for sales to accredited investors only. The Commission has asserted that the filing of a registration statement covering resales of the common stock into which the Series C Convertible Preferred Stock is convertible (even though a shelf registration with no distribution of a preliminary prospectus and, therefore, no offers to resell common stock having been made) may have constituted "general advertising," thereby precluding the registrant's reliance on the section 4(2) exemption. The registrant offered each purchaser to date the right to rescind his purchase and all elected not to do so. All sales of 10% Convertible Notes were made in reliance upon the Section 4(2) exemption for sales to "accredited investors" only.


ITEM 16: EXHIBITS AND FINANCIAL SCHEDULES

(a)    EXHIBITS


EXHIBIT                                                                                                     PAGE NO./
  NO.    EXHIBIT DESCRIPTION                                                                               (REFERENCE)
  2.1    Agreement and Plan of Merger                                                                          (S)

  3.1    Restated Certificate of Incorporation                                                                 (SB)

  3.2    First Amendment to Restated Certificate of Incorporation                                              (SB)

  3.3    Reverse Split Amendment to Restated Certificate of Incorporation                                      (S)

  3.4    Amendment of PlanetCAD's Certificate of Incorporation to change the name of PlanetCAD Inc. to
         Avatech Solutions, Inc.                                                                               (S)

  3.5    Certificate of Designation, Preferences and Rights of Series A Junior Participating
         Preferred Stock                                                                                       (A)

  3.6    Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock            (K1)

  3.6A   Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock            (P)

  3.7    By-Laws                                                                                               (SB)

  5.1    Opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. regarding the legality of the shares        (P)
         of common stock being registered

  10.01  Autodesk Authorized Channel Partner Agreement by and among Avatech Solutions, Inc. and                (S)
         Autodesk, Inc. effective as of February 1, 1997 and as later amended on February 1, 2002

  10.02  Bentley Reseller Agreement by and among Avatech Solutions, Inc. and Bentley Systems,                 (S, T)
         Incorporated dated June 11, 2001 and as later amended on March 15, 2002

EXHIBIT                                                                                                     PAGE NO./
  NO.    EXHIBIT DESCRIPTION                                                                               (REFERENCE)
  10.03  CIT Revolving Line of Credit Agreement by and among CIT Group/Business Credit, Inc. and Avatech       (S)
         Solutions, Inc. and its subsidiaries dated October 25, 2000, in the amount up to $4,000,000

  10.04  Warrant to purchase up to 16,213 shares of Common Stock issued by Avatech to CIT Group/Business       (S)
         Credit, Inc. dated October 25, 2000

  10.05  Warrantholders Rights Agreement by and among CIT Group/Business Credit, Inc. and Avatech              (S)
         Solutions, Inc. and its subsidiaries dated October 25, 2000

  10.06  Autodesk Loan Agreement by and among Autodesk, Inc. and Avatech Solutions, Inc. and its              (SA2)
         subsidiaries dated January 25, 1999

  10.07  Autodesk Subordination Agreement by and among Autodesk, Inc., Avatech Solutions, Inc. and its         (S)
         subsidiaries, and CIT Group/Business Credit, Inc., dated October 25, 2000

  10.08  Master Lease Agreement by and between Allstate Leasing, Inc. and Avatech Solutions, Inc. dated        (S)
         July 17, 2001

  10.09  Form of 10% Subordinated Note with attached Warrant issued by Avatech Solutions, Inc. to              (S)
         certain note holders in connection with Avatech Solutions, Inc.'s 1998 $2,600,000 Subordinated
         Debt Offering

  10.10  Avatech Solutions Subsidiary, Inc. 1998 Stock Option Plan                                             (S)

  10.11  Avatech Solutions Subsidiary, Inc. 2000 Stock Option Plan                                             (S)

  10.12  2002 Stock Option Plan                                                                                (S)

  10.13  Restricted Stock Award Plan (included in Annex A)                                                     A-1

  10.14  Avatech Solutions, Inc. Stockholders' Agreement by and among Avatech Solutions, Inc. and              (S)
         certain stockholders of Avatech Solutions, Inc. who acquired shares of Avatech Solutions, Inc.
         common stock under Avatech Solutions, Inc.'s terminated employee stock purchase plan

  10.15  Severance Agreement dated February 26, 1998, and made effective January 1, 1998, by and between       (S)
         Avatech Solutions, Inc. and Henry D. Felton

  10.16  Severance Agreement dated February 27, 1998, and made effective January 1, 1998, by and between      (S,T)
         Avatech Solutions, Inc. and V. Joel Nicholson

  10.17  Letter Agreement dated July 25, 2000, by and between Avatech Solutions, Inc. and A. Gary Rever        (S)

  10.18  Settlement Agreement between Autodesk and Avatech Solutions, Inc. dated August 14, 2002              (SA3)

  10.19  Senior Subordinated Promissory Note, principal amount $500,000.00, issued by Avatech Solutions,      (SA2)
         Inc. in favor of PlanetCAD Inc

  10.20  Senior Subordinated Promissory Note, principal amount $500,000.00, issued by Avatech Solutions,      (SA2)
         Inc. in favor of W. James Hindman

EXHIBIT                                                                                                     PAGE NO./
  NO.    EXHIBIT DESCRIPTION                                                                               (REFERENCE)
  10.21  Subordination Agreement by and among PlanetCAD Inc., Avatech Solutions, Inc., Technical              (K2)
         Learningware Company, Inc. and CIT Group/Business Credit, Inc. dated August 14, 2002

  10.22  Subordination Agreement by and among W. James Hindman, Avatech Solutions, Inc., Technical            (SA2)
         Learningware Company, Inc. and CIT Group/Business Credit, Inc. dated August 13, 2002

  10.23  Change in Control Agreement between PlanetCAD and David Hushbeck dated November 2001, as amended     (SA3)

  10.24  Change in Control Agreement between PlanetCAD and Joy Godesiabois dated November 2001, as            (SA3)
         amended

  10.25  Employment Agreement by and between Donald R. "Scotty" Walsh and Avatech Solutions, Inc. dated       (P)
         December 2, 2002

  10.26  Autodesk Authorized Channel Partner Agreement by and among Avatech Solutions, Inc. and               (P)
         Autodesk, Inc. effective as of February 1, 2003.

  10.27  Employment Agreement by and between Eric L. Pratt and Avatech Solutions, Inc. dated April 15, 2003   E - 1

  10.28  Employment Agreement by and between Debra Keith and Avatech Solutions, Inc. dated April 4, 2003      E - 6

  10.29  Consulting Agreement by and among V. Joel Nicholson and Avatech Solutions, Inc. effective as of      E-11
         June 1, 2003

  15.1   Letters regarding unaudited interim financial information (included with financial statement         II - 5
         schedules)

  21.1   Subsidiaries of the Registrant                                                                        (P)

  23.1   Consent of Ernst & Young LLP                                                                         E - 16

  23.2   Consent of Walpert and Wolpoff, LLP                                                                   (P)

  23.3   Consent of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (included in Exhibit 5.1)                   (P)

  24.1   Power of attorney (included on signature page)                                                        (P)

  99.1   Current Report on Form 8-K filed on January 31, 2003                                                  (K3)

  99.2   Preferred Stock Purchase Agreement (Annex C)                                                          (P)

  99.3   Current Report on Form 8-K filed on February 19, 2003                                                 (K4)

  99.4   Current Report on Form 8-K filed on March 4, 2003                                                     (K5)

  99.5   Current Report on Form 8-K filed on April 16, 2003                                                    (K6)


----------

A Incorporated by reference to the Registrant's Registration Statement on Form 8-A, filed on March 11, 2002.

K1 Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on May 28, 2002.

K2 Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on August 21, 2002.

K3 Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on January 31, 2003.


K4 Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on February 19, 2003.

K5 Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on March 4, 2003.

K6 Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on April 16, 2003.



P     Previously Filed.


S Incorporated by reference to the Registrant's form S-4 filed on May 30, 2002.

SA2 Incorporated by reference to the Registrant's amended form S-4 filed on September 13, 2002.

SA3 Incorporated by reference to the Registrant's amended form S-4 filed on September 27, 2002.

SB Incorporated by reference to the Registrant's registration statement on form SB-2 filed on November 21, 2000.

T     Terminated.

(b)    FINANCIAL STATEMENT SCHEDULES

Schedule II     Valuation and Qualifying Accounts

        REPORTS OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES

The Board of Directors and Stockholders
Avatech Solutions, Inc.

          We have audited the consolidated financial statements of Avatech Solutions, Inc. as of June 30, 2002 and for the year then ended, and have issued our report thereon dated September 3, 2002 (except Note 3 and 14, as to which the date is March 10, 2003) (included elsewhere in this Registration Statement). Our audit also included the 2002 amounts included in the financial statement schedule responsive to Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

          In our opinion, the 2002 amounts in the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                       /s/ Ernst & Young LLP

Baltimore, Maryland
September 3, 2002

The Board of Directors and Stockholders
Avatech Solutions, Inc.

          We have audited the consolidated financial statements of Avatech Solutions, Inc. as of June 30, 2001 and 2000 and for the years then ended, and have issued our report thereon dated October 3, 2001 (except Note 3 and 14, as to which the date is March 10, 2003) (included elsewhere in this Registration Statement). Our audit also included the 2001 and 2000 amounts included in the financial statement schedule responsive to Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

          In our opinion, the 2001 and 2000 amounts in the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                       /s/ Walpert & Wolpoff, LLP

Baltimore, Maryland
October 3, 2001

Avatech Solutions, Inc. and Subsidiaries Valuation and Qualifying Accounts


                                                                         Additions
                                                                         ---------
                                                                                Charged to
                                                    Balance at    Charged to      other
                                                     beginning     costs and      accounts      Deductions       Balance at
Description                                          of period     expenses     - describe     - describe      end of period
Year Ended June 30, 2002:
   Deducted from assets accounts:
       Allowance for doubtful accounts: ........    $  212,000    $   76,000    $        -    $  (176,000)/1/  $     112,000
Year Ended June 30, 2001:
   Deducted from assets accounts:
       Allowance for doubtful accounts: ........    $  282,000    $    7,000    $        -    $  (77,000)/1/   $     212,000
Year Ended June 30, 2000:
   Deducted from assets accounts:
       Allowance for doubtful accounts: ........    $   83,000    $  289,000    $        -    $  (90,000)/1/   $     282,000

/1/ Uncollectible accounts written off, net of recoveries.

ITEM 17: UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  c. To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold t the termination of the offering.

          4. The undersigned registrant hereby undertakes to deliver or cause to be delibered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus in sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this First Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland on June 4, 2003.


                             AVATECH SOLUTIONS, INC.


                             By:    /s/ Donald R. Walsh
                                   ---------------------------------
                                   Donald R. "Scotty" Walsh
                                   Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this First Amendment to Registration Statement on Form S-1 has been signed on June 4, 2003 by the following persons in the capacities indicated:



Name                                      Title                                  Date
----                                      -----                                  ----
 /s/ Donald Walsh                         Chief Executive Officer and Director   June 4, 2003
-------------------------------------
 Donald "Scotty" Walsh


 /s/  Gary Rever                          Chief Financial Officer                June 4, 2003
-------------------------------------
 Gary Rever


 /s/  W. James Hindman                    Chairman of the Board                  June 4, 2003
-------------------------------------
 W. James Hindman
 By: Gary Rever, Attorney-in-Fact

 /s/ Hank Felton                          Vice Chairman of the Board             June 4, 2003
-------------------------------------
 Hank Felton
 By: Gary Rever, Attorney-in-Fact

 /s/ Eugene J. Fischer                    Director                               June 4, 2003
-------------------------------------
 Eugene J. Fischer
 By: Gary Rever, Attorney-in-Fact

 /s/ James A. Fanella                     Director                               June 4, 2003
-------------------------------------
 James A. Fanella
 By: Gary Rever, Attorney-in-Fact

 /s/ John W. Sasser                       Director                               June 4, 2003
-------------------------------------
 John W. Sasser
 By: Gary Rever, Attorney-in-Fact

/s/ Gary Rever
-------------------------------------
Gary Rever


                                     II - 8